Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-259797 and 333-257440

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated October 7, 2021)

Rocket Lab USA, Inc.

16,266,666 Shares of Common Stock Underlying Warrants

5,600,000 Warrants by the Selling Securityholders

417,404,393 Shares of Common Stock by the Selling Securityholders

This prospectus supplement is being filed to update and supplement the information contained in the combined prospectus dated October 7, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statements on Form S-1 (Registration Nos. 333-259797 and 333-257440). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 15, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and public warrants are listed on the Nasdaq Capital Market under the symbols “RKLB” and “RKLBW,” respectively. On November 12, 2021, the last reported sales price of our common stock was $14.37 per share and the last reported sales price of our public warrants was $5.03 per warrant.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 9 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 15, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 15, 2021

Rocket Lab USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39560	98-1550340
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3881 McGowen Street Long Beach, California	90808
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 465-5737

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RKLB	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of common stock, $0.0001 par value	RKLBW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On November 15, 2021, Rocket Lab USA, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Platinum Merger Sub, Inc. (“Merger Sub”), Planetary Systems Corporation (“PSC”), and Michael Whalen as shareholder representative, which provides for, among other things, the merger of Merger Sub with and into PSC, with PSC being the surviving corporation of the merger and a direct, wholly owned subsidiary of the Company. Pursuant to the terms of the Merger Agreement, all of the issued and outstanding shares of PSC will be cancelled in exchange for aggregate consideration of up to approximately $42 million in cash, 1,720,841 shares of the Company’s common stock, and up to 956,023 shares of the Company’s common stock that are subject to a performance based earn-out, subject to customary adjustments at closing for cash, working capital, transaction expenses and indebtedness, and amounts held back by the Company (the “Acquisition”). The Merger Agreement contains representations, warranties and indemnification provisions customary for transactions of this kind. In connection with the Acquisition, the Company has entered into customary offer letters or employment agreements with certain key employees of PSC. The Company has also agreed to file a resale registration statement with respect to the common stock issued or issuable in the Acquisition prior to the six-month anniversary of the date of the Merger Agreement. The transactions contemplated by the Merger Agreement are expected to close in the Company’s fourth quarter of 2021.

The foregoing summary of the terms of the Merger Agreement does not purport to be complete and is subject to and qualified in its entirety by the full text of the Merger Agreement which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.01 Results of Operations and Financial Condition

On November 15, 2021, Rocket Lab USA, Inc. issued a press release announcing financial results for the three and nine months ended September 30, 2021. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K, and a copy of the related investor presentation to be used on a conference call with investors is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information set forth under this Item 2.02 and in Exhibits 99.1 and 99.2 is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is not to be incorporated by reference into any filing of the registrant under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in any such filing, except as shall be expressly set forth by specific reference in such a filing.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The common stock consideration to be issued in connection with the Acquisition (including any shares issued upon the satisfaction of the performance based earn-out) will be issued in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D thereunder, as a transaction by an issuer not involving a public offering.

Item 7.01 Regulation FD Disclosure

On November 15, 2021, the Company issued a press release announcing the entry into the Merger Agreement. A copy of the press release is attached hereto and furnished herewith as Exhibit 99.3.

The information set forth under this Item 7.01 and in Exhibits 99.3 is not being filed for purposes of Section 18 of the Exchange Act and is not to be incorporated by reference into any filing of the registrant under the Securities Act or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in any such filing, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Agreement and Plan of Merger, by and among Rocket Lab USA, Inc., Platinum Merger Sub, Inc., Planetary Systems Corporation, and Michael Whalen as shareholder representative, dated November 15, 2021.

99.1	Press Release of Rocket Lab USA, Inc., dated November 15, 2021, announcing the results for the third quarter ended September 30, 2021.

99.2	Investor Presentation, dated November 15, 2021.

99.3	Press Release of Rocket Lab USA, Inc., dated November 15, 2021, announcing Planetary Systems Corporation acquisition.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the staff of the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2021	Rocket Lab USA, Inc.

	By:	/s/ Adam Spice
Adam Spice
Chief Financial Officer

Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ROCKET LAB USA, INC.,

PLATINUM MERGER SUB, INC.

PLANETARY SYSTEMS CORPORATION

AND

MICHAEL WHALEN, AS SHAREHOLDER REPRESENTATIVE

NOVEMBER 15, 2021

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

List of Exhibits

Exhibit A	Form of Voting and Support Agreement**
Exhibit B	Form of Restrictive Covenant Agreement**
Exhibit C	Plan of Merger**
Exhibit D	Support Agreement**
Exhibit E	Lockup Agreement**
Exhibit F	Letter of Transmittal**
Exhibit G	Stock Holdback Agreement**

List of Schedules

Schedule 1	Calculation of Working Capital**
Schedule 5.1(c)(x)	Capital Expenditures**
Schedule 5.1(c)(xiii)	Employee Benefit Plans; New Hires; Pay Increases**
Schedule 5.1(c)(xiv)	Severance Arrangements and Terminations**
Schedule 6.14(a)	Contractual Right to Indemnification**
Schedule 7.2(g)	Third Party Consents**
Schedule 9.1(a)(x)	Special Indemnifications**

**	These exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made and entered into as of November 15, 2021 (the “Agreement Date”), by and among Rocket Lab USA, Inc., a Delaware corporation (“Parent”), Platinum Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Planetary Systems Corporation, a District of Columbia corporation (the “Company”), and Michael Whalen, an individual, solely in his capacity as the representative of the Company Shareholders (“Shareholder Representative”).

RECITALS

A. The Company is engaged in the Company Business.

B. The parties intend for Parent to acquire the Company, on the terms and subject to the conditions set forth in this Agreement

C. In furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Business Organizations Code of the District of Columbia (the “DC Code”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, and each outstanding share of the Company’s common stock, par value $1.00 per share (the “Company Common Stock”; each share of Company Common Stock a “Share” and, collectively, the “Shares”) (other than the Cancelled Shares and the Dissenting Shares) will be converted into the right to receive the Merger Consideration;

D. The Board of Directors of the Company (the “Company Board”) has unanimously: (i) determined that it is in the best interests of the Company and the holders of shares of the Company Common Stock (the “Company Shareholders”), and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (ii) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the Company Shareholders;

E. The respective Boards of Directors of Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have each unanimously: (i) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective stockholders, as applicable, and declared it advisable, to enter into this Agreement; and (ii) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

F. The parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger;

G. Concurrently with the execution of this Agreement, and as a condition and inducement for Parent and Merger Sub to enter into this Agreement, certain Company Shareholders have entered into and delivered voting and support agreements in substantially the form attached hereto as Exhibit A (the “Voting and Support Agreements”);

H. Prior to delivery of this Agreement, and as a condition and inducement for Parent’s willingness to have entered into this Agreement, each Key Employee has executed and delivered to Parent the Restrictive Covenants Agreement in the form attached hereto as Exhibit B (each, a “Restrictive Covenants Agreement”) in each case, to become effective upon the Closing; and

I. Prior to delivery of this Agreement, and as a condition and inducement for Parent’s willingness to have entered into this Agreement, each Key Employee has executed and delivered to Parent an offer letter or employment agreement and an invention disclosure, confidentiality, and proprietary rights agreement with Parent or one of its Affiliates (as determined by Parent in its sole discretion), in each case, to become effective upon the Closing (the “Key Employee Agreements”).

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“2022 Achieved Earnout Amount” has the meaning set forth in Section 2.12(b)(viii).

“2022 Earnout Base Revenue” has the meaning set forth in Section 2.12(b)(x).

“2022 Earnout Maximum Consideration” has the meaning set forth in Section 2.12(b)(xi).

“2022 Earnout Period” has the meaning set forth in Section 2.12(b)(i).

“2022 Earnout Revenue Target” has the meaning set forth in Section 2.12(b)(xii).

“2023 Achieved Earnout Amount” has the meaning set forth in Section 2.12(b)(xiii).

“2023 Earnout Base Revenue” has the meaning set forth in Section 2.12(b)(xv).

“2023 Earnout Maximum Consideration” has the meaning set forth in Section 2.12(b)(xvi).

“2023 Earnout Period” has the meaning set forth in Section 2.12(b)(ii).

“2023 Earnout Revenue Target” has the meaning set forth in Section 2.12(b)(xvii).

“401(k) Plan” has the meaning set forth in Section 7.2(l).

“409A Plan” has the meaning set forth in Section 3.19(u).

“ACA” has the meaning set forth in Section 3.20(h).

“Accounting Rules” means, collectively, (i) the rules, principles and methodology consistent with the illustrative calculation of Working Capital set forth on Schedule 1 (collectively, the “Agreed Principles”), (ii) the accounting principles, methods and practices used in preparing the Financial Statements (collectively, the “Historical Principles”) and (iii) GAAP, applied in a manner consistent with its application to the preparation of the Financial Statements (“Historical GAAP”); provided, that notwithstanding any provisions or concepts of GAAP, no developments or events taking place after the Effective Time shall be taken into account; provided, further, that in the event of any conflict among the Agreed Principles, the Historical Principles and Historical GAAP, then the Agreed Principles shall take precedence, followed by the Historical Principles, followed by Historical GAAP.

“Acquisition Proposal” has the meaning set forth in Section 5.2.

“Action” means any claim, action, cause of action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination, subpoena, summons, citation, notice of violation, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual 2022 Revenue” has the meaning set forth in Section 2.12(b)(ix).

“Actual 2023 Revenue” has the meaning set forth in Section 2.12(b)(xiv).

“Adjustment Holdback Amount” means $500,000.

“Affiliate” with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreed Principles” has the meaning set forth in the definition of Accounting Rules.

“Agreement” has the meaning set forth in the introductory paragraph.

“Agreement Date” has the meaning set forth in the introductory paragraph.

“Anti-Corruption/ AML Law” means, collectively, (i) the FCPA, the UK Bribery Act 1010, and any other applicable anti-corruption laws or regulations, and (ii) the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering statutes of all jurisdictions where the Company conducts business (or are otherwise applicable to the Company), the rules and regulations thereunder, and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Entity.

“Applicable Law” means, collectively, any applicable federal, state, provincial, foreign or local statute, law, ordinance, regulation, rule, code, order, judicial or arbitral or administrative or regulatory judgment, injunction, decision, or rule of law, including general principles of common law and equity.

“Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“Base Merger Consideration” means the sum of (a) the Cash Merger Consideration and (b) the Stock Merger Consideration (with the value of the Parent Shares calculated by multiplying the aggregate number of Parent Shares issued as Stock Merger Consideration by the Closing Parent Share Price).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Diego, California, the State of Maryland or the District of Columbia are authorized or required by Applicable Law to be closed for business.

“Cancelled Shares” has the meaning set forth in Section 2.6(b).

“Cap” has the meaning set forth in Section 9.1(d)(ii).

“Captive Sales” has the meaning set forth in Section 2.12(b)(iii).

“Cash Merger Consideration” means the portion of the Base Merger Consideration payable in cash to Company Shareholders pursuant to the terms of this Agreement, which shall be an amount equal to (a) $42,000,000 plus or minus (as applicable) (b) the Working Capital Adjustment Amount, and plus or minus (as applicable) (c) the Net Cash Adjustment Amount.

“Cash Ratio” means the quotient of (a) the Cash Merger Consideration divided by (b) the Base Merger Consideration.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended.

“Change of Control” means, with respect to a Person, the occurrence of any of the following events: (i) an acquisition of such Person by another Person by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of such Person), or (ii) a sale of all or substantially all of the assets of such Person, so long as in either case such Person’s stockholders of record immediately prior to such transaction will, immediately after such transaction, hold less than fifty percent (50%) of the voting power of the surviving or acquiring Person.

“Claim Notice” has the meaning set forth in Section 9.3(a).

“Claims” has the meaning set forth in Section 6.13(b).

“Claims Period” has the meaning set forth in Section 9.3(d).

“Closing” has the meaning set forth in Section 2.2.

“Closing Balance Sheet” has the meaning set forth in Section 2.14(a).

“Closing Certificate” has the meaning set forth in Section 2.14(a).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Cash” means an amount equal to the Company’s consolidated cash and cash equivalents (excluding restricted cash and security deposits) as of the Closing determined in accordance with the Accounting Rules.

“Closing Parent Share Price” means $10.46.

“Closing Purchase Price” means an amount equal to the Base Merger Consideration as set forth in the Estimated Closing Certificate.

“COBRA” has the meaning set forth in Section 3.20(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph.

“Company Board” has the meaning set forth in the Recital D.

“Company Business” means the operation of the business of the Company as currently conducted and as currently proposed by the Company to be conducted, including the design, manufacture and sale of mechanical systems used in the aerospace industry.

“Company Common Stock” has the meaning set forth in Recital C.

“Company Employee Plans” has the meaning set forth in Section 3.20(a).

“Company Fundamental Representations” has the meaning set forth in Section 9.1(b).

“Company Gross Margin” has the meaning set forth in Section 2.12(b)(iv).

“Company Gross Revenue” has the meaning set forth in Section 2.12(b)(v).

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means Intellectual Property owned by any Person other than Company that (i) is used by or licensed or sublicensed to the Company or (ii) for which Company has received from such Person a release, waiver, covenant not to sue or assert or other immunity from suit or similar contractual covenant.

“Company Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or in the aggregate, (x) is or is reasonably likely to be materially adverse to the financial condition, properties, assets, liabilities, business, operations, results of operations of the Company or (y) has or is reasonably likely to have a material adverse effect on the ability of the Company to consummate the Merger and the other transactions contemplated hereby; provided, however, that any Effect arising from the following shall not constitute a Company Material Adverse Effect: (i) general economic, political or business conditions or changes therein (including commencement, continuation or escalation of war, armed hostilities or national or international calamity, changes in interest or exchange rates or any governmental shutdown or slowdown) or any change generally affecting the industry of the Company, provided that such changes shall not have affected the target in a materially disproportionate manner as compared to other companies operating in the target’s line of business, (ii) any act of terrorism, similar calamity, national emergency, pandemic or war (whether or not declared) or any escalation or worsening of any of the foregoing, including the COVID-19 pandemic, (iii) changes in accounting principles or interpretation thereof, including GAAP, (iv) changes in any laws, rules, regulations, orders, enforcement policies or other binding directives issued by any Governmental Entity, (v) the availability or cost of equity, debt or other financing to Parent, (vi) the entry into or announcement of this Agreement or any Transaction Document, the pendency or consummation of the transactions contemplated hereby or thereby or the performance of this Agreement or any Transaction Document, including any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto, (vii) the compliance with the terms of this Agreement or any Transaction Document or the taking of any action (or the omission of any action) expressly required by this Agreement or any Transaction Document or taken (or omitted to be taken) with the written consent of Parent, or (viii) any act of God or natural disaster, (ix) any changes in geopolitical conditions.

“Company Owned Intellectual Property” means all Intellectual Property owned, purported to be owned (whether owned singularly or jointly with a third party or parties), filed by, held in the name of, or assigned to the Company as of the Agreement Date, including but not limited to Company Registered Intellectual Property.

“Common Per Share Cash Consideration” means the amount of cash payable in respect of the Common Per Share Consideration as set forth in the Estimated Closing Certificate, which shall be equal to the product of (a) the Common Per Share Consideration multiplied by (b) the Cash Ratio.

“Common Per Share Consideration” means the amount of Base Merger Consideration payable in respect of each share of Company Common Stock pursuant to the terms of this Agreement as set forth in the Estimated Closing Certificate, which amount shall be equal to the quotient of (a) the Base Merger Consideration divided by (b) the Fully Diluted Shares Outstanding.

“Common Per Share Stock Consideration” means the number of Parent Shares issuable in respect of the Common Per Share Consideration as set forth in the Estimated Closing Certificate, which shall be equal to the product of (a) the Common Per Share Consideration multiplied by (b) the Stock Ratio.

“Company Product(s)” means each and all services and products manufactured or developed (including services and products for which development is ongoing) by or on behalf of the Company, whether at any time in the past, as of the Agreement Date or currently under development.

“Company Registered Intellectual Property” means all Registered Intellectual Property that is included in the Company Owned Intellectual Property.

“Company Shareholders” has the meaning set forth in Recital D.

“Company Technology” means all Company Products and all other Technology owned by or licensed to the Company as of the Agreement Date or at any time in the past, or purported to be owned by or licensed to the Company as of the Agreement Date or at any time in the past, and that is used or was used by or on behalf of the Company in connection with the conduct of the Company Business.

“Company’s Current Facilities” has the meaning set forth in Section 3.18.

“Company’s Facilities” has the meaning set forth in Section 3.18.

“Confidentiality Agreement” has the meaning set forth in Section 6.2(a).

“Contract” means any contract, agreement or arrangement, whether written or oral.

“Copyrights” means all copyrights, copyrightable works and mask works (including all applications and registrations for each of the foregoing), and all other rights corresponding thereto throughout the world, including economic rights in copyrights.

“Cost Accounting Standards” means the Cost Accounting Standards promulgated by the U.S. Cost Accounting Standards Board.

“D&O Tail Policy” has the meaning ascribed to it in Section 6.14(c).

“Damages” has the meaning set forth in Section 9.1(a).

“DC Code” has the meaning set forth in Recital C.

“DGCL” has the meaning set forth in Recital C.

“Disability” means, with respect to an employee, such employee’s inability, due to physical or mental incapacity, to perform the essential functions of his or her job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period. Any question as to the existence of the employee’s Disability as to which the employee and the Parent cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the employee and the Parent. The determination of Disability made in writing to the Parent and the employee shall be final and conclusive for all purposes of this Agreement.

“Disclosure Schedule” has the meaning set forth in Section 3.

“Disputed Items” has the meaning set forth in Section 2.14(b).

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Draft Earnout Report” has the meaning set forth in Section 2.12(c)(i).

“Earnout Acceleration Event” has the meaning set forth in Section 2.12(b)(xviii).

“Earnout Period” has the meaning set forth in Section 2.12(b)(vi).

“Earnout Revenue” has the meaning set forth in Section 2.12(b)(vii).

“Effect” has the meaning set forth in the definition of Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 2.2.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, right of first negotiation, equitable interest, preemptive right, community property interest, title retention or title reversion agreement, prior assignment, or any other encumbrance or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the transfer or licensing of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” means any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials, including CERCLA and the RCRA.

“ERISA” has the meaning set forth in Section 3.20(a).

“ERISA Affiliate” has the meaning set forth in Section 3.20(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.8(a)(iii).

“Estimated Closing Certificate” has the meaning set forth in Section 2.8(a).

“Estimated Net Cash” means the estimated Net Cash as reflected in the Estimated Closing Certificate and on the Estimated Closing Balance Sheet.

“Estimated Working Capital” means the estimated Working Capital as reflected in the Estimated Closing Certificate and on the Estimated Closing Balance Sheet.

“Expense Fund” has the meaning set forth in Section 2.11(c).

“Expiration Date” has the meaning set forth in Section 9.1(b).

“FAR” means the U.S. Federal Acquisition Regulations.

“FCPA” means the U.S. Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq.

“Final Earnout Report” has the meaning set forth in Section 2.12(c)(iii)

“Final Net Cash” means the Net Cash as of the Closing Date in accordance with Sections 2.14(a) and 2.14(b).

“Final Revenue Report” has the meaning set forth in Section 2.12(c)(iii)

“Final Working Capital” means the Working Capital as of the Closing Date in accordance with Sections 2.14(a) and 2.14(b).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“FMLA” has the meaning set forth in Section 3.20(h).

“Fraud” means common law fraud under the laws of the State of Delaware.

“Fully Diluted Shares Outstanding” means the number of shares of Company Common Stock outstanding immediately prior to the Closing.

“GAAP” means United States generally accepted accounting principles.

“Government Bid” means any outstanding bid, quotation, proposal or grant application by the Company which, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any Contract (including any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery or task order, grant, cooperative agreement, awards under the Small Business Innovation Research or Small Business Technology Transfer programs, change order or other arrangement of any kind in writing) entered into by the Company with any Governmental Entity or with any prime contractor or upper-tier subcontractor that by its terms relates to or identifies a Contract where any Governmental Entity is a party thereto by which the Company has agreed to provide goods or services (including one or more licenses) to such Governmental Entity, prime contractor, or upper-tier subcontractor or to any third party (including the public) on behalf of such Governmental Entity, prime contractor or upper-tier subcontractor.

“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Government Involvement” has the meaning set forth in Section 3.9(i).

“Government Officials” has the meaning set forth in Section 3.25(a)(iii).

“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 and the regulations promulgated thereunder.

“Historical GAAP” has the meaning set forth in the definition of Accounting Rules.

“Historical Principles” has the meaning set forth in the definition of Accounting Rules.

“Holdback Amount” means, collectively, the Adjustment Holdback Amount and the Indemnity Holdback Amount.

“Indebtedness” means (i) all indebtedness of the Company for borrowed money (other than current trade payables incurred in the ordinary course of business consistent with past practices), (ii) all long or short term debt obligations of the Company evidenced by notes, bonds, debentures or similar instruments, (iii) all capital lease obligations, (iv) all obligations of the Company under any currency, interest rate or other hedging agreement or arrangement, (v) any obligations secured by a lien on the assets of the Company (other than a Permitted Encumbrance), (vi) all direct and indirect guarantees made by the Company with respect to the foregoing clauses (i) through (v), (vii) all reimbursement obligations under any letters of credit (whether drawn or undrawn), (viii) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations described in the foregoing clauses (i) through (vii), and (ix) all unpaid income Taxes of the Company for any Pre-Closing Tax Period, which shall not be an amount less than zero, including for the avoidance of doubt, any income Taxes of the Company arising out of or resulting from the transactions contemplated by the Agreement.

“Indemnity Holdback Amount” means $1,500,000.

“Indemnity Holdback Termination Date” means the date which is twelve (12) months following the Closing Date.

“Independent Accounting Firm” means PricewaterhouseCoopers LLP or such other independent accounting firm of national reputation selected by Parent and reasonably acceptable to the Shareholder Representative.

“Information Systems” has the meaning set forth in Section 3.11(b).

“Insurance Policies” has the meaning set forth in Section 3.21(a).

“Insurer” means the insurer under the R&W Insurance Policy.

“Intellectual Property” means any and all of the following in any country: (a)(i) Patents, (ii) Trademarks, (iii) rights in domain names and domain name registrations, uniform resource locators associated with the Internet (collectively, “domain names”) (iv) Copyrights, (v) Trade Secrets, and (vi) other intellectual property rights (whether or not appropriate steps have been taken to protect such rights under Applicable Law); and (b) the right (whether at law, in equity, by contract or otherwise) to use, practice or otherwise exploit any of the foregoing.

“International Trade Law” means U.S. statutes, laws and regulations applicable to international transactions, including the Export Administration Act, the Export Administration Regulations, the FCPA, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.

“Inventory” means inventory finished goods, raw materials, work in progress, packaging, supplies, parts, Company Products and other inventories related to the Company Business.

“Key Employee” means any of Mike Whalen and Walter Holemans.

“Key Employee Agreements” has the meaning set forth in Recital I.

“Knowledge of the Company” or “Company’s Knowledge” or similar terms means the actual knowledge of any of Key Employee, Sam Francis and Joe Reid; provided, however, that each such individual shall be deemed to have actual “knowledge” of a fact or matter if such individual would reasonably be expected to discover or become aware of that fact or matter in the course of carrying out a due inquiry with respect to those individuals having responsibility at the Company for such fact or matter.

“Law” means any federal, state, county, city, municipal, foreign, or other governmental statute, law, rule, regulation, ordinance, order, code, treaty or requirement (including pursuant to any settlement agreement or consent decree) and any Permit granted under any of the foregoing, or any requirement under the common law, or any other pronouncement having the effect of law of any Governmental Entity, in each case as in effect as of the Closing Date.

“Lease” or “Leases” has the meaning set forth in Section 3.16.

“Liability” means any direct or indirect liability, Indebtedness, assessment, expense, claim, loss, damage, deficiency or obligation, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise.

“Lock-up Agreement” has the meaning set forth in Section 2.9(c)(iii).

“Material Contract” has the meaning set forth in Section 3.14(b).

“Measurement Time” means immediately prior to Closing.

“Merger” has the meaning set forth in Recital C.

“Merger Consideration” means an amount equal to the Closing Purchase Price, payable in cash and Parent Shares in accordance with the terms of this Agreement, as may be adjusted pursuant to Section 2.14, and the Achieved Earnout Amount, if any, pursuant to Section 2.12.

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Merger Sub Board” has the meaning set forth in Recital E.

“Net Cash” means (i) Closing Cash, less (ii) the sum of (A) all outstanding Indebtedness of the Company as of the Measurement Time and (B) the amount of all unpaid Transaction Expenses as of the Measurement Time.

“Net Cash Adjustment Amount” has the meaning set forth in Section 2.8(c).

“OCI” has the meaning set forth in Section 3.15(v).

“Off-the-Shelf Software” means Software available for license from a third party vendor without the need for customization, and for a license fee that does not exceed $12,000 per year.

“OFAC” has the meaning set forth in Section 3.24(c).

“Open Source Materials” means (i) any Software that contains, or is derived from, any Software that is distributed as free Software, open source Software (e.g., Linux) or under similar licensing or distribution models, (ii) any Software that requires as a condition of use, modification or distribution that such Software or other Software distributed with such Software owned by Company: (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge. Open Source Materials includes Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Source License (SISL); (G) the Apache Software License; and (H) the Sleepycat license.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, ruling, injunction, temporary restraining order, or other order of a Governmental Entity of competent jurisdiction.

“Organizational Documents” means, with respect to an entity, the certificate of incorporation, by-laws, articles of organization, operating agreement, certificate of formation or similar governing documents of such entity.

“OSHA” has the meaning set forth in Section 3.21(i).

“Parent” has the meaning set forth in the introductory paragraph.

“Parent Board” has the meaning set forth in Recital E.

“Parent Indemnified Person” has the meaning set forth in Section 9.1(a).

“Parent Shares” means Rocket Lab USA, Inc. common stock, $0.0001 par value.

“Patents” means all issued patents (including utility and design patents) and pending patent applications (including invention disclosures, records of invention, certificates of invention and applications for certificates of inventions and priority rights filed with any Registration Office), including all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

“Paying Agent” means Wilmington Trust, National Association (or such other Persons as may hereafter be reasonably acceptable to Parent and the Company).

“Payment Schedule” has the meaning set forth in Section 2.8(a)(ix).

“Permit” means any federal, state, county, local or foreign governmental consent, license, permit, grant, franchise, agreement, waiver or other authorization of any Governmental Entity.

“Permitted Encumbrances” means (a) any lien for current Taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established; (b) statutory liens of landlords, liens of carriers, warehousepersons and mechanics, and purchase money liens that in each case are incurred in the ordinary course of business for sums not yet due and payable or being contested in good faith; (c) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice; and (d) restrictions on transfer of securities under applicable securities laws.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated entity or Governmental Entity.

“Personal Data” means any information relating to an identified or identifiable natural person; an identifiable natural person is one who can reasonably be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity or that natural person.

“Plan of Merger” means the Plan of Merger attached as Exhibit C.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Pre-Closing Taxes” means (a) all Taxes (or the non-payment thereof) of the Company for the Pre-Closing Tax Period, (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (c) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any Applicable Law, which Taxes relate to an event or transaction occurring before the Closing, excluding Taxes to the extent included in the calculation of Working Capital.

“Prohibited Party Lists” has the meaning set forth in Section 3.24(c).

“Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Pro Rata Portion” means with respect to each Company Shareholder, an amount equal to the quotient, expressed as a percentage, obtained by dividing (i) the amount of consideration payable to such Company Shareholder at the Closing pursuant to Section 2.6, divided by (ii) the aggregate amount payable to all Company Shareholders at the Closing pursuant to Section 2.6, and in either case prior to any deductions for the Holdback Amount, the Expense Fund, or any withholding Taxes. The Pro Rata Portion for each Company Shareholder shall be set forth on the Payment Schedule.

“R&W Insurance Policy” means, collectively, (A) the buyer-side representation and warranty insurance policy to be issued by the Insurer for the benefit of Parent, its successors, permitted assigns and Affiliates (including, after the Closing Date, the Surviving Corporation) and each of the foregoing’s respective Representatives, which shall, among other things, (i) have a coverage limit of $6,000,000, (ii) provide customary coverage for certain Damages incurred by the Parent Indemnified Persons with respect to breaches of representations and warranties contained in Section 3 of this Agreement, and (iii) contain an express waiver of subrogation and contribution rights against the Company Shareholders, their Affiliates, and their respective Representatives, except and only to the extent of Fraud, and then only with the right to subrogate against such Person who committed such Fraud. The foregoing Persons shall be express third-party beneficiaries of such anti-subrogation provision and (B) the buyer-side representation and warranty excess only insurance policy for the benefit of Parent, its successors, permitted assigns and Affiliates (including, after the Closing Date, the Surviving Corporation) and each of the foregoing’s respective Representatives, which shall, among other things, (i) have a coverage limit of $60,000,000, and (ii) provide customary coverage for certain Damages incurred by the Parent Indemnified Persons with respect to breaches of Company Fundamental Representations under this Agreement, and (iii) contain an express waiver of subrogation and contribution rights against the Company Shareholders, their Affiliates.

“R&W Insurance Premium” means the premium, underwriting fees, brokerage fees, taxes, surplus lines tax and fees required by Law and any other costs and expenses associated with obtaining the R&W Insurance Policy and binding coverage thereunder.

“Registered Intellectual Property” means all Intellectual Property for which registrations have been obtained or applications for registration have been filed with a Registration Office.

“Registration Office” means the United States Patent and Trademark Office, United States Copyright Office, or all equivalent foreign patent, trademark, copyright offices or other Governmental Entity.

“Related Person” means (i) any executive officer, director, or direct or indirect holder of 1% or more of the shares of Company Common Stock, (ii) any Affiliate, officer, director or manager of any of the foregoing, or (iii) any immediate family member of any of the foregoing natural Persons.

“Releasing Affiliates” has the meaning set forth in Section 6.13(a).

“Released Parties” has the meaning set forth in Section 6.13(a).

“Representative Confirmation Letters” means written confirmations, in a form reasonably satisfactory to Parent, from those Representatives of the Company identified by Parent as to all amounts paid, owed and to be owed by the Company with respect to services performed by them through the Closing Date (or following the Closing Date at the pre-Closing direction of the Company or the Company Shareholders) with respect to the transactions contemplated by the Agreement that constitute Transaction Expenses.

“Representatives” means officers, directors, partners, trustees, executors, employees, agents, attorneys, accountants and advisors.

“Restricted Benefits” has the meaning set forth in Section 3.25(a)(iv).

“Restrictive Covenants Agreement” has the meaning set forth in Recital F.

“Retention Cap” means $600,000.

“Returns” has the meaning set forth in Section 3.19(a).

“SEC” means the Securities and Exchange Commission of the United States.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Representative” has the meaning set forth in the introductory paragraph.

“Shareholder Representative Response” has the meaning set forth in Section 2.12(c)(iii).

“Significant Customers” has the meaning set forth in Section 3.27.

“Significant Suppliers” has the meaning set forth in Section 3.28.

“Software” means any computer program, operating system, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other Intellectual Property embodied with the foregoing, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Stock Holdback Agreement” has the meaning set forth in Section 2.11(d).

“Stock Merger Consideration” means the portion of Base Merger Consideration payable to Company Shareholders pursuant to the terms of this Agreement, which shall be equal to such number of Parent Shares as is determined by dividing (i) $18,000,000 by (ii) the Closing Parent Share Price.

“Stock Ratio” means quotient of (a) the Stock Merger Consideration divided by (b) the Base Merger Consideration.

“Straddle Period” has the meaning set forth in Section 6.12(a).

“Support Agreement” means a Support Agreement, substantially in the form attached hereto as Exhibit D.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any Contract with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Tax Authority” means any Governmental Entity with the authority to monitor, oversee, impose, regulate, administer or collect Taxes.

“Tax Contest” has the meaning set forth in Section 6.12(c).

“Tax Representations” has the meaning set forth in Section 9.1(b).

“Tax Returns” means all returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, or any amendment thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, or collection of any Taxes of any party or the administration, implementation, or enforcement of or compliance with any Laws relating to any Taxes.

“Technology” means (a) all (i) computer software and other works of authorship (including software, firmware, and middleware in source code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms, models, reference designs, and documentation); (ii) inventions (whether or not patentable), designs, discoveries and improvements; (iii) proprietary, confidential and/or technical data and information, Trade Secrets and know how; (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, and (vi) devices, prototypes, designs, specifications and schematics and (b) tangible items constituting, disclosing, embodying or from which any Intellectual Property was derived, including all versions thereof.

“Threshold” has the meaning set forth in Section 9.1(c).

“Trade Secrets” means (i) all know-how, proprietary, confidential and/or non-public information, however documented and whether or not documented, and (ii) all trade secrets within the meaning of Applicable Law. The term “Trade Secrets” includes concepts, ideas, knowledge, rights in research and development, financial, marketing and business data, pricing and cost information, plans (including business and marketing plans), algorithms, formulae, inventions, processes, techniques, technical data, designs, drawings (including engineering and auto-cad drawings), specifications, databases, blue prints, and customer and supplier lists and information, in each case that has or derives economic value, actual or potential, as a result of being a secret and not known to the public, whether patentable or not and whether or not reduced to practice.

“Trademarks” means all (i) trademarks, service marks, logos, insignias, designs, trade dress, symbols, trade names and fictitious business names, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature (including all applications and registrations for each of the foregoing and including unregistered trademarks), and (ii) all goodwill associated with or symbolized by any of the foregoing.

“Transaction Documents” means this Agreement and each other certificate, schedule, agreement or document delivered pursuant to this Agreement, the Voting and Support Agreements, Support Agreements, the Restrictive Covenants Agreements, the Stock Holdback Agreements and Key Employee Agreements.

“Transaction Expenses” means any fee, cost, expense, payment, expenditure, liability (contingent or otherwise) or obligation of the Company (whether incurred prior to or on the date of the Agreement or between the date of the Agreement and the Closing), including any fees and expenses of legal counsel, accountants and tax advisors, the amount of fees and expenses payable to financial and tax advisors, investment bankers and brokers of the Company, and any such fees and expenses incurred by the Company Shareholders or the Company’s employees, paid for or to be paid for by the Company, that: (a) relates directly or indirectly to (i) the proposed disposition of all or a portion of the business of the Company, or the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of the Company, (ii) the investigation and review conducted by Parent and its Representatives, and any investigation or review conducted by other prospective purchasers of all of a portion of the business of the Company, with respect to the business of the Company (and the furnishing of information to Parent and its Representatives and such other prospective purchasers and their Representatives in connection with such investigation and review), (iii) the negotiation, preparation, review, execution, delivery or performance by the Company of the Agreement (including the Disclosure Schedule), or any certificate, opinion, agreement or other instrument or document delivered or to be delivered in connection with this Agreement or the transactions contemplated hereby, (iv) the preparation and submission by the Company of any filing or notice required to be made or given in connection with the Merger, and the obtaining of any consent required to be obtained by the Company in connection with any of such transactions, or (v) the consummation of the Merger or any of the transactions contemplated by this Agreement; or (b) arises or is expected to arise, is triggered or becomes due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger or any of the other transactions contemplated by this Agreement, including any severance, end-of-service gratuity, stay or retention payments or bonuses, change of control bonuses, transaction or sale bonuses and similar arrangements or obligations arising with respect to any employee or other service provider of the Company in connection with the Merger or any of the transactions contemplated hereby (a “Change of Control Payment”). Without limiting the foregoing, Transaction Expenses shall include the employer’s share of any social security, Medicare, unemployment or payroll Taxes or similar amounts payable in connection with any Change of Control Payment and shall also include fifty percent (50%) of the costs and expenses related to the D&O Tail Policy and fifty percent (50%) of the R&W Insurance Premium.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Transaction Documents.

“Voting and Support Agreements” has the meaning set forth in Recital G.

“WARN Act” has the meaning set forth in Section 3.21(h).

“Working Capital” means, without duplication, (i) the total current assets of the Company as of 12:01 a.m. local time on the Closing Date, less (ii) all current liabilities of the Company as of 12:01 a.m. local time on the Closing Date, calculated in each case in accordance with the Agreed Principles. For the avoidance of doubt, Working Capital shall not include Closing Cash, Transaction Expenses and Indebtedness.

“Working Capital Adjustment Amount” has the meaning set forth in Section 2.8(b).

“Working Capital Target” means $3,895,000.

2. The Merger.

2.1 The Merger. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement, the Plan of Merger and the applicable provisions of the DGCL and the DC Code, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable, but no later than two (2) business days, after the satisfaction or waiver of each of the conditions set forth in Section 6.14(a) hereof, or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at DLA Piper LLP (US), 4365 Executive Drive, Suite 1100, San Diego California 92121, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Plan of Merger, together with any required certificates, with the Secretary of State of the State of Delaware and the Department of Consumer and Regulatory Affairs, Corporations Division, of the District of Columbia, in accordance with the relevant provisions of the DGCL and the DC Code (the time of such filing being the “Effective Time”).

2.3 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the DGCL and the DC Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

(a) The articles of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended.

(b) The Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

2.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.6 Merger Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the following securities:

(a) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares, if any, and any shares to be cancelled and retired in accordance with Section 2.6(b)) shall be converted, without any action on the part of the holder thereof, into the right to receive (without interest, and subject to and in accordance with the terms of this Agreement) the Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement, including the holdback provisions set forth in Section 2.11 and the indemnification provisions set forth in Section 9;

(b) Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their Affiliates shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor (such shares of Company Common Stock being referred to collectively as the “Cancelled Shares”); and

(c) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) fully paid and nonassessable share of the common stock of the Surviving Corporation, and thereupon each certificate evidencing ownership of shares of common stock of Merger Sub shall thereafter be deemed for all purposes to represent ownership of an equivalent number of shares of common stock of the Surviving Corporation.

2.7 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares of Company Common Stock in accordance with Section 29-311 of the DC Code (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DC Code with respect to such shares of Company Common Stock) shall not be converted into a right to receive a portion of the Merger Consideration, but shall be canceled and shall cease to exist, and shall instead represent the right only to such rights as are granted by the DC Code; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 29-311 of the DC Code or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 29-311 of the DC Code, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the applicable portion of the Merger Consideration, if any, to which such holder is entitled pursuant to this Agreement, without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DC Code that relates to such demand, and the Company shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, which shall not be unreasonably withheld or delayed, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

2.8 Estimated Closing Certificate.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate of the President and Chief Financial Officer of the Company (the “Estimated Closing Certificate”) setting forth, in reasonable detail:

(i) the Estimated Working Capital;

(ii) the Estimated Net Cash;

(iii) a proposed balance sheet of the Company as of 12:01 am local time on the anticipated Closing Date which shall have been prepared in accordance with the Accounting Rules (the “Estimated Closing Balance Sheet”);

(iv) the Company’s calculation of each of the components of the Estimated Working Capital and the Estimated Net Cash, and the aggregate amounts thereof; the Company’s calculation of the Base Merger Consideration, the Cash Merger Consideration, the Stock Merger Consideration, and each component thereof;

(v) itemization of each element of Indebtedness included in Estimated Net Cash and wire instructions with respect to each element thereof;

(vi) itemization of each element of Transaction Expenses included in Estimated Net Cash and wire instructions with respect to each element thereof;

(vii) the Common Per Share Consideration, the Common Per Share Cash Consideration, the Common Per Share Stock Consideration, and the number of Fully Diluted Shares Outstanding;

(viii) (1) the legal name, email address, and mailing address of each Company Shareholder immediately prior to the Effective Time, (2) the number of shares of Company Common Stock held by each such Company Shareholder immediately prior to the Effective Time, (3) the Cash Merger Consideration and the Stock Merger Consideration each Company Shareholder is eligible to receive at the Closing and (4) whether such Company Shareholder has executed and delivered a Support Agreement or a Voting and Support Agreement;

(ix) a consolidated list reflected in a single tab of the Estimated Closing Certificate presented in Excel format (the “Payment Schedule”) containing (1) the legal name, email address and mailing address of each Company Shareholder (and, if pursuant to applicable Law the issuance of the Stock Merger Consideration must be made to a Person other than the applicable Company Shareholder, the legal name, email address, and mailing address of the Person to whom such shares will be issued), (2) the aggregate amount of the Cash Merger Consideration each Company Shareholder is eligible to receive in respect of the Company Common Stock held by each Company Shareholder, (3) each applicable Company Shareholder’s Pro Rata Portion of each of the Adjustment Holdback Amount and the Indemnity Holdback Amount, and (4) the aggregate number of Parent Shares issuable as Stock Merger Consideration that each Company Shareholder is eligible to receive; and

(x) wire instructions for any payments to be made to the Company or Paying Agent pursuant to this Agreement.

(b) In the event that the Estimated Working Capital is less than the Working Capital Target, then the Cash Merger Consideration shall be adjusted downward by the amount by which the Estimated Working Capital is less than the Working Capital Target. In the event that the Estimated Working Capital is greater than the Working Capital Target, then the Cash Merger Consideration shall be adjusted upward by the amount by which the Estimated Working Capital is greater than the Working Capital Target. The adjustments, if any, referred to in this Section 2.8(b) are referred to herein as the “Working Capital Adjustment Amount.”

(c) In the event that the Estimated Net Cash is a negative amount (i.e., less than $0), then the Cash Merger Consideration shall be adjusted downward by the amount by which the Estimated Net Cash is less than $0. In the event that the Estimated Net Cash is a positive amount (i.e., greater than $0), the Cash Merger Consideration shall be adjusted upward by the amount by which the Estimated Net Cash is greater than $0. The adjustments, if any, referred to in this Section 2.8(c) are referred to herein as the “Net Cash Adjustment Amount.”

2.9 Surrender and Payment.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint the Paying Agent to act as the paying agent in the Merger.

(b) Delivery of Cash Merger Consideration. At the Effective Time, Parent shall deliver, or cause to be delivered, to the Paying Agent by wire transfer in immediately available funds, an amount sufficient to permit the payment of the Cash Merger Consideration for the benefit, from and after the Effective Time, of the Company Shareholders in respect of the shares of Company Common Stock held by such Company Shareholders, less each of (i) such Company Shareholders’ Pro Rata Portion of the Indemnity Holdback Amount and the Adjustment Holdback Amount and (ii) any amounts withheld pursuant to Section 2.10. In addition, at the Effective Time, Parent shall deliver or cause to be delivered to the Paying Agent an amount in cash sufficient to pay the Transaction Expenses.

(c) Issuance and Delivery of Stock Merger Consideration.

(i) All Parent Shares to be issued as Stock Merger Consideration pursuant to Section 2.6 shall be delivered in book entry form, and such issuance and transfer of ownership of such Parent Shares shall be evidenced by delivery of such shares to the applicable holder by way of book entry transfer recorded in the stock register of Parent.

(ii) (A) All Parent Shares to be issued as Stock Merger Consideration pursuant to Section 2.9 shall be issued in reliance on the exemption from registration provided by Regulation D under the Securities Act (and any certificates, if any, and all book-entry entitlements representing such Parent Shares), shall be “restricted securities” within the meaning of Rule 144 under the Securities Act and shall bear the following legend to the extent applicable (along with any other legends that may be required under applicable Law):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

(iii) The delivery of Stock Merger Consideration to any Company Shareholder shall be subject to and conditioned upon such Company Shareholder’s execution and delivery of a lock-up agreement, in substantially the form attached hereto as Exhibit E (the “Lock-up Agreement”), with respect to the transfer or disposition of Parent Shares received in connection with the Merger, and entry into certain transactions involving securities related thereto. All Parent Shares to be issued as Stock Merger Consideration pursuant to Section 2.9 shall bear the following legend to the extent applicable (along with any other legends that may be required under applicable Law):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON SALE OR TRANSFER CONTAINED IN A LOCK-UP AGREEMENT. SUCH RESTRICTIONS EXPIRE ON _______ __, 2022.

(d) Exchange Procedures.

(i) As soon as reasonably practicable following the Closing Date, the Company or the Paying Agent, as applicable, shall mail or otherwise deliver to each Company Shareholder (A) a letter of transmittal substantially in the form attached hereto as Exhibit F (the “Letter of Transmittal”), (B) instructions for use to obtain payment for the applicable portion of Base Merger Consideration pursuant to Section 2.6, and (C) any other customary documents as may reasonably be required by Parent pursuant to such instructions, including any customary tax forms (i.e. IRS Form W-9, an appropriate IRS Form W-8).

(ii) Parent shall, or shall cause the Paying Agent to, no later than the later of the Closing Date or three (3) Business Days after receipt of (A) a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and (B) any other customary documents that Parent may reasonably require in connection therewith, including any customary tax forms (i.e. IRS Form W-9, an appropriate IRS Form W-8 or a similar tax form for corresponding other tax authorities), (1) pay to such Company Shareholder the applicable portion of the Cash Merger Consideration in accordance with Section 2.6 less such holder’s Pro Rata Portion of the Indemnity Holdback Amount and the Adjustment Holdback Amount, and (2) issue to such Company Shareholder, or, if required by applicable Law, such other Person to whom such Stock Merger Consideration is to be issued hereunder, the applicable portion of the Stock Merger Consideration in accordance with to Section 2.6, in each case, with respect to the Company Common Stock so cancelled.

(iii) No interest shall be paid or shall accrue on any Merger Consideration payable upon cancellation of any Company Common Stock. Each outstanding Company stock certificate that prior to the Effective Time represented shares of Company Common Stock (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in this Agreement.

(e) Payment to Other Persons. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the applicable Company stock certificate is registered, it shall be a condition to such payment that (i) shares of Company Common Stock represented by such applicable Company stock certificate shall have been properly transferred to the Person requesting such payment (provided, however, that the foregoing subsection (i) shall not apply if pursuant to applicable Law the Stock Merger Consideration must be issued to a Person other than the Person in whose name the applicable Company stock certificate is registered), (ii) the Person requesting such payment shall pay to Parent any transfer Tax or other Tax required as a result of such payment to a Person other than the registered holder of such Company stock certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not payable, and (iii) in order to receive any Parent Shares as Stock Merger Consideration, the Person requesting such payment shall have delivered to Parent a duly executed Lock-Up Agreement.

(f) Unclaimed Merger Consideration. Any portion of the Base Merger Consideration that remains unclaimed by the Company Shareholders twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such Company Shareholders shall thereafter look only to Parent for payment of the applicable Base Merger Consideration; provided, that any such portion of the Base Merger Consideration payable from the Holdback Amount shall be held and distributed to the Persons entitled thereto in accordance with the terms of this Agreement, at the respective times and subject to the contingencies specified herein. Notwithstanding the foregoing, Parent shall not be liable to any Company Shareholder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Cash Merger Consideration remaining unclaimed by Company Shareholders as of immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto, and thereafter Parent shall have no obligation to any Company Shareholder with respect thereto.

(g) No Further Ownership Rights in Company Common Stock. The applicable portion of the Merger Consideration payable upon the surrender for exchange of Company Common Stock in accordance with the terms hereof shall, when paid in accordance with the terms of this Agreement, be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by Company stock certificates, subject to the right to receive distributions of the remaining portion of the Merger Consideration, including the Holdback Amount, the Achieved Earnout Amount, if any, and other amounts to be disbursed to the Company Shareholders to be paid pursuant to the terms of this Agreement. As of the Effective Time, there shall be no further registration or transfer of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Company stock certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth, in this Section 2.

2.10 Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, the Surviving Corporation and their respective authorized affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of applicable Law, including U.S. federal, state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Paying Agent, Parent, Merger Sub, the Surviving Corporation or their respective authorized affiliates, as the case may be, and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, the Surviving Corporation or their respective authorized affiliates, as the case may be, made such deduction and withholding.

2.11 Holdback Amount, Transaction Expenses and Expense Fund.

(a) Holdback Amount. On the Closing Date, Parent shall withhold from the portion of the consideration otherwise payable to each Company Shareholder hereunder, an amount equal to such Company Shareholder’s Pro Rata Portion of the Holdback Amount.

(b) Transaction Expenses. On the Closing Date, Parent shall pay, or cause to be paid, the Transaction Expenses as set forth in the final Representative Confirmation Letters provided by the Company to Parent in accordance with Section 2.3 hereof.

(c) Expense Fund. On the Closing Date, Parent shall deposit, or cause to be deposited, an aggregate amount equal to $500,000 (the “Expense Fund”) to the Shareholder Representative to be held by the Shareholder Representative as agent and for the benefit of the Company Shareholders in a segregated account to be used for the purposes of paying directly, or reimbursing the Shareholder Representative for any expenses incurred pursuant to this Agreement. The Shareholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Shareholder Representative is not providing any investment supervision, recommendations or advice. The Shareholder Representative shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Shareholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and, except as required by Applicable Law, has no Tax reporting obligations in connection with the Expense Fund. Contemporaneous with or as soon as practicable following the release in full of the Indemnity Holdback Amount, the Shareholder Representative shall distribute the remaining Expense Fund (if any) to the Company Shareholders based on their respective Pro Rata Portions of such amount.

(d) Holdback Equity. On the Closing Date, Parent and each Key Employee shall enter into a Stock Holdback Agreement, substantially in the form of Exhibit G (the “Stock Holdback Agreement”).

2.12 Earnout.

(a) The Company Shareholders shall be entitled to an additional payment equal to the applicable Achieved Earnout Amount, if any, as defined in this Section (collectively, the “Achieved Earnout Amount”).

(b) Certain Definitions.

(i) “2022 Earnout Period” means January 1, 2022 through December 31, 2022.

(ii) “2023 Earnout Period” means January 1, 2023 through December 31, 2023.

(iii) “Captive Sales” means sales by Parent of Company Products.

(iv) “Company Gross Margin” means (A) the Company Gross Revenue for the Company Products less the costs of goods sold for such Company Products, divided by (B) the Company Gross Revenue for the Company Products, multiplied by (C) 100%, as determined in accordance with GAAP.

(v) “Company Gross Revenue” means the total amount of revenue recognized for Company Products sold by the Company during the applicable measurement period. The Company Gross Revenue for any Company Products sold to an Affiliate of Parent shall be calculated based on the average purchase price paid by third parties for such Company Products during the applicable measurement period, or, if no such Company Products were sold during the applicable measurement period, the reasonable good faith arms-length purchase price for such Company Products.

(vi) “Earnout Period” means each of the 2022 Earnout Period and the 2023 Earnout Period.

(vii) “Earnout Revenue” means:

(A) If the Company Gross Margin for the Company Gross Revenue during the 2022 Earnout Period and the 2023 Earnout Period, respectively, is in the aggregate sixty percent (60%) or more, then the Earnout Revenue for the respective Earnout Period shall equal the Company Gross Revenue for such Earnout Period.

(B) If the Company Gross Margin for the Company Gross Revenue during the 2022 Earnout Period and the 2023 Earnout Period, respectively, is in the aggregate less than sixty percent (60%), then the Earnout Revenue for the respective Earnout Period shall equal the Company Gross Revenue for such Earnout Period after disregarding any Company Gross Revenue from specific sales in that Earnout Period that do not meet or exceed such sixty percent (60%) threshold; provided, however, that (1) Company Gross Revenue from Captive Sales shall be calculated as if Company Products were sold at the average price of such Company Products for the respective Earnout Period (ignoring such Captive Sales to determine such average); and (2) if Company Products are sold to an independent third party merchants at a rate less than the rate negotiated between the Company and such third party, at the request of Parent, the Company Gross Revenue from such sales shall be calculated as if Company Products were sold at the average price of such Company Products for the respective Earnout Period (ignoring such Captive Sales to determine such average).

(viii) “2022 Achieved Earnout Amount” means, if the Actual 2022 Revenue is:

(A) less than the 2022 Earnout Base Revenue, then zero;

(B) greater than or equal to the 2022 Earnout Base Revenue and less than the 2022 Earnout Revenue Target, then an amount equal to the product of (I) the 2022 Earnout Maximum Consideration times (II) the quotient of (x) the excess (if any) of the Actual 2022 Revenue over the 2022 Earnout Base Revenue; divided by (y) the excess of the 2022 Earnout Revenue Target over the 2022 Earnout Base Revenue, payable in Parent Shares at the Closing Parent Share Price;

(C) greater than or equal to the 2022 Earnout Revenue Target, then the 2022 Earnout Maximum Consideration.

In no event shall the 2022 Achieved Earnout Amount be greater than the 2022 Earnout Maximum Consideration.

(ix) “Actual 2022 Revenue” means Earnout Revenue from January 1, 2022 through December 31, 2022.

(x) “2022 Earnout Base Revenue” means $12,500,000.

(xi) “2022 Earnout Maximum Consideration” means $5,000,000, payable in Parent Shares at the Closing Parent Share Price up to a maximum of 478,011.5 of Parent Shares.

(xii) “2022 Earnout Revenue Target” means $24,000,000.

(xiii) “2023 Achieved Earnout Amount” means, if the Actual 2023 Revenue is:

(A) less than the 2023 Earnout Base Revenue, then zero;

(B) greater than or equal to the 2023 Earnout Base Revenue and less than the 2023 Earnout Revenue Target, then an amount equal to the product of (I) the 2023 Earnout Maximum Consideration times (II) the quotient of (x) the excess (if any) of the Actual 2023 Revenue over the 2023 Earnout Base Revenue; divided by (y) the excess of the 2023 Earnout Revenue Target over the 2023 Earnout Base Revenue, payable in Parent Shares at the Closing Parent Share Price;

(C) greater than or equal to the 2023 Earnout Revenue Target, then the 2023 Earnout Maximum Consideration.

In no event shall the 2023 Achieved Earnout Amount be greater than the 2023 Earnout Maximum Consideration.

(xiv) “Actual 2023 Revenue” means Earnout Revenue from January 1, 2023 through December 31, 2023.

(xv) “2023 Earnout Base Revenue” means $15,000,000.

(xvi) “2023 Earnout Maximum Consideration” means $5,000,000 payable in Parent Shares at the Closing Parent Share Price up to a maximum of 478,011.5 of Parent Shares.

(xvii) “2023 Earnout Revenue Target” means $37,500,000.

(xviii) “Earnout Acceleration Event” means, after the Effective Time and prior to payment of the Achieved Earnout Amount:

(A) there is a Change of Control of Parent and the earnout obligations set forth herein are not assumed; provided, however, if upon a Change of Control of Parent, Parent Shares cease to be outstanding and listed on a public securities exchange, the assumed obligation to pay the 2022 Achieved Earnout Amount and/or the 2023 Achieved Earnout Amount shall be an obligation to pay all such earnout amounts in cash based on the 2022 Earnout Maximum Consideration and 2023 Earnout Maximum Consideration, respectively, being the amount of cash that would be received in the Change of Control transaction for such 478,011.5 of Parent Shares;

(B) the employment of any Key Employee is terminated by the employer other than For Cause (as defined in such Key Employee’s Key Employee Agreement); or

(C) the employment of any Key Employee is terminated by the employee for Good Reason (as defined in such Key Employee’s Key Employee Agreement).

(c) Process.

(i) The Parent shall calculate the 2022 Achieved Earnout Amount and 2023 Achieved Earnout Amount in connection with its ordinary year-end accounting processes and as soon as practicable thereafter, but in any event not later than June 30, 2023 and June 30, 2024, deliver to the Shareholder Representative a report showing such calculation (each a “Draft Earnout Report”).

(ii) Following receipt by the Shareholder Representative of the Draft Earnout Report, the Shareholder Representative may request a meeting with representatives of the Parent, which meeting shall take place promptly, and in any event not later than 30 days following such request, in person or by telephone conference or video conference as mutually agreed. At such meeting, the representatives of the Parent shall reasonably respond, during such meeting (or, if not then practicable, as promptly as practicable thereafter), to the Shareholder Representative’s reasonable inquiries for the purpose of providing the Shareholder Representative with a reasonably detailed understanding of the calculation of the Achieved Earnout Amount and the calculation of any corresponding payments. The Shareholder Representative and its accountants shall have the right to inspect the Company’s books and records during normal business hours at the Company’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determination of Earnout Revenue. The Draft Earnout Report shall be prepared in accordance with the Accounting Rules.

(iii) As soon as practicable, but, in any event, within thirty (30) days after the later of (x) delivery of a Draft Earnout Report, or (y) the meeting between Shareholder Representative and Parent following delivery of the Draft Earnout Report pursuant to Section 2.12(c)(i), the Shareholder Representative shall provide to Parent a written report indicating its agreement with, or specific itemized objections to, Parent’s calculation of the Achieved Earnout Amount (the “Shareholder Representative Response”). Shareholder Representative agrees to maintain confidentiality of any and all information in accordance with Section 6.2 hereof. Failure by Shareholder Representative to object to Parent’s calculation of the Achieved Earnout Amount or, if earlier, Shareholder Representative’s affirmative agreement in writing to Parent’s calculations shall be deemed to be Shareholder Representative’s acceptance of the Draft Earnout Report and that Draft Earnout Report shall automatically and irrevocably be deemed a “Final Earnout Report” in accordance with this Section 2.12(c)(iii) and shall have full weight and accord of a res judicata decision (final judgment without any possible way of recourse or appeal). Any objection to a Draft Earnout Report that could have been, but was not, raised as an objection prior to such Draft Earnout Report becoming a “Final Revenue Report” is expressly waived. Parent shall make the payment of the Achieved Earnout Amount, if any, to the Company Shareholders in their respective Pro Rata Portion within fifteen (15) Business Days after a Draft Earnout Report becomes a Final Earnout Report.

(d) Earnout Covenants. Until December 31, 2023 or the earlier payment in full of the Achieved Earnout Amount, Parent agrees to, and agrees to cause and its Affiliates (including the Company) to:

(i) operate the business of the Company in a commercially reasonable manner as an integrated business unit subject to the requirements of this Section 2.12(d);

(ii) not act in bad faith for the purpose of lessening or avoiding the Achieved Earnout Amount;

(iii) maintain books and records relating to the subject matter of this Section 2.12 to comply with the requirements of this Section 2.12;

(iv) use commercially reasonable efforts to perform contractual obligations with respect to the Company’s customer Contracts and use commercially reasonable efforts to provide sufficient resources to the Company to fulfill and pursue customer opportunities in order to achieve Earnout Revenue;

(v) use commercially reasonable efforts to continue to offer Company Products in substantially the same manner as offered by the Company immediately prior to Closing;

(vi) not significantly reduce the number of employees of the Company or materially increase prices of Company Products (other than periodic adjustments consistent with past practices of the Company or as a pass through of increased costs), which shall not be unreasonably conditioned, withheld or delayed; and

(vii) not transfer any Material Contracts.

(e) Acceleration of Earnout Payments. Following any Earnout Acceleration Event, if such event takes place:

(i) on or prior to December 31, 2022, Parent shall immediately pay to the Shareholder Representative the 2022 Earnout Maximum Consideration and the 2023 Earnout Maximum Consideration;

(ii) after December 31, 2022 and on or prior to December 31, 2023, Parent shall immediately pay to the Shareholder Representative the 2023 Earnout Maximum Consideration and any unpaid 2022 Achieved Earnout Amount.

2.13 Taking of Necessary Action; Further Action. Each party hereto will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company pursuant to the terms of this Agreement, the officers and directors of the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.14 Post-Closing Adjustments.

(a) Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Shareholder Representative a certificate (the “Closing Certificate”) setting forth, in reasonable detail, (i) the Final Working Capital, (ii) the Final Net Cash, (iii) a balance sheet of the Company as of 12:01 am local time on the anticipated Closing Date which shall have been prepared in accordance with the Accounting Rules (the “Closing Balance Sheet”), and (iv) Parent’s calculation of each of the components of the Final Working Capital and Final Net Cash, and the aggregate amounts thereof. Parent shall provide to the Shareholder Representative all material work papers used in the calculation of each of the components of the Final Working Capital and Final Net Cash.

(b) The Shareholder Representative shall have thirty (30) days from the date on which the Closing Certificate and the Closing Balance Sheet have been delivered to it to raise any objection(s) to the Closing Certificate or the Closing Balance Sheet, by delivery of written notice to Parent setting forth such objection(s) in reasonable detail (the “Disputed Items”). In the event that the Shareholder Representative shall not deliver any such objection(s) with respect to the Closing Certificate or the Closing Balance Sheet within such thirty (30)-day period, then the Closing Certificate shall be deemed final for purposes of this Section 2.14. In the event that any such objection(s) are so delivered, the Closing Certificate shall be deemed not final and Parent and the Shareholder Representative shall attempt, in good faith, to resolve the Disputed Items and, if they are unable to resolve all of the Disputed Items within thirty (30) days of delivery of such notice, shall, within five (5) Business Days thereafter (or such earlier date as mutually agreed), submit the Disputed Items to the Independent Accounting Firm. Parent and the Shareholder Representative shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the Disputed Items requested by the Independent Accounting Firm to the extent available to Parent or its Representatives or the Shareholder Representative or its Representatives; provided, however, that any materials so provided to the Independent Accounting Firm shall also be made available to the other disputing party hereto. Parent and the Shareholder Representative shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the Disputed Items and to discuss the issues with the Independent Accounting Firm. No party shall have or conduct any communication with the Independent Accounting Firm without the other party either being present or, with respect to written communication, sending to the other party a concurrent copy thereof. The Independent Accounting Firm shall base its determination solely on the presentations and supporting material provided by the parties. In resolving any Disputed Item, the Independent Accounting Firm shall not assign a value to any item higher than the highest value for such item, or lower than the lowest value for such item, claimed by either Parent or the Shareholder Representative. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Parent and the Shareholder Representative within thirty (30) days after the submission of the Disputed Items to the Independent Accounting Firm, shall be final, binding and conclusive on Parent, the

Shareholder Representative and the Company Shareholders. The fees and expenses of the Independent Accounting Firm shall be split equally between Parent and the Shareholder Representative. The Final Working Capital and the Final Net Cash reflected in the Closing Certificate, as revised to reflect the resolution of any and all disputes by Parent and the Shareholder Representative and/or the Independent Accounting Firm, shall be deemed to be the “Final Working Capital” and the “Final Net Cash”, respectively.

(c) At such time as the Closing Certificate shall become final in accordance with Section 2.14(b), the Estimated Working Capital shall be compared to the Final Working Capital, and the Estimated Net Cash shall be compared to the Final Net Cash.

(i) In the event that the aggregate of the Final Working Capital and the Final Net Cash is less than the aggregate of the Estimated Working Capital and the Estimated Net Cash, then Parent shall be entitled to an immediate reduction from the Adjustment Holdback Amount of an amount equal to such deficiency and Parent shall distribute the balance of the Adjustment Holdback Amount to the Company Shareholders in accordance with each such Company Shareholder’s Pro Rata Portion of such amount as set forth on the Payment Schedule. If the Adjustment Holdback Amount is less than the difference of the aggregate of the Estimated Working Capital and the Estimated Net Cash less the aggregate of the Final Working Capital and the Final Net Cash, then the Parent may make an immediate reduction from the Indemnity Holdback Amount of such difference.

(ii) In the event that the aggregate of the Final Working Capital and the Final Net Cash is greater than the Estimated Working Capital and the Estimated Net Cash, then Parent shall distribute the amount of the difference plus the full Adjustment Holdback Amount to the Company Shareholders in accordance with each such Company Shareholder’s Pro Rata Portion of such amount as set forth on the Payment Schedule.

3. Company Representations and Warranties. The Company represents and warrants to Parent that the statements contained in this Section 3 are true and correct as of the Agreement Date and as of the Closing Date, except as disclosed in a document of even date herewith and delivered by the Company to Parent on the Agreement Date referring to the representations and warranties in this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered Section of the Disclosure Schedule shall qualify only the corresponding subsection in this Section 3 (except to the extent disclosure in any numbered and lettered Section of the Disclosure Schedule is readily apparent on its face to apply to another numbered and lettered Section of the Disclosure Schedule).

3.1 Organization, Standing and Power; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the District of Columbia and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification and in which the failure to be so qualified could reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent a true and correct copy of the Company’s Organizational Documents, each as amended to date, and each as so delivered is in full force and effect. Except as set forth in Section 3.1(a) of the Disclosure Schedule, the Company is not in violation of any of the provisions of its Organizational Documents. Section 3.1(a) of the Disclosure Schedule sets forth all jurisdictions in which the Company is, or has been, required to be qualified, authorized, registered or licensed to do business as a foreign corporation or other legal entity.

(b) The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.2 Authority.

(a) The Company has all requisite corporate or similar power and authority to enter into this Agreement, each other Transaction Document to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or similar action on the part of the Company.

(b) This Agreement and each other Transaction Document to which the Company is a party has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity (the “Enforceability Exceptions”). The execution and delivery of this Agreement and each other Transaction Document to which the Company is a party does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of the Company’s Organizational Documents; (ii) any Applicable Law, Permit or Order applicable to the Company, (iii) any Material Contract, or (iv) any other Contract to which the Company is a party, or by which the Company is bound, except in the case of clause (iv), which would not reasonably be expected to have a Company Material Adverse Effect.

3.3 Governmental Authorization.

(a) Except for the filing of the Articles of Merger with the Secretary of State of the State of Delaware and the Department of Consumer and Regulatory Affairs, Corporations Division, of the District of Columbia, in accordance with the relevant provisions of the DGCL and the DC Code, no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(b) The Company has obtained all Permits necessary for the conduct of its business and that are material to the operation of the Company Business. The Company is, and at all times has been, in material compliance with all such Permits, and all such Permits are in full force and effect.

3.4 Financial Statements.

(a) The Company has delivered to Parent (i) the Company’s audited financial statements (balance sheet, statement of operations and statement of cash flows) for the fiscal year ended December 31, 2020, internally prepared reviewed financial statements for the six (6) months ended June 30, 2021 and internally prepared financial statements for the eight (8) month period ended

August 31, 2021 (such date, the “Balance Sheet Date,” and such financial statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and consistent with each other. The Financial Statements fairly present in all material respects the financial condition, operating results and cash flow of the Company as of the dates, and for the periods, indicated therein.

(b) The Company maintains and will continue to maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformance with GAAP and to maintain accountability for assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.5 Capital Structure.

(a) Capitalization of the Company.

(i) As of the Agreement Date, the authorized capital stock of the Company consists of 1,000 shares of Company Common Stock, of which 998 are issued or outstanding.

(ii) All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and free of any Encumbrances.

(iii) No stock option plan or other equity based compensation plan has ever been or is currently in effect, and there are no shares of Company Common Stock reserved for issuance under any equity based compensation plan or any outstanding equity awards.

(iv) Except for the rights created pursuant to this Agreement, there are no other options, warrants, restricted stock awards, calls, rights, commitments or agreements of any character to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Common Stock, or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

(v) All shares of outstanding Company Common Stock and rights to acquire Company Common Stock were issued in compliance with all applicable federal and state securities laws.

(vi) There are no, and at the Closing there will not be, accrued or unpaid dividends on shares of Company Common Stock.

(b) Section 3.5(b) of the Disclosure Schedule sets forth, with respect to each Company Shareholder, the number of shares of Company Common Stock that such Person holds.

(c) All of the information contained in the Payment Schedule will be accurate and complete as of the Closing, and, except as set forth on the Payment Schedule, no other holder of Company Common Stock (or any other Person) shall have any right, title or claim to any consideration in connection with the transactions contemplated by this Agreement. The allocation of the Merger Consideration as set forth in the Payment Schedule will comply with and be in accordance with the Company’s certificate of incorporation and Applicable Law.

(d) (i) None of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or similar right; (ii) other than the rights created pursuant to this Agreement, none of the outstanding shares of Company Common Stock are subject to any right of repurchase or first refusal or similar right in favor of the Company or any third party; and (iii) there are no agreements or arrangements (other than this Agreement) (A) between or among Company and any of the Company Shareholders; or (B) to the Company’s Knowledge, between or among any of the Company Shareholders relating to the voting or registration of, or restricting any holder from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock.

3.6 Absence of Certain Changes. Since the Balance Sheet Date and except as set forth in Section 3.6 of the Disclosure Schedule, (x) there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Company Material Adverse Effect, (y) the Company has conducted its business in the ordinary course consistent with past practice, and (z) there has not occurred:

(a) any acquisition, sale or transfer of any material asset of the Company other than sales of Inventory in the ordinary course of business,

(b) the incurrence of any Indebtedness of the Company, or any Encumbrance on the assets of the Company (other than a Permitted Encumbrance);

(c) any change in the Company’s cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any shares of capital stock or equity interest of the Company;

(e) any Material Contract entered into by the Company, other than in the ordinary course of business, or any material amendment (other than in the ordinary course of business), or termination of, or default under, any Material Contract;

(f) any amendment or change to the Organizational Documents of the Company;

(g) any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of director, officer or employee of the Company;

(h) any capital expenditures of the Company, or any commitment to make any capital expenditures by the Company in excess of $50,000 in the aggregate;

(i) any termination or waiver of any right of substantial value, other than in the ordinary course of business; or

(j) any negotiation or agreement by the Company to do any of the things described in the preceding clauses (a) through (i) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.7 Absence of Undisclosed Liabilities. The Company has no obligations or Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP other than (i) those as of the Balance Sheet Date set forth or adequately provided for in the balance sheet included in the Financial Statements; (ii) those incurred in the ordinary course of business since the Balance Sheet Date and consistent with past practice; and (iii) those incurred in connection with the negotiation, execution and performance of this Agreement and the Transaction Documents constituting Transaction Expenses.

3.8 Litigation.

(a) Except as set forth in Section 3.8(a) of the Disclosure Schedule, there is no private or governmental Action pending before any Governmental Entity, foreign or domestic, or, arbitrator, or, to the Knowledge of the Company, threatened by or against the Company or any of its properties or any of its officers or directors (in his or her capacity as such). There is no Order against the Company or, to the Company’s Knowledge, any director or officer of the Company (in his or her capacity as such).

(b) There is no Action pending or, to the Company’s Knowledge, threatened, nor has any claim or demand been made against the Company that (i) challenges (x) the right, title or interest of the Company in, to or under the Intellectual Property in which the Company has (or purports to have) any right, title or interest; or (y) the validity, enforceability or claim construction of any Patents comprising such Intellectual Property; or (ii) alleges infringement, contributory infringement, inducement to infringe, misappropriation, violation or unlawful use by the Company of Intellectual Property rights of any other third party.

3.9 Intellectual Property.

(a) Company Intellectual Property Rights.

(i) Disclosure of Certain Intellectual Property. Section 3.9(a)(i) of the Disclosure Schedule is a complete and accurate list of: (A) all Company Registered Intellectual Property, grouped by Patents (including withdrawn, lapsed, abandoned or expired Patents), Trademarks, Copyrights, domain names and other Registered Intellectual Property and setting forth for each of the foregoing as applicable, the title, application number, filing date, jurisdiction, registration number, and the owner thereof and (B) all material common law Trademarks included in the Company Owned Intellectual Property in which the Company had any rights during the five (5) years prior to the Agreement Date.

(ii) Enforceability; No Challenges. To the Company’s Knowledge, each item of Company Owned Intellectual Property and each item of Company Licensed Intellectual Property that is exclusively licensed to the Company is subsisting, valid, enforceable, and in good standing. To the Company’s Knowledge there are no facts, information, or circumstances (including any facts or information that would constitute prior art) that would render any of the Company Owned Intellectual Property or any item of Company Licensed Intellectual Property that is exclusively licensed to the Company invalid or unenforceable, or would preclude the issuance of or otherwise affect any pending application for any Company Owned Intellectual Property or for any item of Company Licensed Intellectual Property that is exclusively licensed to the Company. Neither the Company, nor any of its counsel or agents has misrepresented, or failed to disclose, any facts or information in any application for any Company Registered Intellectual Property that would constitute Fraud or a misrepresentation, or inequitable conduct with respect to such application or that would otherwise affect the enforceability of any Company Registered Intellectual Property.

(iii) Proper Filings. With respect to each item of Company Owned Intellectual Property and each item of Company Licensed Intellectual Property that is Registered Intellectual Property and is exclusively licensed to Company, the Company has not received notice of any inter partes review, derivative proceedings, inventorship challenge, opposition, cancellation, re-examination (including supplemental re-examination), post grant review, interference, invalidity, unenforceability or other action or proceeding before any Registration Office relating to such Intellectual Property.

(iv) Post-Closing Actions. Section 3.9(a)(iii) of the Disclosure Schedule is a complete and accurate list of all actions that must be taken within one hundred twenty (120) days of the Closing Date with respect to any of the Company Registered Intellectual Property and each item of Company Licensed Intellectual Property that is Registered Intellectual Property and is exclusively licensed to the Company, including the payment of any filing, examination, registration, maintenance, renewal and other fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing such Intellectual Property and to avoid loss or abandonment thereof, in each case in accordance with Applicable Law.

(v) Trade Secrets. The Company has taken commercially reasonable measures and precautions to protect and maintain the confidentiality of all Trade Secrets included in the Company Intellectual Property and to avoid the misappropriation of Trade Secrets owned by others. The Company has not disclosed any Trade Secrets in which Company has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having such Person execute a written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation of any Trade Secret not included in the Company Owned Intellectual Property has been pursuant to the terms of a written agreement between the Company and the owner of such Trade Secret, or is otherwise lawful. The Company has not received any notice from any Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the Company Intellectual Property. The Company has taken commercially reasonable measures in connection with the hiring and employment of its personnel to ensure that Trade Secrets owned by others have not been disclosed to or used by the Company without authorization.

(vi) Patents. The Company has not taken any actions that would result in a Patent included in the Company Registered Intellectual Property or in any item of Company Licensed Intellectual Property that is Registered Intellectual Property and is exclusively licensed to the Company being invalid, including any disclosure, publication or sale of the invention more than one (1) year prior to the date of the applicable Patent application.

(b) Ownership of and Right to Use Company Intellectual Property; No Encumbrances.

(i) To the Company’s Knowledge, the Company is the sole and exclusive owner of and has good, valid and marketable title to, free and clear of all Encumbrances (other than Permitted Encumbrances), all Company Owned Intellectual Property. The Company has the sole and exclusive right to bring a claim or suit against any other Person for past, present or future infringement of Company Owned Intellectual Property and of each item of Company Licensed Intellectual Property that is exclusively licensed to the Company. The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property to any Person. Without limiting any other representation or warranty in this Agreement, except as set forth in Section 3.9(b)(i) of the Disclosure Schedule, each of the inventors identified on each of the Patents included in Company Registered Intellectual Property was an employee of Company at the time of the conception and reduction to practice of the inventions claimed in such Patents.

(ii) To the Company’s Knowledge, the Company has valid and legally enforceable rights to use, license, practice and otherwise exploit all Company Licensed Intellectual Property and all other Intellectual Property used by the Company. The Company Intellectual Property constitutes all of the Intellectual Property used or currently proposed to be used or necessary in connection with the conduct of the Company Business, including to make, use, offer for sale, sell or import Company Products. All Company Licensed Intellectual Property (including any interest therein acquired through a license or other right to use) is free and clear of Encumbrances (other than Permitted Encumbrances) and the Company has not received any notice that any portion of the Company Licensed Intellectual Property is subject to any Encumbrance (other than Permitted Encumbrances).

(iii) Neither the execution and delivery of this Agreement or any other document or instrument contemplated by this Agreement, nor the consummation of the transactions contemplated to be consummated by them under this Agreement and such other documents and instructions will (A) result in Parent or any of its Affiliates granting to any Person any ownership interest in, or any license, covenant not to sue or right under or with respect to, any Intellectual Property or Technology or (B) result in Parent or any of its Affiliates or any of their Intellectual Property or Technology being bound by, or subject to, any non-compete, licenses or other restriction on the operation or scope of their respective businesses. Immediately following the Closing, the Company will be permitted to exercise all of its rights under all Contracts to which the Company is a party to the same extent it would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments that Company would otherwise have been required to pay had the Merger not occurred.

(c) Agreements Related to Company Intellectual Property.

(i) Disclosure of Outbound Licenses. Section 3.9(c)(i) of the Disclosure Schedule is a complete and accurate list of all Contracts (A) pursuant to which the Company, or any existing or future Affiliate of the Company granted or is required to grant to any Person any right under or license to, any covenant not to assert or sue or other immunity from suit under or any other rights, to any Intellectual Property, or (B) where the Company, or any Affiliate of the Company has undertaken or assumed any enforcement obligation with respect to any Intellectual Property. Section 3.9(c)(i) of the Disclosure Schedule indicates which Contracts listed therein contain any license grant by the Company to any Patent where such license is not incidental to sale or license of any Company Product. No Patents owned by Company are subject to any “License on Transfer” (aka “LOT”), network, or commitment pursuant to which such Patents may not be enforced once the Patents are sold or assigned to any other Person.

(ii) Disclosure of Inbound Licenses. Section 3.9(c)(i) of the Disclosure Schedule is a complete and accurate list of all Contracts (excluding licenses of Off-the-Shelf Software) pursuant to which any Person granted or is required to grant to Company, or any existing or future Affiliate of Company any right under or license to, any covenant not to assert or sue or other immunity from suit under or any other rights to any current or future Intellectual Property.

(iii) Disclosure of Other Intellectual Property Agreements. Section 3.9(c)(ii) of the Disclosure Schedule is a complete and accurate list, grouped by subsection, of all Contracts as follows: (A) regarding joint development of any Technology, and a complete and accurate description of (x) the Technology that was developed under such Contracts and (y) whether any such Technology or related Intellectual Property is used in the Company Products or otherwise in the Company Business; (B) by which the Company, or any existing or future Affiliate of the Company grants, granted or is required to grant any ownership right or title to any Intellectual Property, (C) by which the Company is assigned or granted an ownership interest in any Intellectual Property (other than written agreements with employees and independent contractors that assign or grant to the Company ownership of Intellectual Property developed in the course of providing services to the Company); (D) under which the Company grants or receives an option or right of first refusal or negotiation relating to any Intellectual Property, separated by those granted by and those received by the Company; (E) under which any Person is granted any right to access Company source code or to use Company source code (other than employees and independent contractors that have access to Company source code solely for purposes of performing services for or on behalf of the Company); (F) pursuant to which the Company has deposited or is required to deposit with an escrow agent or any other Person the Company source code or other Technology; (G) limiting the Company’s ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Intellectual Property, any Company Technology or any Company Products, including any covenant not to compete; and (H) the Company granting to any Person or being granted by any Person most favored nations status in terms of pricing, royalties, license fees or other contractual terms and conditions.

(iv) Royalties. The Company has no obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of ownership, use, exploitation, practice, sale or disposition of any Intellectual Property (or any tangible embodiment thereof) (not including licenses for Off-the-Shelf Software) or reproducing, making, using, selling, offering for sale, distributing or importing any Company Product. The Closing of the Merger will not result in any increase or other change to any such royalties, license fees or other amounts or consideration.

(v) Indemnification. Except as provided in Section 3.9(c)(v) of the Disclosure Schedule, no customer or other Person has requested that the Company defend or indemnify the customer or Person from a third party claim, suit or action related to an allegation that a Company Product infringes, violates or misappropriate a third party’s Intellectual Property.

(vi) No Breach. To the Company’s Knowledge, the Company is not, and no other Person is, in breach of any Contract described in this Section 3.9(b)(iii) and the Company has not notified any Person and no Person has notified the Company of any such breach.

(d) Open Source Materials. Section 3.9(d) of the Company Disclosure Schedule lists (i) all Open Source Materials incorporated or embedded in or combined or made available by Company in connection with any Company Products, including identifying the applicable Company Product, (ii) the license applicable to such Open Source Materials, and (iii) describes whether the Open Source Materials were modified and/or distributed by the Company. Except to the extent set forth in Section 3.9(d) of the Company Disclosure Schedule, no Company Product is subject to Open Source Materials that do (i) require disclosure or distribution of the Company Product in source code form, (ii) require the licensing of the Company Product for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of the Company Product, or (iv) create, or purport to create, obligations for the Company with respect to Company Owned Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Company Owned Intellectual Property. The Company is in compliance with the terms and conditions of all licenses for such Open Source Materials.

(e) No Third Party Rights in Company Intellectual Property.

(i) No Joint Ownership. To the Company’s Knowledge, the Company does not jointly own, license or claim any right, title or interest with any other Person of any Intellectual Property. The Company has not assigned to any Person, including any Affiliate, any Intellectual Property.

(ii) No Employee Ownership. To the Company’s Knowledge, no current or former officer, manager, director, shareholder, member, employee, founder, consultant or independent contractor of the Company has any right, title or interest in, to or under any Intellectual Property or Technology used by the Company that has not been irrevocably assigned or transferred to the Company.

(iii) No Challenges. No Person has challenged or, to the Company’s Knowledge, threatened to challenge and no Person has asserted or, to the Company’s Knowledge, threatened a claim or made a demand, nor is there any pending proceeding or, to the Company’s Knowledge, threatened, which would adversely affect (A) the Company’s right, title or interest in, to or under the Company Intellectual Property or Company Technology, or (B) any Contract, license or other arrangement under which Company claims any right, title or interest under the Company Intellectual Property or Company Technology or restricts the use, manufacture, transfer, sale, delivery or licensing by the Company of any Company Intellectual Property, Company Technology or Company Products, or (C) the validity, enforceability or claim construction of any Patents.

(iv) No Restrictions. To the Company’s Knowledge, the Company is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing by the Company of the Company Intellectual Property, the use, manufacture, transfer, sale, importation or licensing of any Company Technology or Company Product, or which might affect the validity, use or enforceability of any Company Intellectual Property.

(v) No Infringement by Other Persons. To the Company’s Knowledge, no Company Owned Intellectual Property or Company Licensed Intellectual Property that is exclusively licensed to the Company is being or has been infringed, misappropriated or violated by any Person. The Company has not notified any Person (including any demand letter, unsolicited offer to license or any cease and desist letter) or made any assertions to any Person that such Person is infringing, misappropriating or violating any Company Owned Intellectual Property or any Company Licensed Intellectual Property that is exclusively licensed to Company.

(f) No Infringement by the Company. To the Company’s Knowledge, the conduct of the Company Business, including the making, using, offering for sale, selling, distributing and/or importing of any Company Technology or other Company Product, has not within the last six years, does not as of the Agreement Date, and will not after the Agreement Date violate, infringe, dilute, unlawfully use, or misappropriate the Intellectual Property of any Person. No Person has sent Company a cease and desist letter related to Company’s use, or any Company customer’s or licensee’s use of any Person’s Intellectual Property. No Person has asserted or, to the Company’s Knowledge, threatened a claim, nor has the Company received any notification, that the Company Business, any Company Technology, or any Company Product violates, infringes, dilutes, unlawfully uses, or misappropriates any Person’s Intellectual Property. No Person has notified the Company that the Company requires a license to any Person’s Intellectual Property. The Company has not received any unsolicited written offer to license (or any other notice of) any Person’s Intellectual Property.

(g) Employee and Contractor Agreements. Each founder of the Company has assigned to the Company all Intellectual Property owned by him that is used in the Company Business. Except as set forth in Section 3.9(g) of the Disclosure Schedule, all current and former employees, consultants and independent contractors of the Company who is or was involved in, or who have contributed in any manner to the creation or development of any Intellectual Property or Technology for the Company have executed and delivered to the Company a written agreement (containing no exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable present assignment to the Company of such Intellectual Property and Technology. Where any such assignment is not permitted under Applicable Law, the applicable employees, consultants and contractors have granted to the Company an irrevocable, exclusive, worldwide, royalty-free, fully paid, transferrable and sublicensable licenses or usage rights, each, to the extent permitted by Applicable Laws, to and under such non-assignable Intellectual Property. To the Company’s Knowledge, no current or former employee, consultant or independent contractor is in violation of any term of any such agreement, or any other agreement relating to the relationship of any such employee, consultant or independent contractor with the Company. Section 3.9(g) of the Disclosure Schedule sets forth a complete and accurate list of all consultants and independent contractors used by the Company in connection with the conception, reduction to practice, creation, derivation, development, or making of the Company Intellectual Property and Company Technology.

(h) No Standards Bodies. Except as set forth on Section 3.9(h) of the Disclosure Schedule, the Company is not now and has never been, and no previous owner of any Company Owned Intellectual Property or Company Technology owned or purported to be owned by the Company was during the duration of their respective ownership, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate the Company or the previous owner to grant or offer to any other Person any license or other right to the Company Owned Intellectual Property or Company Technology, including any future Technology and Intellectual Property developed, conceived, made or reduced to practice by the Company or any Affiliate of the Company or purchaser of the any Company Owned Intellectual Property after the Closing Date.

(i) No Government Funding. Except as set forth on Section 3.9(i) of the Disclosure Schedule, no funding, facilities, resources or personnel of any Governmental Entity or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, of any Company Owned Intellectual Property or Company Technology owned by the Company (collectively, “Government Involvement”). With respect to any such Government Involvement identified in Section 3.9(i) of the Disclosure Schedule, The Company has complied with the provisions of all Applicable Law and the applicable Contract(s) with respect to such Government Involvement, including protecting Intellectual Property, and providing notices, information and documents to the applicable Governmental Entity in order to (A) not lose ownership or other rights in or to any Intellectual Property or Technology and (B) not grant broader rights or licenses to any Governmental Entity under any Intellectual Property or Technology than those rights and licenses required to be granted under Applicable Law or those rights and licenses granted under the applicable Contract related to such Government Involvement. With respect to any such Government Involvement identified in Section 3.9(i) of the Disclosure Schedule, Company has (i) timely made all required disclosures regarding any Patents or patentable inventions resulting from or conceived during the development of any portion of any Company Intellectual Property or Company Technology developed under a Contract with any Governmental Entity such that the Governmental Entity does not have the right to take or claim title to such Patents or patentable inventions and (ii) timely made all required disclosures (on the appropriate Governmental Entity schedule) of all technical data and technical information resulting from the development of any portion of any Company Intellectual Property or Company Technology developed under any Contract with any Governmental Entity in which the Governmental Entity has unlimited, limited, restricted, government purpose or specifically negotiated rights.

(j) No Limits on Parent’s Rights. The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any Closing condition set forth herein will not contravene, conflict with or result in any termination of or new or additional limitations on Parent’s right, title or interest in or to the Company Intellectual Property, nor will it cause: (i) the Company to grant to any other Person any right to or with respect to any Intellectual Property owned by, or licensed to the Company, (ii) the Company to be bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) the Company to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any Person in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

(k) Transferability of Intellectual Property. All Company Owned Intellectual Property is fully transferable, alienable and licensable by the Company without restriction and without payment of any kind to any other Person.

3.10 Company Products.

(a) A catalog of the products included in the definition of Company Products that are currently being sold, licensed, provided, or otherwise commercialized by the Company, together with a brief description of each, is set forth in Section 3.10(a) of the Disclosure Schedule. Services included in the definition of Company Products are provided as an ancillary service at the request of a customer in connection with the sale of a product and do not constitute a material stream of revenue.

(b) Except as set forth in Section 3.10(a) of the Disclosure Schedule:

(i) all Company Products sold, licensed, leased, delivered or otherwise made available by the Company to any Person on or prior to the Closing Date (including all installation services, programming services, integration services, repair services, maintenance services, support services, training services and upgrade services) conform and comply with the terms and requirements of all applicable contractual obligations, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), packaging, advertising and marketing materials, product or service specifications and documentation, and Applicable Law; and

(ii) no customer or other Person has asserted or, to the Company’s Knowledge, threatened to assert any claim against the Company under or based upon any contractual obligation or warranty provided by or on behalf the Company, including with respect to any Company Products, other than in the ordinary course of business.

(c) The Company has not recalled or been required to recall any Company Products.

3.11 Privacy; Security Measures.

(a) Privacy. The Company has complied in all material respects with all Applicable Law, contractual obligations, any binding industry standards and the Company’s privacy policies relating to any Processing of Personal Data. The Company has taken commercially reasonable measures to protect and maintain the confidentiality of Personal Data. The execution, delivery and performance of this Agreement and any other Transaction Document will comply with all Applicable Law relating to privacy, data protection, and information security and with the Company’s privacy policies. The Company has not received any complaints or been the subject of any governmental investigations (whether formal or informal) regarding the Company’s Processing of Personal Data. The Company has no outstanding high or critical remediation measures as to how it manages, processes, or secures Personal Data made by any customer or as a result of any third-party audit. To the Company’s Knowledge, no vendor or service provider that processes Personal Data on behalf of the Company has in any material respect: (i) violated any contractual obligation with respect to the processing of Personal Data or (ii) experienced any breach or unauthorized access to Personal Data that such vendor or service provider processes on the Company’s behalf that would require notification of any individual or Governmental Entity under Applicable Law.

(b) Security Measures. The Company has implemented and maintained commercially reasonable measures designed to protect all Personal Data, computers, networks, software and systems used in connection with the operation of the Company Business (the “Information Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse of Personal Data. To the Company’s Knowledge, (i) there have been no unauthorized intrusions or breaches of the security of the Information Systems that would require notification of any individual or Governmental Entity under Applicable Law, and (ii) there has been no unauthorized access, use, or disclosure of any Personal Data in the possession or control of the Company or any of its contractors with regard to any Personal Data obtained from or on behalf of the Company that would require notification of any individual or Governmental Entity under Applicable Law.

3.12 Related Person Transactions. Except as set forth in Section 3.12 of the Disclosure Schedule, there are no Contracts between the Company, on the one hand, and any Related Person, on the other hand, other than compensation paid to Related Persons in their capacity as employees. There have been no transactions during the two-year period ending on the Agreement Date that would require disclosure if the Company were subject to disclosure under Item 404 of Regulation S-K under the Securities Act. To the Company’s Knowledge, no Related Person (i) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a material client, supplier, customer, lessor, lessee or competitor of the Company, or (ii) owns any property right, tangible or intangible, which is used by the Company in the conduct of its business.

3.13 Minute Books. The Company has provided Parent the minute books of the Company for the past five (5) years. Such minute books contain a complete and accurate summary in all material respects of all meetings of directors and shareholders or actions by written consent during such time, other than the deletion of any discussions regarding the possibility of a sale of the Company.

3.14 Material Contracts.

(a) All of the Material Contracts of the Company as of the Agreement Date are listed in Section 3.14(b) of the Disclosure Schedule, and a true, correct and complete copy of each such Material Contract has been delivered to Parent. With respect to each Material Contract: (i) such Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Company, and, to the Company’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the Enforceability Exceptions; (ii) such Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect prior to the Closing, subject to the Enforceability Exceptions; and (iii) neither the Company, nor, to the Company’s Knowledge, any other party, is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by the Company, or, to the Company’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract.

(b) “Material Contract” means any Contract as set forth on Section 3.14(b) of the Disclosure Schedule to which the Company is a party:

(i) that is a Contract entered into with any Significant Customer;

(ii) that is a Contract entered into with any Significant Supplier;

(iii) with expected annual expenditures by the Company in excess of $50,000;

(iv) that is required to be listed in Section 3.9 of the Disclosure Schedule;

(v) granting any exclusive rights to any party, including any right of first refusal, right of first offer or right of first negotiation;

(vi) evidencing Indebtedness of the Company, or which relates to Indebtedness and creates an Encumbrance on the Company’s assets;

(vii) involving any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person, or providing for the sharing of profits relating to the Company Business;

(viii) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), other than Contracts under which the applicable acquisition or disposition has been consummated and there are no outstanding rights or ongoing obligations that are material to the Company Business;

(ix) that is an employment or employment-related Contract with a (A) Key Employee or (B) any other employee of the Company that is not terminable at will or that provides an annual cash compensation of $100,000 or more;

(x) that is a Contract with a consultant, independent contractor or any other service provider of the Company that requires more than one (1) months’ notice for termination or that provides an annual cash compensation of $100,000 or more;

(xi) that is a Contract with an employee, consultant, independent contractor or any other service provider of the Company that contains any deferred compensation, retention bonus, change of control, severance, gratuity or other similar arrangement for the benefit of the employee, consultant, independent contractor or service provider;

(xii) that is a collective bargaining agreement or other Contract with a labor union, labor organization, or other employee collective representation group that covers any employees of the Company;

(xiii) containing a residuals clause for the benefit of the other party to the Contract;

(xiv) that is a Lease;

(xv) that is with a Governmental Entity or university;

(xvi) that materially limits or purports to materially limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xvii) that grants any (1) exclusive license, supply, distribution or other rights, (2) rights of first refusal, or rights of first negotiation, (3) “most favored nation” rights, (4) exclusive rights to purchase, license or receive any Company Technology, or similar rights to or from any Person;

(xviii) that provides for an outstanding commitment for capital expenditures in excess of $50,000 that would be binding on the Company or Parent after the Closing;

(xix) in connection with which the Company may have in the future cumulative financial obligations (including liability, reimbursement obligations, and obligations to issue credits or pay any funds) in excess of One Million Dollars ($1,000,000.00), including through warranties, support obligations, second sourcing rights granted to another Person, indemnification, epidemic failure remedies, and other similar rights or obligations; or

(xx) any other Contract not disclosed above that is reasonably material to the Company.

3.15 Government Contracts.

(a) Section 3.15(a) of the Disclosure Schedules sets forth a complete and accurate record as of the Agreement Date of:

(i) all of the Company’s Government Contracts the period of performance of which have not yet expired or been terminated and for which final payment has not been received as of the Agreement Date or has not been closed out, and, with respect to each, identifies: (A) the contract number and type (e.g., firm-fixed-price, cost-plus-fixed-fee); (B) the name and address of the contracting agency, instrumentality or department of the U.S. Government and, for subcontracts, the prime contractor or higher-tier subcontractor, as applicable; (C) the total dollar value, as amended; (D) the approximate remaining unpaid balance; (E) the contract award date; and (F) the level of coverage under the Cost Accounting Standards;

(ii) all of the Company’s Government Bids made since January 1, 2021, that remain outstanding as of the Agreement Date, and, with respect to each, identifies: (A) the project name; (B) the contracting agency, instrumentality or department of the U.S. Government, if any, identified therein and, for subcontracts, the prime contractor or higher-tier subcontractor, as applicable; and (C) the date of the proposal; and

(iii) all of the Company’s Government Contracts which are currently or are likely to experience cost, schedule, technical or quality problems resulting from actions or inactions by the Company that could result in claims against the Company (or their respective successors in interest) by the U.S. Government, a prime contractor or a higher-tier subcontractor.

(b) The Company has provided or made available to Parent true and complete copies of all Government Contracts and Government Bids listed in Section 3.15(a) of the Disclosure Schedule.

(c) All of the Company’s Government Contracts listed (or required to be listed) in Section 3.15(a)(i) of the Disclosure Schedule (i) were legally awarded, and are binding on the other parties thereto (subject to the Enforceability Exceptions); (ii) are binding on the Company and are in full force and effect (subject to the Enforceability Exceptions); and (iii) are not currently the subject of bid or award protest proceedings.

(d) The Company has complied in all material respects with all statutory and regulatory requirements as applicable to each of the Company’s Government Contracts and each of the Company’s Government Bids.

(e) The Company has complied in all materials respects with: (i) all material terms and conditions, including all clauses, provisions, specifications, and quality assurance, Cost Accounting Standards, warranties, testing and inspection requirements of the Company’s Government Contracts, whether incorporated expressly, by reference or by operation of Law, and (ii) applicable Laws pertaining to the Company’s Government Contracts, including any FAR or FAR supplement clauses or provisions applicable to or incorporated by reference in such Government Contracts.

(f) All facts (but excluding, for the avoidance of doubt, any forward-looking statements) set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Company in connection with each of the Government Contracts and each of the Government Bids were true and accurate as of the date of submission in all material respects.

(g) The Company has complied in all material respects with all applicable representations, certifications and disclosure requirements under each of the Government Contracts and each of the Government Bids.

(h) The Company has not made any voluntary or mandatory disclosure to, or entered into any consent or administrative agreement (including a Corporate Integrity Agreement) with, a Governmental Entity related to any Government Contracts or Government Bids. No facts or circumstances exist with respect to Government Contracts or Government Bids that would reasonably require a mandatory disclosure pursuant to 48 C.F.R. § 52.203-13.

(i) All of the written past performance evaluations submitted to the Contractor Performance Assessment Reporting System which have been provided to the Company during the six (6) years immediately preceding the Agreement Date have been made available to Parent.

(j) In the last six (6) years, neither the U.S. Government nor any prime contractor or higher-tier subcontractor under a Government Contract, nor any other Person, has notified the Company in writing of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification of any Government Contract.

(k) To the Knowledge of the Company, no facts exist which could give rise to a claim for price adjustment under the Truth in Negotiations Act or to any other request for a reduction in the price of any of the Company’s Government Contracts.

(l) In the last six (6) years, the Company has not received any show cause, cure, deficiency, termination (whether for default or convenience), stop work, or other similar notice relating to any of the Company’s Government Contracts. The Company is not aware of an event that, with or without due notice or lapse of time or both, would reasonably be likely to result in any such breach or violation.

(m) There are no outstanding claims or disputes relating to the Company’s Government Contracts that have been asserted by the Company or by the U.S. Government, any prime contractor, any higher-tier subcontractor or any third party against the Company and, to the Knowledge of the Company, no facts or allegations exist that could give rise to such a claim or dispute in the future.

(n) The Company, and the Company’s Principals (as defined in 48 C.F.R. § 2.101), officers, managers, and directors have not (i) been and are not now suspended, debarred or proposed for suspension or debarment from the award of any Government Contracts as a prime contractor or subcontractor; (ii) been subject to any indictment, lawsuit, subpoena, or civil investigative demand concerning any material violation of any requirement pertaining to a Government Contract or Government Bid; (iii) been convicted of or had a civil judgment rendered against them for: (A) commission of Fraud or a criminal offense in connection with obtaining, attempting to obtain or performing a public (federal, state or local) contract or subcontract; (B) violation of federal or state antitrust statutes relating to the submission of offers; or (C) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, violating federal criminal tax Laws or receiving stolen property.

(o) The Company has not received any written notice that it will be subject to, and have not undergone and are not undergoing, any audit, review, inspection, investigation, survey or examination of records relating to the Company’s Government Contracts other than in the ordinary course of business.

(p) The Company has not been and is not now under any administrative, civil or criminal investigation or indictment involving alleged false statements, false claims or other improprieties relating to the Company’s Government Contracts or Government Bids. The Company has not been and is not now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to the Company’s Government Contracts or Government Bids.

(q) The Company’s cost accounting systems comply in all material respects with all applicable government procurement statutes and regulations and with the requirements of all of the Company’s Government Contracts. All certified cost or pricing data submitted by or on behalf of the Company in connection with a Government Contract or Government Bid was current, complete, and accurate as of the certification date. All invoices and claims for payment submitted by or on behalf of the Company in connection with a Government Contract were current, complete, and accurate as of their applicable submission dates.

(r) Neither the U.S. Government nor any prime contractor or higher-tier subcontractor under a Government Contract has questioned or disallowed any costs claimed by the Company under any such Government Contract. Neither the U.S. Government nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold or set off, monies due to the Company under any Government Contract.

(s) The Company has not been provided with any U.S. Government property or equipment in excess of $5,000 pursuant to a Government Contract or which was acquired by the Company under a cost-reimbursement Government Contract and which, as of the Agreement Date, is in the Company’s possession.

(t) The Company is not a party to any Government Contract in which the Company represented, individually or as a member of a joint venture, that it was a small business concern or qualified for any other preferential status or other “set aside” status.

(u) The Company does not possess, and is not required to possess, any facility security clearances, and none of the Company’s employees is required to possess any personnel-specific approvals required to perform the Company’s Government Contracts. The Company has complied in all material respects with all applicable requirements under each Government Contract relating to the safeguarding of and access to classified information. The Company has complied in all material respects with the applicable provisions of 48 C.F.R. § 252.204-7008, 48 C.F.R. § 252.204-7012, 48 C.F.R.§ 52.204-21, or other applicable regulations or provisions governing the safeguarding of confidential unclassified information, and to the Knowledge of the Company, no facts or circumstances exist that would give rise to a violation of any such provisions.

(v) Except as set forth in Section 3.15(v) of the Disclosure Schedule, there are no Government Contracts or Government Bids (or mitigation plans under such Government Contracts or Government Bids) that include one or more terms or provisions that restrict the Company’s ability to bid on or perform work on future Contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in FAR Subpart 9.5 or other Applicable Law or Contract term. To the Company’s Knowledge, no organizational conflicts of interest (“OCI”) will arise as a consequence of the consummation of the transactions contemplated hereby. In the past six (6) years, The Company has complied in all material respects with all of their OCI mitigation plans and have not received any notice of any failure to comply with such plans or the existence of any prohibited OCI in connection with any Government Contract or Government Bid. The Company has furnished to Parent complete copies of all such OCI mitigation plans.

(w) The Company has not made any assignments of its Government Contracts or of any interests in such Government Contracts. The Company has not entered into any financing arrangements with respect to the performance of any Government Contract.

(x) The Company has taken all steps under any Government Contract and Applicable Law to assert, protect and support their rights in technical data, computer software, computer software documentation, inventions, and other Intellectual Property so that no more than the minimum rights or licenses required under Applicable Law and Government Contract terms will have been provided to the receiving party and/or the Governmental Entity. Without limiting the foregoing, The Company has timely disclosed and elected title to all subject inventions, timely listed all technical data and computer software to be furnished with less than unlimited rights in any required assertions table, and included the proper and required restrictive legends on all copies of any technical data, computer software, computer software documentation, and other Intellectual Property rights delivered under any Government Contract. All such markings and rights were properly asserted and justified under the Government Contracts, and no Governmental Entity, prime contractor, or higher-tier subcontractor has challenged or, to the Company’s Knowledge, has any basis for challenging, the markings and rights asserted by the Company.

3.16 Real Estate. Each lease, sublease, license or other occupancy agreement for real property (each a “Lease” and collectively, “Leases”) to which the Company is a party is in full force and effect and are valid, binding and enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. No Lease has been cancelled, mutually terminated or challenged in writing wholly or in part, and to the Company’s Knowledge, such cancellation, termination or challenge has not been directly and overtly threatened neither for now nor the future and no side agreements have been made with respect to the properties subject to any Lease. Except as set forth in Section 3.16 of the Disclosure Schedule, the Company has not transferred or assigned any Lease or sublet or sub-sublet any portion of the property covered by any Lease. A true and correct copy of each Lease and any guaranties with respect with respect thereto have been provided to Parent. The Company has paid all rents, operating expenses and other additional charges in full to the extent such rents, operating expenses and charges are due and payable under each Lease. The Company’s possession and quiet enjoyment of the premises which are the subject of the Leases has not been disturbed. None of the Company, nor, to the Company’s Knowledge, the applicable landlord or sublandlord is in default under any Lease. Section 3.16 of the Disclosure Schedule sets forth a complete and accurate list of all Leases and any guaranties with respect thereto, setting forth for each such Lease, the name of the landlord or sublandlord, the amount of the security deposit paid by the Company for such Lease, and the remaining amount of such security deposit as of the Agreement Date. Any brokerage commissions relating to the Leases owed by the Company have been paid in full. The Company does not own, and has never owned, any real property.

3.17 Title to Property; Sufficiency.

(a) The Company has good and marketable title to all of its properties, interests in property and assets, real and personal, reflected in the Financial Statements or acquired after the Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business), or with respect to leased and subleased properties and assets, valid leasehold or subleasehold interests (as the case may be) therein, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) The plants, property and equipment of the Company are adequate for their current use in the operation of the Company Business.

(c) Upon the Closing, the assets of the Company will constitute all of the assets necessary for Parent and its Affiliates to conduct the Company Business in all material respects as conducted by the Company immediately prior to the Closing.

3.18 Environmental Matters. The Company is and has been in compliance with all Environmental Laws relating to the properties or facilities owned, used, leased or occupied by the Company at any time (collectively, “Company’s Facilities;” such properties or facilities currently owned, used, leased or occupied by the Company are defined herein as “Company’s Current Facilities”) and with all Permits required by or issued under Environmental Laws, and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of the Company’s Facilities that may or will give rise to liability of the Company under Environmental Laws. To the Company’s Knowledge, there are no Hazardous Materials (including asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of the Company’s Current Facilities. To the Company’s Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at the Company’s Current Facilities. No employee of the Company, or any other Person has claimed that the Company is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No Action or investigation is pending against the Company, or, to the Company’s Knowledge, threatened against the Company, with respect to Hazardous Materials or Environmental Laws; and the Company has no Knowledge of any facts or circumstances that could form the basis for assertion of a claim against the Company, or that could form the basis for liability of the Company, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws. Except as may be contained in the Leases, the Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person relating to any Environmental Laws. The Company has furnished to Parent all material environmental audits, reports, and other environmental documents relating to the Company’s Current Facilities that are in its possession.

3.19 Taxes.

(a) The Company has prepared and timely filed all income and other material Tax Returns for any period ending on or before the Closing Date and such Tax Returns are true and correct and have been completed in accordance with Applicable Law. All income and other material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid when due.

(b) As of the Agreement Date, the Company has, and as of the Closing Date, will have, (i) timely withheld from their respective employees, independent contractors, customers, shareholders, and other Persons from whom it is required to withhold Taxes in material compliance with all applicable Tax law, and (ii) timely paid all amounts so withheld to the appropriate Governmental Entity.

(c) During the period of all unexpired applicable statutes of limitations, the Company has not been delinquent in the payment of any material Tax, which Tax has not yet been paid. There is no Tax deficiency outstanding or assessed or proposed in writing against the Company, nor has the Company executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) The Company is not a party to any tax-sharing agreement or similar arrangement with any other party, and the Company has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax (other than an agreement entered into in the ordinary course, the principal purpose of which is not Taxes).

(e) No Tax Return of the Company has been audited by a Governmental Entity, nor is any such audit in process or pending, and the Company has not been notified in writing of any request for such an audit or other examination.

(f) The Company has never been a member of an affiliated group of corporations filing a consolidated federal income tax return.

(g) The Company has never been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

(h) The Company has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Closing.

(i) The Company has not agreed to make, nor is the Company required to make, any adjustment under Section 481 of the Code or corresponding provision of state, or local law by reason of any change in accounting method.

(j) The Company has never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(k) The Company has never requested or received any private letter ruling from the Internal Revenue Service or comparable rulings from any other Governmental Entity.

(l) There are no Encumbrances on the assets of the Company relating to or attributable to Taxes, other than Permitted Encumbrances.

(m) No power of attorney with respect to Taxes has been granted with respect to the Company, which power of attorney is currently in effect.

(n) The Company’s Returns have never been subject to a Code Section 482 adjustment or corresponding provision of state, local or foreign law. The Company is in compliance with all transfer pricing requirements in all jurisdictions in which the Company does business.

(o) Within the past three (3) years, no claim has been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns to the effect that the Company is subject to Tax by that jurisdiction. The Company has never had a permanent establishment outside the United States.

(p) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount or deferred revenue received on or prior to the Closing Date.

(q) The Company has (i) not deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or any similar state, or local law, (ii) not deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with IRS Notice 2020-65 or any U.S. presidential memorandum or executive order, and (iii) properly complied with and duly accounted for any credits received under Sections 7001 through 7005 of the Families First Coronavirus Act (Public Law 116-127) and Section 2301 of the CARES Act.

(r) The Company has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 301.6111-2(b)(2).

(s) Each share of Company Common Stock is property that is “substantially vested” under Section 83 of the Code and Treasury Regulation Section 1.83-3(b).

(t) There is no payment, agreement, plan, arrangement or other contract covering any employee or other service provider of the Company (or any other entity treated as a member of the Company’s affiliated group for purposes of Section 280G(d)(5) of the Code), including any of the transactions and arrangements contemplated by or following this Agreement, that, considered individually or in the aggregate (either alone or in combination with any other event before or after the Closing Date, including termination of service) with any other such payments, agreements, plans, arrangements or other contracts, will, or could be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or similar provisions of Applicable Law. There is no agreement, plan, arrangement or other contract by which the Company is bound to compensate any Person for excise taxes paid pursuant to Section 4999 of the Code. Section 3.19(t) of the Disclosure Schedule lists all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of Agreement Date.

(u) No stock options, stock appreciation rights or other equity-based awards have been issued or granted by the Company. The Company does not have any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”). No compensation shall be includable in the gross income of any current or former employee, director, or consultant of the Company as a result of the operation of Section 409A of the Code.

(v) At all times since March 13, 2000, the Company has been a validly existing S corporation in accordance with Section 1361 of the Code and corresponding provisions of state law and neither the Company nor any shareholder has taken any action that would cause or result in the termination of its status as an S corporation. The Company is not liable for a Tax on built in gains under Section 1374 of the Code or corresponding provisions of state law.

(w) The Company has collected and timely remitted to the appropriate Governmental Entity all sales, use, value added and goods and services Taxes required to be collected and remitted or has been furnished a valid exemption or resale certificate.

3.20 Employee Benefit Plans.

(a) Section 3.20(a) of the Disclosure Schedule contains an accurate and complete list, with respect to the Company and any other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (collectively an “ERISA Affiliate”) of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension, retirement benefits, provident fund benefits, profit-sharing, savings, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or similar provisions of Applicable Law, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former employee, director, advisor, contractor or consultant, or for which the Company has any liability (actual or contingent, direct or indirect) (each a “Company Employee Plan” and collectively, the “Company Employee Plans”). The Company has not made any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan to the requirements of any Applicable Law, in each case as previously disclosed to Parent in writing, or as expressly required by this Agreement).

(b) Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan including all amendments thereto and all related trust documents (or a summary of any oral Company Employee Plan), (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of the Company

Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) each affirmative action plan, if applicable, (vii) all communications material to any employee or employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (ix) all model Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) forms and related notices, (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (xi) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xii) all registration statements, annual reports and prospectuses prepared in connection with each Company Employee Plan, to the extent applicable, (xiii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan, and (xiv) all rulings or notices issued by a governmental agency with respect to each Company Employee Plan.

(c) Company Employee Plan Compliance. The Company has performed all obligations required to be performed by it under, is not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with Applicable Law, including ERISA and the Code. Each Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS, and nothing has occurred since the date of the most recent determination that could reasonably be expected to cause any such Company Employee Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company, or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any fine, assessment, penalty or other Tax or liability with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or otherwise by operation of law or contract. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. No event has occurred that could give rise to loss of the tax-qualified or tax-exempt status of any Company Employee Plan.

(d) No Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Company Employee Plan or other plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or similar provisions of Applicable Law.

(e) No Self-Insured Company Employee Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured “group health plan” (within the meaning of Section 5000(b)(1) of the Code) that provides benefits to employees (other than a medical flexible spending account, health reimbursement arrangement or other similar program), including any such plan pursuant to which a stop-loss policy or contract applies.

(f) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any “multiple employer plan” or any “multiple employer welfare arrangement” or to any plan described in Section 413 of the Code or Sections 3(40) or 210 of ERISA.

(g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company has represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

(h) COBRA; FMLA; HIPAA. The Company and each ERISA Affiliate has, prior to the Agreement Date, complied with the Patient Protection and Affordable Care Act, as amended, the Health Care and Education Reconciliation Act of 2010, as amended, COBRA, the Family Medical Leave Act of 1993, as amended (“FMLA”), HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, the Patient Protection and Affordable Care Act (as amended), the Health Care and Education Reconciliation Act of 2010 (as amended) (the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, collectively, the “ACA”), and any similar provisions of foreign or state law applicable to its employees or compliance with those provisions has been delegated to a third-party administrator, and the Company does not have any Knowledge of any non-compliance by such administrator. Neither the Company nor any ERISA Affiliate has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA, ACA or any state or statutory local law governing health care coverage or extension.

(i) Effect of Merger. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, gratuity, golden parachute, bonus or otherwise), becoming due to any employee, (ii) result in any forgiveness of indebtedness, (iii) increase any benefits otherwise payable by the Company or any ERISA Affiliate, (iv) obligate the Company or any ERISA Affiliate to fund any trust, or (v) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(j) No Interference or Conflict. To the Knowledge of the Company, no Company Shareholder or director, officer, employee or consultant of the Company is obligated under any Contract, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the Company Business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company Business nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company Business will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such officers, directors, employees, or consultants is now bound.

3.21 Employee Matters.

(a) Section 3.21(a) of the Disclosure Schedule sets forth, as of the Agreement Date, a true, correct and complete list of all directors, officers, and employees (including part-time employees and interns) of the Company (redacted where required by Applicable Law), describing for each such individual: (i) date of hire; (ii) job title; (iii) full time or part time status; (iv) target bonus, commission or other variable compensation for the current fiscal year and any accrued but unpaid bonus, commission or other variable compensation for the current and the most recently completed fiscal year; (v) whether the position is classified as exempt or non-exempt for wage and hour law purposes and workmen or non-workmen for Indian-based employees; (vi) accrued but unused vacation, sick leave, or other paid time off; and (vii) any other cash compensation and benefits arrangements. All of the employees of the Company are U.S. Citizens. None of the employees of the Company is entitled to any change in control or transaction bonus at the Closing or otherwise in connection with the Transaction.

(b) Section 3.21(b) of the Disclosure Schedule sets forth, as of the Agreement Date, a true, correct and complete list of all independent contractors of the Company (redacted where required by Applicable Law), describing for each such individual: (i) date of engagement and termination date (if applicable); (ii) business location; (iii) average hours worked per week; (iv) rate of compensation; (v) whether the Company has entered into any agreement or contract with the contractor, and (vi) a brief description of services provided to the Company.

(c) All current employees of the Company have entered into confidentiality and assignment of inventions agreements in favor of the Company that remain in effect, the forms of which will be provided to Parent. To the Knowledge of the Company, no Company employee is in violation of any term of any patent disclosure agreement, employment agreement, non-competition agreement or any restrictive covenant to any Person relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. The Company has provided or made available to Parent (i) the employment agreements and any other agreements providing for terms and conditions of employment or engagement with all directors, officers and employees of the Company; (ii) any and all agreements related to any such directors, officers, and employees’ outside employment or engagement with any third party; (iii) all of its written employment policies and current employee handbook as well as a summary of all its unwritten employment customs and practices.

(d) The Company has provided to Parent, as of the Agreement Date, a true, correct and complete list of all of its consultants, independent contractors, and other personal service providers (including leased and temporary employees) of the Company, and for each, the name, the nature of the services provided, the start date of the engagement, the length of the engagement, where services are performed, whether the engagement has been terminated by written notice by either party, and the compensation arrangement. The Company has provided copies of all agreements for each of these individuals.

(e) Except as set forth in Section 3.21(e) of the Disclosure Schedule, the employment of the employees of the Company is terminable at will, without payment of severance or other compensation or consideration, and without advance notice. To the Company’s Knowledge, no key employee has threatened or indicated an intent to terminate employment in connection with the Transaction.

(f) The Company is in compliance in all material respects with all currently Applicable Laws and regulations respecting employment, employment practices and terms and conditions of employment, including applicant and employee background checks, immigration laws, anti-discrimination, harassment and retaliation laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, classification of employees as exempt and non-exempt, wage and hour laws, employee leasing and joint employer laws, profit-sharing, benefits in kind, remuneration for inventions, overtime work, occupational safety and health laws (including law, rules, regulations and orders related to the COVID-19 pandemic), and termination of employment. There are no proceedings pending or, to the Company’s Knowledge, reasonably expected or threatened, between the Company, on the one hand, and any or all of its current or former employees, on the other hand, including any claims for actual or alleged harassment, discrimination or retaliation based on race, national origin, age, sex, sexual orientation, religion, disability or other protected characteristics, unpaid wages, or tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to the Company’s Knowledge, reasonably expected or threatened, against the Company under any workers’ compensation or long-term disability plan or policy. The Company (i) has provided all employees, independent contractors, consultants and other service providers with all wages, salaries, benefits, relocation benefits, stock options, bonuses and commissions, and all other compensation that is due to be paid to or on behalf of such employees, independent contractors, consultants and other service providers, (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments or compensation to employees, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment insurance benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, any misclassification of any employee in terms of his or her exempt or non-exempt status under applicable wage and hour laws, or with respect to any employee leased from another employer.

(g) No work stoppage or labor strike against the Company is pending, or, to the Company’s Knowledge, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union, labor organization or other employee collective group to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Company’s Knowledge, threatened, or reasonably anticipated relating to any labor matters involving any employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any applicable state or local statutory legislation. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees, nor is there a duty to on the part of the Company to bargain with any labor union, labor organization or other employee collective groups, and no collective bargaining agreement is being negotiated by the Company.

(h) There has been no mass layoff, plant closing or similar employment loss at the Company, at any time, under the federal Worker Adjustment and Retraining Notification Act or any similar state, local or foreign law (collectively, the “WARN Act”), nor is any mass layoff, plant closing, or similar employment loss planned. The Company has not incurred any liability or obligation under the WARN Act, nor will it incur any liability or obligation under the WARN Act as a result of the transactions contemplated by this Agreement or that may be based, in whole or in part, on any employment terminations that occur prior to the Closing.

(i) There are no outstanding inspection orders or any pending or, to the Knowledge of the Company, threatened charges under the Occupational Safety and Health Administration (“OSHA”) or any other applicable occupational health and safety legislation with respect to the Company. The Company has complied in all material respects with any Orders issued to it under OSHA or any other applicable occupational health and safety legislation and there are no appeals of any Orders that are currently outstanding.

(j) To the Company’s Knowledge, in the past four (4) years, there have been no allegations of sexual harassment or misconduct involving any current or former director, officer, employee or independent contractor of the Company and the Company has not entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any current or former director, officer, employee or independent contractor of the Company.

(k) To the Company’s Knowledge, no employee or consultant of the Company is in material violation of: (i) any term of any employment or consulting contract or (ii) any term of any other contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by or to render services to the Company or to use trade secrets or proprietary information of others. To the Company’s Knowledge, the employment of any employee or engagement of any consultant by the Company does not subject it to any liability to any third party.

3.22 Insurance. Section 3.21(a) of the Disclosure Schedule sets forth a list of all casualty, general liability and other insurance policies and fidelity bonds maintained by the Company (the policies and bonds required to be set forth thereon, the “Insurance Policies”). Each of the Insurance Policies is in full force and effect. The Company has paid when due all premiums due and payable under all such Insurance Policies. The Company has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurance carrier has provided written notice to the Company that it has cancelled or generally disclaimed coverage or liability under any Insurance Policy or indicated any intent to do so or not to renew any such policy. There are no pending claims against the Insurance Policies or any prior insurance policies of the Company as to which the insurers have denied liability or where available insurance coverage (including defense costs) has been or will be exceeded. The Company has not received written notice of a default under, or a termination or cancellation of, or an increase in premium with respect to, any of the Insurance Policies. The Company has made available to Parent complete and accurate copies of each Insurance Policy. All premiums due or payable under the Insurance Policies have been paid, and there is no retrospective, audited, or similar premium due in excess of already paid amounts.

3.23 Compliance with Laws. The Company has complied in all material respects with, and each is currently in compliance in all material respects with, and has not received any notices of violation with respect to, any Applicable Law with respect to the conduct, ownership or operation of the Company Business.

3.24 International Trade Matters.

(a) Section 3.24(a) of the Disclosure Schedule sets forth a complete and accurate list of (i) the export control classification numbers (ECCNs) for each Company Product exported by the Company, and (ii) any export licenses or license exceptions applicable to each Company Product.

(b) The Company is, and at all times has been, in compliance with and have not been and are not in material violation of any International Trade Law. The Company has procured appropriate export licenses and approvals prior to releasing, sharing, or otherwise exporting any Company Product or any technology or technical data to any foreign nationals, wherever located.

(c) Without limiting the foregoing, the Company has not provided, sold to, or otherwise transferred, without any required approval from the U.S. Government, any products, software, hardware, Technology, or services, directly or indirectly, to (i) Cuba, Iran, North Korea, Syria, the Crimea region of the Ukraine, or any other country or territory against which the United States maintains an economic embargo; (ii) any instrumentality, agent, entity, or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Entity of such countries; (iii) nationals of such countries; or (iv) any organization, entity, or individual appearing on a U.S. Government list of parties with whom companies are prohibited from transacting business including the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the Denied Persons List, Entity List, and Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Department of Commerce, and the List of Debarred Parties maintained by the Directorate of Defense Trade Controls of the U.S. Department of State (the “Prohibited Party Lists”).

(d) None of the Company nor any of its shareholders, directors, officers, or employees (i) appear on a Prohibited Party List or is owned or controlled by an individual or entity that is on the Prohibited Party List; (ii) is the subject to any applicable sanctions administered or enforced by OFAC or any other relevant sanctions authority; or (iii) is located, organized, or resident in a country or territory that is subject to an economic embargo by the U.S. Government (including Cuba, Iran, North Korea, Syria, and the Crimea region of the Ukraine).

(e) The Company has not participated, directly or indirectly, in any boycotts or other similar practices in violation of, or triggering penalties under, the regulations of the United States Department of Commerce or Section 999 of the Internal Revenue Code.

(f) The Company has not received, any actual or threatened order, notice, or other communication from any Governmental Entity of any actual or potential violation or failure to comply with any International Trade Law. The Company has not made, and does not intend to make, any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or liability of the Company arising under or relating to any International Trade Law. To the Knowledge of the Company, there are no allegations, complaints, charges, investigations or administrative enforcement actions, pending, expected, threatened, or closed by any Governmental Entity with respect to any potential violation or liability of the Company under or relating to any International Trade Law.

3.25 Anti-Corruption Compliance.

(a) None of the Company, nor any shareholder, director, officer, employee, agent or Representative of the Company (acting on behalf of the Company):

(i) has been convicted of, or, to the Knowledge of the Company, accused, charged or investigated by any Governmental Entity with any violation of, any Anti-Corruption/AML Law or other Applicable Law related to fraud, theft, embezzlement, bribery, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or sanctioned violations;

(ii) has used any funds (whether of the Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity;

(iii) has with a corrupt or improper intention directly or indirectly (through third parties) paid, provided, promised, offered, or authorized the payment or provision of money, a financial advantage, or anything else of value to (A) an official, employee, or agent of any government, military, public international organization, state-owned or affiliated entity (including sovereign wealth funds or public hospitals, universities, or research labs), political party, or any instrumentality thereof (collectively “Government Officials”), (B) a political party or candidate for political office, or (C) any other Person, for purposes of obtaining, retaining, or directing permits, licenses, favorable tax or court decisions, special concessions, contracts, business, or any other improper advantage;

(iv) has otherwise offered, promised, authorized, provided, or incurred or will in the future offer, authorize, make, pay or receive, directly or indirectly, any bribe, kickback, or other corrupt or unlawful payment, expense, contribution, gift, entertainment, travel or other benefit or advantage (collectively, “Restricted Benefits”) to or for the benefit of any Government Official, political party or candidate, or any other Person;

(v) has solicited, accepted, or received any Restricted Benefits from any Person;

(vi) has established or maintained any slush fund or other unlawful or unrecorded fund or account;

(vii) has inserted, concealed, or misrepresented corrupt, illegal, or improper payments, expenses or other entries in their books and records;

(viii) is a Government Official or political candidate or has immediate family members who are Government Officials or political candidates;

(ix) has concealed or disguised the existence, illegal origins, and/or illegal application of criminally derived income/assets or otherwise caused such income or assets to appear to have legitimate origins or constitute legitimate assets;

(x) has used any funds to finance terrorist, drug-related, or other illegal activities;

(xi) has violated, caused other parties to violate, or is currently in violation of, directly or indirectly, any provision of any Anti-Corruption/AML Laws or any Applicable Laws of similar effect; or

(xii) has received any communication that alleges any of the foregoing.

(b) The Company has not conducted any internal or government-initiated investigation, or made a voluntary or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption/AML Laws. There are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to violations of any Anti-Corruption/AML Laws.

3.26 Accounts Receivable. The accounts receivable of the Company are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than Affiliates, are not subject to any prior assignment or Encumbrance, and are not subject to valid defenses, set-offs or counter claims. The Company has not been notified in writing that any outstanding accounts receivable of the Company is being disputed by the payor.

3.27 Customers. Section 3.27 of the Disclosure Schedule sets forth the top ten (10) customers of the Company for the twelve (12) month period ended on March 31, 2021 based on gross revenue over such period (collectively, the “Significant Customers”). Since March 31, 2021, no Significant Customer has canceled or otherwise terminated or adversely modified, or provided written notice that such Significant Customer intends to cancel or otherwise terminate or adversely modify, its relationship with respect to the Company Business.

3.28 Suppliers. Section 3.28 of the Disclosure Schedule sets forth (a) the single source suppliers of the Company Business and (b) the top ten (10) suppliers of the Company Business for the twelve (12) month period ended on March 31, 2021 based on gross purchases over such period (collectively, the “Significant Suppliers”). Since March 31, 2021, no Significant Supplier has ceased or substantially reduced, or has provided written notice that such Significant Supplier intends (A) to cease or substantially reduce the distribution of raw materials, supplies, services, merchandise and other goods to the Company whether before or after the Closing or (B) intends to provide raw materials, supplies, services, merchandise and other goods to the Company Business after the Closing on terms and conditions materially less favorable to those used in its current sales to the Company, subject to general and customary price increases.

3.29 Bank Accounts. Section 3.29 of the Disclosure Schedule sets forth a true and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box or account, and the related account numbers and authorized signatories with respect thereto.

3.30 Inventory. All Inventory held by the Company, whether or not reflected in the Closing Balance Sheet, as of the Closing will consist, in all material respects, of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established on the Closing Balance Sheet. No such Inventory is held on a consignment basis. As of the Closing, the quantities of each item of such Inventory (whether raw materials, work-in-process or finished goods) will not be excessive in any material respect, but will be reasonable in the then-present circumstances of the Company Business.

3.31 Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby, except for the fees of Crux CFO Advisors, which shall be included as Transaction Expenses.

3.32 No Additional Representations; No Reliance. Except for the representations and warranties made in this Section 3, or in any certificate or ancillary agreement contemplated herein, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its businesses, operations, assets, liabilities or condition (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Section 3, or in any certificate or ancillary agreement contemplated herein, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or its properties, assets or businesses or (ii) any oral or written information presented to Parent, Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

4. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub, as applicable, jointly and severally represent and warrant to the Company and the Company Shareholders as of the Agreement Date and as of the Closing Date that the statements contained in this Section 4 are true and correct in all material respects.

4.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby.

4.2 Authority.

(a) Each of Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, as applicable. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(b) No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent or any of its subsidiaries (including Merger Sub) in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger or prevent, materially alter or delay any of the transactions contemplated by this Agreement.

4.3 SEC Filings.

(a) Except as set forth on Section 4.3(a) of the Disclosure Schedules, since August 25, 2021, all reports, schedules, forms, statements and other documents (including exhibits, schedules, financial statements and all other information incorporated therein) required to be filed by Parent with the SEC (the “Parent SEC Documents”) have been filed with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Parent SEC Documents contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s subsidiaries is currently subject to the periodic reporting requirements of the Exchange Act. Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. To the knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b) Parent is in compliance in all material respects with all current listing requirements of NASDAQ.

(c) Each of the consolidated financial statements (including, in each case any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates. The balance sheets included in such financial statements fairly present, in all material respects, the financial position of the Parent as of their respective dates, and the related statements of operations, stockholder’s deficit and cash flows included in such financial statements fairly present, in all material respects, the results of its operations and cash flows for the periods indicated therein, in each case in accordance with GAAP applied on a consistent basis, with only such deviations from such accounting principles and/or their consistent application as are referred to in the notes to such financial statements and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of related notes (none of which year-end adjustments or footnote disclosures would be material).

4.4 Absence of Certain Changes or Events. Since August 25, 2021, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or as disclosed in the Parent SEC Documents, the business of Parent and each of its subsidiaries has been conducted in the ordinary course of business consistent with past practice.

4.5 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent.

4.6 Financing. Parent has and will have at the Closing sufficient funds immediately available to enable it to pay the Cash Merger Consideration. Parent will have sufficient funds available to it to pay the Holdback Amount, the 2022 Earnout Maximum Consideration and the 2023 Earnout Maximum Consideration (assuming such amounts will be paid in full) as and when due and payable pursuant to the terms of this Agreement. Each of Parent and Merger Sub confirms that it is not a condition to Closing or any of its other obligations under this Agreement that Parent or Merger Sub obtain financing for or in connection with the transactions contemplated by this Agreement and the Transaction Documents.

5. Conduct Prior to the Closing.

5.1 Conduct of Company Business.

(a) During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing (the “Pre-Closing Period”), the Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Parent): (i) to carry on the Company Business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; (ii) to pay the debts and Taxes of the Company when due subject to (A) any good faith disputes over such debts or Taxes; and (B) Parent’s consent to the filing of material

Returns, if applicable; (iii) to pay or perform other obligations when due; and (iv) to use commercially reasonable efforts to (A) preserve intact the present business organizations of the Company, (B) keep available the services of the present officers of the Company and the Key Employees and (C) preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company.

(b) The Company agrees to promptly notify Parent of (i) any material event or occurrence not in the ordinary course of the Company Business, (ii) any event which could reasonably be expected to have a Company Material Adverse Effect; and (iii) any change in its capitalization as set forth in Section 3.5.

(c) Without limiting the foregoing, except as expressly contemplated by this Agreement or the Disclosure Schedule, during the Pre-Closing Period, the Company shall not and shall not permit any of the following, without the prior written consent of Parent, which shall not be unreasonably conditioned, withheld or delayed:

(i) Charter Documents. Cause or permit any amendments to the Organizational Documents of the Company;

(ii) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of the capital stock or equity securities of the Company, or split, combine or reclassify any of any of the capital stock or equity securities of the Company, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares or other interests of any of the capital stock or equity securities of the Company, or repurchase or otherwise acquire, directly or indirectly, any shares or other interests of any of the capital stock or equity securities of the Company;

(iii) Company Stock Plans, etc. Adopt a stock plan of the Company or grant any equity or phantom equity awards;

(iv) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of the Company’s capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Company to issue any such shares, equity securities or other convertible securities;

(v) Intellectual Property. Enter into or amend any Contracts pursuant to which the Company transfers or licenses to any Person or entity any rights to its Intellectual Property or any other party is granted rights of any type or scope with respect to any of the Company Products or Intellectual Property;

(vi) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of the properties or assets of the Company that are material, individually or in the aggregate, to the Company Business other than in the ordinary course of business consistent with past practice;

(vii) Indebtedness. Incur any Indebtedness in excess of $50,000 in the aggregate;

(viii) Agreements. Enter into, terminate or amend any Material Contract or any Contract that would be a Material Contract if in existence on the Agreement Date;

(ix) Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $50,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

(x) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in excess of $50,000 in the aggregate other than in connection with the expansion of the Company’s existing facilities and the build out thereof as set forth on Schedule 5.1(c)(x);

(xi) Insurance. Materially reduce the amount of any insurance coverage provided by existing Insurance Policies;

(xii) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business or forgive, cancel or defer any Indebtedness or waive any claim or rights of material value (including any Indebtedness owing by any holder of the Company’s securities, or any officer, director or employee of the Company);

(xiii) Employee Benefit Plans; New Hires; Pay Increases. Except as contemplated by this Agreement or as set forth on Schedule 5.1(c)(xiii), amend any Company Employee Plan or adopt any plan that would constitute a Company Employee Plan if in existence on the date hereof, hire any new employee or otherwise change the employment status or position of any current employee, or grant, agree to grant or pay any discretionary bonus, special remuneration or special noncash benefit to any employee, officer, director, consultant, independent contractor or other service provider of the Company (except payments and benefits made pursuant to written agreements outstanding on the Agreement Date and listed in Section 3.20(a) of the Disclosure Schedule), or increase the benefits, salaries, wage rates or other annual compensation of its employees, officers, directors, consultants, independent contractors or other service providers;

(xiv) Severance Arrangements and Terminations. Except as contemplated by this Agreement or as set forth on Schedule 5.1(c)(xiv), grant, agree to grant or pay any severance, change of control, retention or termination pay or benefits (A) to any director or officer or (B) to any employee, consultant, independent contractor, or other service provider, or terminate the employment or service of any key employee, officer, director, consultant, independent contractor or other service provider of the Company other than for cause;

(xv) Lawsuits. Commence a lawsuit other than for the routine collection of bills in the ordinary course of business consistent with past practice;

(xvi) Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;

(xvii) Taxes. Other than in the ordinary course of business or as required by Applicable Law, make or change any election in respect of Taxes, including an election under Section 965(h) of the Code, adopt or change any accounting method in respect of Taxes, change an annual accounting period, file any Return or any amendment to a Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xviii) Accounting. Change accounting methods or practices or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP or Applicable Law; and

(xix) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.1(c)(i) through (xviii) above, or any action that would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

5.2 No Solicitation. During the Pre-Closing Period, the Company shall not, directly or indirectly through any officer, director, employee, Representative or agent of such Person, or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock, or any similar transaction involving the Company other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal. The Company represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.

5.3 R&W Insurance Policy. Parent has purchased and bound, or caused to be bound, concurrently with the execution of this Agreement, the R&W Insurance Policy. During the term of the R&W Insurance Policy, Parent (a) shall, and shall cause the Surviving Corporation and their Affiliates to, maintain the R&W Insurance Policy in full force and effect and (b) shall not, and shall not permit the Surviving Corporation or any of their Affiliates to (1) amend, repeal or modify the anti-subrogation provisions of the R&W Insurance Policy that could materially adversely affect the Company Shareholders, their Affiliates or respective Representatives without the Shareholder Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (2) take any action or omit to take any action that would result in the cancellation or termination of the R&W Insurance Policy or coverage thereunder other than by payment of claims thereunder, or (3) permit the assignment, substitution or transfer of the rights or obligations of the Insurer other than as allowed by the terms of the R&W Insurance Policy. Fifty percent (50%) of the R&W Insurance Premium shall constitute a Transaction Expense.

6. Additional Agreements.

6.1 Access to Information.

(a) During the Pre-Closing Period, the Company shall afford Parent and its accountants, counsel and other Representatives, reasonable access to (i) all of the Company’s properties, personnel, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request.

(b) Subject to compliance with Applicable Law, during the Pre-Closing Period, each of Parent and the Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

6.2 Confidentiality.

(a) The parties acknowledge that Parent (or one of its Affiliates) and the Company have previously executed a Mutual Non-Disclosure Agreement, dated September 8, 2020 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms, as if such Confidentiality Agreement were entered into directly by each of the parties hereto; provided that from and after the Closing, all of Parent’s and its Affiliates obligations under the Confidentiality Agreement shall terminate and be of no further force or effect. Following the Closing, all Trade Secrets owned by the Company shall be deemed to be Trade Secrets of the Parent and its Affiliates.

(b) From and after the Closing, except with the prior written consent of Parent, the Shareholder Representative agrees to keep confidential and not disclose (other than to the Company Shareholders and its and their officers, directors, employees, attorneys and other advisors with a bona fide need to know, provided that such Persons have agreed to the confidentiality restrictions contained herein): (i) matters regarding the interpretation, performance, breach or termination of this Agreement or any agreement executed in connection herewith, and (ii) all confidential and/or proprietary information of the Company obtained by the Shareholder Representative or its directors, officers, employees, agents or its other Representatives, except to the extent that (A) such information has otherwise been made public, (B) any such information is reasonably necessary for enforcing the Company Shareholders’ or the Shareholder Representative’s rights hereunder or thereunder, or (C) the Shareholder Representative is required by Applicable Law to divulge or disclose any such information (in which case the Shareholder Representative shall promptly notify Parent in advance of disclosing such information and use commercially reasonable efforts to cooperate with Parent to limit such disclosure, to the extent permitted under Applicable Law).

6.3 Public Disclosure. Parent shall consult with the Company regarding Parent’s initial press release. Prior to the Closing, (a) neither the Company nor the Shareholder Representative shall issue any press release or otherwise make any public statement or other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby without the prior approval of Parent and (b) Parent shall not issue any press release or otherwise make any public statement or other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby without the prior approval of the Company, except in each case as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. From and after the Closing, neither the Parent nor the Shareholder Representative shall issue any press release or otherwise make any public statement or other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby without the prior approval of other party, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be required to enforce this Agreement. For the avoidance of doubt, each party may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by the parties in connection with this Section 6.3.

6.4 Notification of Certain Matters. Each of the Company and Parent shall give immediate notice to the other if any of the following occurs during the Pre-Closing Period:

(a) receipt of any notice of, or other communication relating to, a default, or event which with notice or lapse of time or both would become a material default, under any Material Contract;

(b) receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c) receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(d) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied;

(e) the commencement or threat of any action involving or affecting the Company or any of its respective properties or assets;

(f) the occurrence or non-occurrence of any fact or event that causes or is reasonably likely to cause a breach by the Company or Parent of any provision of this Agreement applicable to it;

(g) the occurrence of any fact or event of which such party becomes aware that results in any material inaccuracy in any representation or warranty of such party in this Agreement; and

(h) the occurrence of any event that, had it occurred prior to the Agreement Date without any additional disclosure hereunder, would have constituted a Company Material Adverse Effect; provided, that the delivery of any notice by any party pursuant to this provision shall not modify any representation or warranty of such party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to the other parties and the failure of the party receiving such information to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of the party disclosing such information.

6.5 Employees.

(a) During the Pre-Closing Period, the Company will use commercially reasonable efforts in consultation with Parent to retain the employees of the Company, including the Key Employees, through the Closing Date and following the Merger.

(b) Parent intends for the Company to continue to employ all of the employees of the Company, subject to confirmation that they satisfy Parent’s generally applicable employment requirements. For all continuing employees and until December 31, 2021, Parent will continue to provide compensation and benefits under the Company’s existing plans. Effective on or about January 1, 2022, all continuing employees will be provided compensation and benefits pursuant to Parent plans that are comparable in the aggregate with the compensation and benefits (excluding equity compensation, severance pay and benefits, retiree health benefits, and defined benefit pension plan benefits) enjoyed by Company employees immediately prior to the Effective Time or by similarly-situated employees of Parent or its Affiliates. Parent will use commercially reasonable efforts to cause that each continuing employee will receive credit for purposes of eligibility to participate and vesting under each Parent plan for years of service with the Company prior to the Effective Time. In addition, with respect to any health and welfare plan maintained by Parent or its Affiliates (including the Company) in which any continuing employee is eligible to participate on or after the Closing Date, Parent will use commercially reasonable efforts to (A) cause pre-existing conditions or limitations, exclusions, eligibility waiting periods, required physical examinations, and other evidence of insurability requirements under any Parent plans that are welfare benefit plans in which such continuing employees will be eligible to participate upon or after the Effective Time to be waived and (B) provide credit for any co-payments, co-insurance, deductibles, offsets, out-of-pocket expenses or similar requirements under any such plans in which the continuing employee (and his or her eligible dependents) will participate upon or after the Effective Time. As of the Closing, Parent will cause all vacation accrued by continuing employees under the vacation policies of the Company to be carried over by Parent and shall be permitted to be maintained up to the levels permitted under the applicable policy of the Company.

(c) The parties hereto acknowledge and agree that the terms set forth in this Section 6.5 shall not create any right in any employee of the Company or any other Person, to any continued employment with the Company, Parent or any of its Affiliates or compensation or benefits of any nature or kind whatsoever. This Section 6.5 is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto. Nothing contained in this Section 6.5 shall be deemed to be the adoption of, or an amendment to, any employee benefit plan, program, arrangement, contract or practice, or otherwise limit the right of the Parent to amend, modify or terminate any employee benefit plan, program, arrangement, contract, practice or other Company program, including but not limited to its travel or other policies.

(d) In the event this Agreement is terminated without giving effect to the Merger, Parent agrees that it and its Affiliates will not, during the two years after the date of termination, solicit for employment (as an employee, independent contractor, consultant or otherwise), any employee of the Company as of the Agreement Date. The foregoing shall not restrict the Parent and its Affiliates from making general solicitations of employment not specifically directed to the employees of the Company.

6.6 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. For purposes of clarity, the Company shall be responsible for the Transaction Expenses.

6.7 Release and Termination of Security Interests. The Company shall use its commercially reasonable efforts to seek and obtain the release of all outstanding security interests, in any, of the Company’s assets and to terminate all UCC financing statements, if any, which have been filed with respect to such security interests.

6.8 Required Contract Consents. To the extent requested by Parent, the Company shall use its commercially reasonable efforts to obtain the consent to any Contract for which consent is required in connection with the Merger or the other transactions contemplated by this Agreement, and shall deliver such consents to Parent.

6.9 Shareholder Approval.

(a) As promptly as practicable, but in no event more than five (5) Business Days following the Agreement Date, the Company shall submit this Agreement and the Transactions (including the Merger) to all of the Company Shareholders for approval and adoption as provided by the DGCL and the DC Code and the Company’s Organizational Documents. Such notice shall advise the Company Shareholders of their right to pursue appraisal rights and otherwise satisfy the requirements of the DC Code. Such submission, and any proxy or consent in connection therewith, shall specify that adoption of this Agreement shall constitute approval by the Company Shareholders of: (i) the holdback and indemnification obligations of the Company Shareholders (subject to the limitations herein) and (ii) the appointment of Michael Whalen as the Shareholders’ Representative, with the rights and responsibilities set forth in this Agreement. The Company shall use its commercially reasonable efforts to obtain the approval of or consent to the Merger and this Agreement of as many of the Company Shareholders as practicable following the Agreement Date.

(b) Any materials to be submitted to the Company Shareholders in connection with the solicitation of their approval of the Merger and this Agreement shall be subject to the reasonable review and approval by Parent.

6.10 Support Agreements. The Company shall use its commercially reasonable efforts to obtain prior to the Closing a Support Agreement executed by each Company Shareholder, other than a Company Shareholder who has executed and delivered a Voting and Support Agreement.

6.11 Data Room. Within five (5) Business Days after the Closing Date, the Company will deliver to Parent on one or more memory sticks a complete and accurate electronic copy of the data room as it existed on the Closing Date. Delivery of any item included in the memory sticks pursuant to this Section 6.10 shall constitute “delivery” within the meaning of Section 3.

6.12 Tax Matters.

(a) Allocation of Taxes. In the case of any Taxes relating to a Tax period that includes (but does not end on) the Closing Date (the “Straddle Period”), the portion of such Tax which relates to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

(b) Preparation of Tax Returns. Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for the Pre-Closing Tax Period and Straddle Period that are required to be filed after the Closing Date. All Tax Returns filed by Parent after the Closing Date will be prepared in a manner consistent with the past practice and custom of the Company to the extent consistent with Applicable Law. At least thirty (30) days prior to the date that each such Tax Return is due, Parent shall submit such Tax Return to the Shareholder Representative for its review and consent (which consent shall not be unreasonably withheld). When preparing such Tax Returns, Parent agrees that all Tax deductions and other benefits relating to the Transaction Expenses shall be allocated to the Pre-Closing Period to the extent permitted by Applicable Law.

(c) Tax Contests. After the Closing Date, Parent, the Company and the Shareholder Representative, respectively, shall inform the other party in writing of the commencement of any claim, audit, investigation, examination, or other proceeding or self-assessment relating in whole or in part to Taxes for a Pre-Closing Tax Period (“Tax Contest”) for which Parent may be entitled to indemnity under this Agreement. After the Closing Date, Parent shall have the exclusive right to represent the interests of the Company in any and all Tax Contests; provided, however, that the Shareholder Representative shall have the right to participate in any such Tax Contest and to employ counsel at its own expense of its choice (which counsel shall be reasonably acceptable to Parent) for purposes of such participation to the extent that any such Tax Contest could reasonably be expected to result in a Tax liability subject to indemnification pursuant to this Agreement; and provided further that, to the extent such Tax Contest relates to a Pre-Closing Tax Period, Parent shall promptly provide the

Shareholder Representative with any material correspondence with the applicable Tax Authority related thereto. In the event that Parent proposes to compromise or settle any Tax Contest, or consent or agree to any Tax liability, relating to the Company that would result in an indemnity payment, the Shareholder Representative shall have the right to review such proposed compromise, settlement, consent or agreement. Parent shall not agree or consent to compromise or settle any Tax Contest for a Pre-Closing Tax Period or liability for indemnification unless the Shareholder Representative consents to such settlement, compromise or concession, which consent will not be unreasonably withheld, conditioned or delayed.

(d) Cooperation. Parent and the Shareholder Representative shall cooperate fully as and to the extent reasonably requested by the other party in connection with the preparation and filing of any Return required of the Company and the defense of any Tax Contest, claim, audit, litigation or other proceeding, with respect to Taxes which may be payable by the Company for a Pre-Closing Tax Period. Parent, the Company and the Shareholder Representative agree to abide by all record retention requirements of, or record retention agreements entered into with, any Tax authority.

(e) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne and paid fifty percent (50%) by the Company Shareholders and fifty percent (50%) by Parent when due. The party responsible under Applicable Law for submitting payment of such Taxes to the applicable Tax authority shall file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. If required by Applicable Law, Parent or the Company shall join in the execution of any such Returns and other documentation.

(f) Post-Closing Actions. Unless otherwise required by Applicable Law, Parent shall not, and shall not permit any of its Affiliates (including after the Closing, for the avoidance of doubt, the Surviving Corporation) to, except as otherwise permitted under this Section 6.12, file, re-file, supplement, or amend any Tax Return of the Company for any Pre-Closing Tax Period to the extent such filing would result in a liability for indemnification of the Company Shareholders under this Agreement or an increased personal Tax liability of the Company Shareholders.

(g) Tax Agreements. Except for agreements entered into the ordinary course, the principal purpose of which is not Taxes, all Tax-sharing agreements or similar contracts with respect to or involving the Company and any other person shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

6.13 Release of Claims.

(a) By execution and delivery of the Letter of Transmittal and effective for all purposes as of the Closing, each Company Shareholder acknowledges and agrees, on behalf of itself (or, as applicable, himself or herself) and each of its (or, as applicable, his or her) current or former Affiliates, officers, directors, employees, managers, partners, principals, advisors, agents, servants, shareholders, members, investors, equity holders or other representatives, including attorneys, accountants, consultants, bankers and financial advisors, heirs, beneficiaries, estates, executors, administrators, trustees, successors or assigns (such Company Shareholder’s “Releasing Affiliates”) that none of such Company Shareholder or its Releasing Affiliates as of immediately prior to the Closing (i) has any Claims, or (ii) has transferred or assigned, or purported to transfer or assign, any Claims, in each case, relating to the Company against the Company or Parent, or their respective current or former affiliates, officers, directors, employees, managers, partners, principals, advisors, agents, servants, shareholders, members, investors, equity holders or other representatives (including attorneys, accountants, consultants, bankers and financial advisors), successors or assigns (collectively, the “Released Parties”); provided that, other than in the case of Fraud, the foregoing acknowledgment and agreement shall not affect (A) the rights of such Company Shareholder or any of its Releasing Affiliates under this Agreement or any Transaction Document, (B) if such Person is a current or former employee, rights to earned but unpaid cash compensation due to such Person that remain unpaid as of the Closing Date, unreimbursed business expenses incurred in the ordinary course and reimbursable pursuant to the Company’s business expense policy, rights to any benefits under employee health and welfare plans to the extent consistent with terms of applicable governing plan documents and the entitlement to continuing coverage benefits or any other similar benefits required to be provided by Applicable Law, or (C) any rights to indemnification, advancement of expenses, exculpation or rights to benefit pursuant to the Company’s Organizational Documents, any directors’ and officers’ liability insurance policy maintained by the Company, or any indemnification agreement between such Person and the Company or pursuant to which such Person is a third party beneficiary that are made available to Parent.

(b) By execution and delivery of the Letter of Transmittal and effective for all purposes as of the Closing, each Company Shareholder, on behalf of itself (or, as applicable, himself or herself) and each of its (or, as applicable, his or her) Releasing Affiliates irrevocably and unconditionally releases and forever discharges the Released Parties from any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties, grievances, rights, causes of action, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, damages, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) relating to the Company existing as of immediately prior to the Closing (collectively, “Claims”); provided, however, that the foregoing release shall not cover (A) the rights of such Company Shareholder or any of such Company Shareholder’s Releasing Affiliates under this Agreement or any Transaction Document, (B) if such Person is a current or former employee, rights to earned but unpaid cash compensation due to such Person that remain unpaid as of the Closing Date, unreimbursed business expenses incurred in the ordinary course and reimbursable pursuant to the Company’s business expense policy, rights to any benefits under employee health and welfare plans to the extent consistent with terms of applicable governing plan documents and the entitlement to continuing coverage benefits or any other similar benefits required to be provided by Applicable Law, or (C) any rights to indemnification, advancement of expenses, exculpation or rights to benefit pursuant to the Company’s Organizational Documents, any directors’ and officers’ liability insurance policy maintained by the Company, or any indemnification agreement between such Person and the Company or pursuant to which such Person is a third party beneficiary that are made available to Parent.

(c) By execution and delivery of the Letter of Transmittal, each Company Shareholder, on behalf of itself and each of its (or, as applicable, his or her) Releasing Affiliates acknowledges that it, he or she may hereafter discover facts in addition to or different from those that such Company Shareholder or Releasing Affiliate now knows or believes to be true with respect to the subject matter of this release, but it is such Company Shareholder’s and Releasing Affiliate’s intention to fully and finally and forever settle and release any and all Claims (other than as set forth in the proviso included in subsection (a) above) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different facts.

6.14 Indemnification of Directors and Officers.

(a) For the period of six (6) years following the Effective Time, Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor the indemnification rights of each person who is now, or has been at any time prior to the Agreement Date or who becomes prior to the Effective Time, an officer or director of the Company (the “Company Indemnified Parties”) to the extent required by the Certificate of Incorporation of the Company, Bylaws of the Company, by any contractual right under a contract listed in Schedule 6.14(a), or by law, for any actual or alleged acts, errors, omissions, or claims by reason of their status, in all cases prior to the Effective Time (the “Company Indemnified Liabilities”).

(b) For a period of six (6) years following the Effective Time, the Organizational Documents of the Surviving Corporation shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of Company Indemnified Parties with regard to Company Indemnified Liabilities.

(c) The Company shall purchase prior to the Effective Time, and Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, a six year insurance “tail” with respect to the Company’s current directors’ and officers’ liability insurance for acts or omissions existing or occurring at or prior to the Effective Time (the “D&O Tail Policy”).

(d) This Section 6.14(d) is intended to be for the benefit of, and shall be enforceable by the Company Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and its successors and assigns.

(e) Notwithstanding anything in this Section 6.14(e), the Organizational Documents of the Surviving Corporation, the Certificate of Incorporation of the Company, the Bylaws of the Company, any contractual right, or rights available by law, the Surviving Corporation shall have no duty to indemnify or advance to any Company Indemnified Party who is a Company Shareholder to the extent such matter arises out of or results from a breach of a Company representation or warranty contained in this Agreement or any certificate delivered hereunder for which a Parent Indemnified Person is seeking indemnification pursuant to Section 9.1 of this Agreement. .

6.15 Trade Name Filing. As soon as reasonably practicable following the Agreement Date, the Company shall file a trade name application with the Maryland State Department of Assessment & Taxation for the trade name “PSC by Rocket Lab”.

6.16 Securities Laws Matters. Parent agrees that it will take all actions required to ensure that the Parent Shares are registered and freely transferable, subject to the terms of the Lock-up Agreement, prior to the six-month anniversary of the Agreement Date, including the filing of a registration statement with the SEC on Form S-1, Form S-3, or such other comparable form as may be appropriate and available for the purpose of registering the Parent Shares.

7. Conditions to the Closing.

7.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) No Injunctions or Restraints; Illegality. No Order or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any Action brought by a Governmental Entity seeking any of the foregoing be pending, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

7.2 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent:

(a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or “Company Material Adverse Effect,” which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the Agreement Date or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations. The Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c) Shareholder Approval and Dissenting Shares. Company Shareholders holding at least seventy-five percent (75%) of the outstanding shares of Company Common Stock, shall have approved this Agreement and the Transactions and Company Shareholders holding not more than twenty-five percent (25%) of the outstanding shares of Company Common Stock shall have exercised, and remain entitled to exercise, statutory appraisal rights pursuant to the DC Code with respect to such Company Common Stock.

(d) R&W Insurance Policy. The R&W Insurance Policy, which shall have been bound concurrently with the execution of this Agreement, shall remain in full force and effect, and the Insurer shall not have made any material amendments or modifications, subject to the conditions stated therein.

(e) Certificate of Officers. Parent shall have received a certificate executed on behalf of the Company by the Company’s President certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(k) have been satisfied.

(f) Secretary’s Certificate. Parent shall have received from the Company’s Secretary, a certificate having attached thereto (i) the articles of incorporation of the Company as in effect immediately prior to the Closing, (ii) the bylaws of the Company as in effect immediately prior to the Closing, (iii) resolutions approved by the Company’s Board of Directors authorizing the transactions contemplated hereby, and (iv) certificates of good standing (including tax good standing) issued by the District of Columbia Department of Consumer and Regulatory Affairs and for each other state where the Company is qualified to do business, in each case dated as of a date no more than five (5) Business Days prior to the Closing Date.

(g) Third Party Consents. All consents and approvals referenced on Schedule 7.2(g) shall have been obtained and be in full force and effect, and a copy of each such consent or approval shall have been provided to Parent at or prior to the Closing.

(h) No Governmental Litigation. There shall not be pending or threatened any Action in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any Action or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) relating to the Merger and seeking to obtain from Parent or any of its Affiliates, or from the Company, any damages or other relief that would be material to Parent; (iii) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Company; or (iv) that would materially and adversely affect the right of Parent, its Affiliate or the Company to own the assets of the Company, or operate the Company Business.

(i) No Other Litigation. There shall not be pending any Action: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Parent, or from the Company, any damages or other relief that would be material to Parent; (iii) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; or (iv) that would materially and adversely affect the right of Parent, its Affiliate or the Company to own the assets of the Company, or operate the Company Business.

(j) Governmental Approval. Parent and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby.

(k) No Material Adverse Change. There shall not have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations of Company or the Company Business that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(l) Termination of 401(k) Plan. Unless otherwise requested by Parent in writing no less than three Business Days prior to the Closing Date, the Company shall have delivered (A) a true, correct and complete copy of resolutions adopted by the Company’s Board of Directors, certified by the Secretary of the Company, authorizing the termination of the Company’s 401(k) Plan (the “401(k) Plan”), and (B) an amendment to the 401(k) Plan, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination, with such amendment and termination to be effective on the date immediately preceding the Closing.

(m) Estimated Closing Certificate. The Company shall have delivered to Parent the Estimated Closing Certificate contemplated by Section 2.8(a).

(n) FIRPTA Documents. The Company shall have delivered to Parent (i) a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897—2(h)(1)(i) of the United States Treasury Regulations, and (ii) the notification to the Internal Revenue Service required under Section 1.897—2(h)(2) of the United States Treasury Regulations.

(o) Resignation Letters. The Company shall have delivered to Parent written resignations of all directors of the Company effective as of the Closing.

(p) Release and Termination of Security Interests. The Company’s assets shall have been released from all security interests thereon, and the Company shall have taken all steps necessary to terminate all UCC financing statements which have been filed with respect to such security interests.

(q) Key Employees. The Key Employees shall have remained continuously employed with the Company from the Agreement Date through the Closing, and no action shall have been taken by any Key Employee to rescind any Key Employee Agreement or Restrictive Covenants Agreement.

(r) Stock Holdback Agreements. Parent shall have received duly executed Stock Holdback Agreements, as applicable, from each Key Employee.

(s) Estoppel Certificate. The Company shall have delivered to Parent an estoppel certificate from L.R.S. Group, LLC with respect to the Company’s Current Facilities, in a form and substance reasonably satisfactory to Parent.

(t) D&O Tail Policy. Parent shall have received evidence in form and substance reasonably satisfactory to Parent that the Company has obtained the D&O Tail Policy, which shall be in full force and effect as of the Closing Date.

(u) Additional Deliveries. Parent shall have received such customary documents from the Company as Parent may reasonably request in good faith for the purpose of facilitating the consummation of Transactions.

7.3 Additional Conditions to Obligations of Company. The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company:

(a) Representations, Warranties and Covenants. The representations and warranties of Parent in this Agreement shall be true and correct in all material respects without regard to any qualification as to materiality contained in such representation or warranty on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the Agreement Date or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations. Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c) Certificate of Officers. The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) R&W Insurance Policy. The R&W Insurance Policy, which shall have been bound concurrently with the execution of this Agreement, shall remain in full force and effect, and the Insurer shall not have made any material amendments or modifications thereto, subject to the conditions stated therein.

8. Termination, Amendment and Waiver.

8.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Section 8.1(b) through Section 8.1(d), by written notice by the terminating party to the other party):

(a) by the mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated before 4:59 PM, Pacific time on December 31, 2021; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date.

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;

(d) by Parent or the Company, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.1 or 7.2 (in the case of termination by Parent) or Section 7.1 or 7.3 (in the case of termination by the Company) not to be satisfied and (ii) shall not have been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach from the other party; or

(e) by Parent, if there shall have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, or results of operations of Company, that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Parent, or the Company or their respective officers, directors, or shareholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 6.2, 6.3, 6.6, 8.2 and 10 shall remain in full force and effect and survive any termination of this Agreement.

8.3 Amendment. Prior to the Closing, the parties hereto may amend this Agreement pursuant to an instrument in writing signed on behalf of Parent and the Company. From and after the Closing, Parent and the Shareholder Representative may cause this Agreement to be amended only by execution of an instrument in writing signed on behalf of Parent and the Shareholder Representative.

8.4 Extension; Waiver. At any time prior to the Closing, the parties hereto, by action taken or duly authorized by all requisite corporate action, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

9. Indemnification.

9.1 Indemnification by the Company Shareholders.

(a) Indemnification by the Company Shareholders. Subject to the limitations set forth in this Section 9, the Company Shareholders shall, based solely on each Company Shareholder’s Pro Rata Portion of the Indemnity Holdback Amount, indemnify and hold harmless Parent and its Affiliates (including the Company) and their respective officers, directors, agents (individually a “Parent Indemnified Person” and collectively the “Parent Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, and expenses of any kind or nature, including without limitation costs and expenses arising from claims, demands, actions, causes of action and settlements, including reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Damages”), resulting from or arising out of:

(i) any failure of any of the representations and warranties given or made by the Company in this Agreement or any certificate furnished pursuant thereto to be true and correct as of the Agreement Date and as of the Closing Date (as though such representation or warranty were made as of the Closing Date), except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall have been true and correct on and as of such specified date or dates;

(ii) any breach of any covenant or agreement made by the Company in this Agreement;

(iii) all Pre-Closing Taxes not included in Working Capital and any “excess parachute payment” (within the meaning of Section 280G(b) of the Code, if applicable) made by the Company on or prior to the Closing Date or otherwise required to be paid by the Company, the Surviving Corporation pursuant to any Contract, Employment Agreement, Change of Control, or Company Employee Plan entered into or adopted by the Company on or prior to the Agreement Date;

(iv) any inaccuracies in the Payment Schedule;

(v) any Transaction Expenses or Indebtedness of the Company not reflected in the final Closing Certificate;

(vi) the exercise by holders of Dissenting Shares of any appraisal or dissenters’ rights under the DC Code or other applicable Law and any amounts paid to the holders of Dissenting Shares resulting therefrom, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder as Company Shareholders had such holders not been holders of Dissenting Shares, and any costs or expenses (including attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares;

(vii) any Claims by any former holder (or purported holder) of any equity interests of the Company (including any predecessors), arising out of, resulting from or in connection with the allocation of the Merger Consideration or any portion thereof that differs from that specified on the Payment Schedule;

(viii) any matter set forth in Section 3.8 of the Disclosure Schedule or that is or would be a breach of any of the representations and warranties made in Section 3.8;

(ix) defending any third party claim alleging the occurrence of facts or circumstances that, if true, would entitle an Parent Indemnified Person to indemnification hereunder; and

(x) the matters set forth on Schedule 9.1(a)(x).

Notwithstanding anything in this Agreement to the contrary, for purposes of (x) determining whether there has been a breach of any of the representations and warranties given or made by the Company in this Agreement or any certificate or document hereto and (y) the determination of the amount of Damages resulting from or arising out of such breach, all qualifications or exceptions in any warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded (other than the defined term “Material Contract”), it being the understanding of the parties hereto that for purposes of determining liability under this Section 9, such warranties shall be read as if such terms and phrases were not included therein.

(b) Survival of Representations and Warranties. All representations and warranties made by the parties herein or any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing until the Indemnity Holdback Termination Date; provided, however, that for purposes of the R&W Insurance Policy, the representations set forth in Section 3.19 (Taxes) (the “Tax Representations”) shall survive until the expiration of the applicable statute of limitations and the representations set forth in Sections 3.1 (Organization, Good Standing and Power; Subsidiaries), 3.2 (Authority), 3.5 (Capitalization), 3.17(a) (Title to Property), 3.31 (Brokers’ and Finders’ Fees) (the “Company Fundamental Representations”) shall survive until the six year anniversary of the Closing Date. There shall be no termination of any representation or warranty as to which a claim has been asserted by a Parent Indemnified Person prior to the termination of such survival period. All covenants and agreements survive indefinitely unless otherwise specified in their terms. The date of expiration of a claim for indemnification under this Agreement is referred to as such claim’s “Expiration Date.”

(c) Threshold for Claims. No claim for Damages shall be made under Section 9.1(a)(i) unless the aggregate of Damages for which claims are made hereunder by the Parent Indemnified Persons exceeds $50,000 (the “Threshold”), in which case the Parent Indemnified Persons shall be entitled to seek compensation for all Damages from the first dollar; provided, however, that the Threshold shall not apply with respect to (i) any Damages arising from, or directly or indirectly related to, any claims for indemnification with respect to the Tax Representations, the Company Fundamental Representations, Fraud or intentional or knowing misrepresentation or breach, or (ii) for the avoidance of doubt, any matter described under Section 9.1(a)(ii) – (x).

(d) Cap on Indemnification.

(i) The aggregate amount to be paid by the Company Shareholders for claims for Damages made under Section 9.1(a)(i) shall not exceed the Retention Cap; provided, however, that the Retention Cap shall not apply with respect to (i) any Damages arising from, or directly or indirectly related to, any claims for indemnification with respect to the Tax Representations, the Company Fundamental Representations, Fraud or intentional or knowing misrepresentation or breach, or (ii) for the avoidance of doubt, any matter described under Section 9.1(a)(ii) – (x).

(ii) The aggregate amount to be paid by the Company Shareholders for claims for Damages made under Section 9.1(a) shall not exceed an amount equal to the Indemnity Holdback Amount (the “Cap”); provided, however, that the Cap shall not apply to any Damages arising from, or directly or indirectly related to, any claims for indemnification involving Fraud or intentional or knowing misrepresentation or breach by a Company Shareholder.

(iii) In no event shall any Company Shareholder be responsible for Damages under Section 9.1(a) in excess of such Company Shareholder’s Pro Rata Portion of the Indemnity Holdback Amount, except for (A) Damages arising out of such Company Shareholder’s Fraud or intentional or knowing misrepresentation or breach, or actual knowledge of another’s Fraud, or (B) a breach of a covenant or agreement by such Company Shareholder.

(e) Satisfaction of Claims. Subject to the other limitations in this Section 9, any Damages incurred by a Parent Indemnified Person that are determined to be subject to indemnification by the Company Shareholders pursuant to Section 9.1(a) (other than claims for indemnification involving Fraud or intentional or knowing misrepresentation or breach), shall be satisfied solely by the funds available in the Indemnity Holdback Amount and the R&W Insurance Policy.

(f) Disclosures. The disclosures set forth in the Disclosure Schedules shall affect only the representations and warranties to which they relate and the indemnification provisions set forth in Section 9.1(a); they shall not have any effect on or in any other way limit the indemnification provisions set forth in Section 9.1(a)(ii) – (x) which shall have independent effect regardless of any disclosure in the Disclosure Schedules or otherwise.

(g) R&W Insurance Policy. For the avoidance of doubt, (i) nothing herein (including with respect to the Threshold or Cap) is intended to, nor shall it have the effect of, limiting or diminishing the Parent Indemnified Persons’ right to seek or obtain recovery under the R&W Insurance Policy, and (ii) as between Parent, on the one hand, and the Insurer, on the other hand, none of the limitations and restrictions (including time for asserting claims) on indemnification set forth in this Section 9 shall affect the rights of Parent under the R&W Insurance Policy, which rights shall be governed solely thereby.

9.2 Indemnification by Parent.

(a) Indemnification by Parent. Subject to the limitations set forth in this Section 9, Parent shall indemnify and hold harmless the Company Shareholders from and against any and all Damages resulting from or arising out of:

(i) any failure of any of the representations and warranties given or made by the Parent or Merger Sub in this Agreement to be true and correct as of the Agreement Date and as of the Closing Date (as though such representation or warranty were made as of the Closing Date), except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall have been true and correct on and as of such specified date or dates; and

(ii) any breach of any covenant or agreement made by the Parent or Merger Sub in this Agreement.

9.3 Indemnification Claims.

(a) With respect to indemnification claims of the Parent Indemnified Persons to recover Damages under Section 9.1, Parent (on behalf of a Parent Indemnified Person) must deliver to the Shareholder Representative (on behalf of the Company Shareholder s) on or before the applicable Expiration Date a written notice (a “Claim Notice”) stating that Damages exist with respect to the indemnification obligations of the Company Shareholders set forth in Section 9.1, and specifying in reasonable detail (to the extent known) the individual items of such Damages included in the amount so stated, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related.

(b) The Shareholder Representative shall have a period of thirty (30) days from and after delivery of any Claim Notice to deliver to the Parent a response, in which the Shareholder Representative shall: (i) agree that the applicable Parent Indemnified Person is entitled to receive all of the requested Damages or (ii) dispute that such Parent Indemnified Person is entitled to receive the requested Damages.

(c) If the Shareholder Representative does not deliver a response before the expiration of the thirty (30) day period referred to in Section 9.3(b) disputing any claim or claims made in the Claim Notice, the applicable Parent Indemnified Person shall, subject to the provisions of this Section 9, be entitled to recover such Damages and, if any of the Indemnity Holdback Amount remains, reduce the Indemnity Holdback Amount by an amount equal to such Damages and such amount shall no longer be payable to the Company Shareholders out of the Indemnity Holdback Amount.

(d) If the Shareholder Representative disputes any claim or claims made in any Claim Notice, the Parent shall have thirty (30) days to respond in a written statement to the objection of the Shareholder Representative. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholder Representative and Parent shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims (the “Claims Period”). If the Shareholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by Parent and the Shareholder Representative. Parent shall be entitled to rely on any such memorandum for the reduction of the Indemnity Holdback Amount.

(e) With respect to indemnification claims of the Company Shareholders to recover Damages under set forth in Section 9.2, the Shareholder Representative (on behalf of the Company Shareholders) must deliver to the Parent on or before the applicable Expiration Date a Claim Notice stating that Damages exist with respect to the indemnification obligations of the Parent set forth in Section 9.2, and specifying in reasonable detail (to the extent known) the individual items of such Damages included in the amount so stated, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related. The provisions of Sections 9.3(b) - (d) shall also apply to the handling of such claims, the parties being reversed.

9.4 Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 9.3(d), either Parent or the Shareholder Representative may initiate formal legal action with the applicable court in accordance with Section 10.6(b) to resolve such dispute. The decision of the court as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9 hereof, the parties shall be entitled to act in accordance with such decision.

9.5 Shareholder Representative.

(a) The Shareholder Representative shall be constituted and appointed as agent and attorney-in-fact for and on behalf of the Company Shareholders and shall have full power authority to represent, to give and receive notices and communications, to authorize Parent to reduce the Indemnity Holdback Amount in satisfaction of claims by Parent as provided hereunder, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to act on the Company

Shareholders’ behalf with respect to the matters set forth herein, in accordance with the terms and provisions set forth herein, including giving and receiving all notices and communications to be given or received with respect to the matters set forth in Section 2.14 and Section 9 and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the interpretation of this Agreement and accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Company Common Stock immediately prior to the Effective Time from time to time upon not less than ten (10) days’ prior written notice to Parent. No bond shall be required of the Shareholder Representative. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Company Shareholders.

(b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Shareholders shall severally indemnify and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

(c) The Shareholder Representative shall have reasonable access to information about Company and the reasonable assistance of Company’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholder Representative shall treat confidentially and not disclose any nonpublic information from or about Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(d) Parent acknowledges that the Shareholder Representative may have a conflict of interest with respect to his duties as Shareholder Representative, and in such regard the Shareholder Representative has informed Parent that he will act in the best interests of the Company Shareholders.

(e) A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all Company Shareholders for whom the Merger Consideration otherwise payable to them with respect to the matters set forth herein shall be final, binding and conclusive upon each Company Shareholder, and Parent may rely upon any decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every Company Shareholder. Parent is hereby relieved from any liability to any Person for any acts done by Parent in accordance with such decision, act, consent or instruction of the Shareholder Representative.

9.6 Third-Party Claims. In the event a Parent Indemnified Person becomes aware of a third-party claim which such Parent Indemnified Person believes may result in an indemnification claim under Section 9, the Parent shall notify the Shareholder Representative of such claim. Parent shall have the right in its sole discretion to defend or settle any such claim. In the event that the Shareholder Representative has consented to any such settlement, the Shareholder Representative shall have no power or authority to object under Section 9.3 or any other provision of this Section 9 to the amount of any claim by Parent against the Indemnity Holdback Amount for indemnity with respect to such settlement.

9.7 Tax Effect of Indemnification Payments. All amounts received by Parent from the Indemnity Holdback Amount pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the aggregate consideration payable to the Company Shareholders to the extent permitted under Applicable Law.

9.8 Effect of Investigation. The right of a party to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of the other party contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Parent or the Company to consummate the Merger, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.

9.9 Exclusive Remedy. The provisions contained in this Section 9 are intended to provide the sole and exclusive remedy for the parties following the Closing as to all money damages based on or arising out of the representations, warranties and covenants of the parties hereunder (it being understood that nothing in this Section 9 or elsewhere in this Agreement shall affect the parties right to seek specific performance or other equitable remedies to enforce their rights under this Agreement or any other instrument executed in connection herewith).

9.10 Additional Limitation. Notwithstanding anything to the contrary in this Agreement, no Company Shareholder may make any claim for indemnification by reason of the fact that such Company Shareholder was a controlling person, director, officer, member, manager, employee or representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Damages of any kind or otherwise and whether such claim is pursuant to the Company’s Organizational Documents or any Applicable Law, order, Contract or otherwise) with respect to any claim for indemnification brought by a Parent Indemnified Person against the Company Shareholders under this Agreement or otherwise relating to this Agreement or any of the transactions contemplated hereby, or that is based upon any facts or circumstances that form the basis for a claim for indemnification by an Parent Indemnified Person.

10. General Provisions.

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after it is sent by commercial overnight courier service or e-mail; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice):

(a)	if to Parent, to:

Rocket Lab USA, Inc.

3881 McGowen Street

Long Beach, California 90808

Attention: General Counsel

Email: legal@rocketlabusa.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121

Attention: Michael Brown

E-mail: michael.brown@us.dlapiper.com

(b)	if to the Company or Shareholder Representative, to:

Michael Whalen

2303 Kansas Ave

Silver Spring, MD 20910

Fax:     (301) 495-0738

E-mail: mike@planetarysystemscorp.com

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219

Attention: Douglas S. Granger

Fax: (804) 343-4528

Email: dgranger@hunton.com

10.2 Counterparts; Facsimile. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.3 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which except as set forth in Section 6.2 shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any other Person any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the written consent of the other party; provided, that (i) Parent may freely assign any of its rights or obligations under this Agreement to an Affiliate or in connection with any Change of Control or other similar transaction and (ii) Parent may cause one or more of its Affiliates to act as the purchaser, transferee, assignee and/or employer under this Agreement and/or any of the other Transaction Documents in addition to and/or in lieu of Parent hereunder, provided in each such case that Parent shall remain fully responsible for all payment obligations pursuant to this Agreement.

10.4 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.5 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.6 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of Delaware applicable to parties residing in Delaware, without regard applicable principles of conflicts of law. Notwithstanding the foregoing, all rights and obligations of the Company Shareholders with respect to the approval and effects of the Merger and their rights in respect to the approval of the Merger shall be governed by the applicable provisions of the DC Code.

(b) The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware, or if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts (the “Chosen Courts”), for any Action arising out of or relating to this Agreement (but not relating to any other claims between the parties) (and the parties agree not to commence any Action relating to this Agreement except in the Chosen Courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth in Section 10.1 shall be effective service of process for any Action brought against the applicable party in any Chosen Court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any Action arising out of this Agreement, in the Chosen Courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

10.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.8 Specific Enforcement. Each party acknowledges and agrees that the other party would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the applicable party in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which each party is entitled at law or in equity.

10.9 Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

10.10 Interpretation.

(a) When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or an Exhibit to this Agreement unless otherwise indicated.

(b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d) The phrases “delivered,” “provided to,” “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, means, with respect to any statement in Section 3 of this Agreement to the effect that any information, document or other material has been “delivered,” “provided to” or “furnished” to Parent or its Representatives, that such information, document, or material was made available for review (without subsequent modification by the Company) by Parent or its representatives in the virtual data room set up by the Company in connection with this Agreement at least two (2) Business Days prior to the Agreement Date.

(e) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.

PARENT:

ROCKET LAB USA, INC.

By:	/s/ Peter Beck
Name:	Peter Beck
Title:	Chief Executive Officer

MERGER SUB:

PLATINUM MERGER SUB, INC.

By:	/s/ Peter Beck
Name:	Peter Beck
Title:	Chief Executive Officer

COMPANY:

PLANETARY SYSTEMS CORPORATION

By:	/s/ Michael Whalen
Name:	Michael Whalen
Title:	President

SHAREHOLDER REPRESENTATIVE, in
His capacity as such:

/s/ Michael Whalen
Michael Whalen

[Signature Page to Agreement and Plan of Merger]

Exhibit 99.1

Rocket Lab Announces Third Quarter 2021 Financial Results

and Issues Guidance for the Fourth Quarter 2021

Q3 2021 Financial Results Highlights

•	Revenue above high end of prior guidance range at $5.3 million

•	Backlog increased from $141 million at June 30, 2021 to $183 million as of September 30, 2021, and currently stands at $237 million as of November 15, 2021

•	Space Systems revenue in the third quarter 2021 grew 360% over the same quarterly period in 2020 to represent 27% of total revenue for the nine months ended September 30, 2021

•	Successfully completed the merger with Vector Acquisition Corporation resulting in ending cash balance at September 30, 2021 of $792.7 million

Q4 2021 Guidance

•	Revenue to range between $23 million to $25 million

•	GAAP and non-GAAP gross margins of 13 percent and 27 percent, respectively

•	GAAP and non-GAAP operating expenses between $24 million to $26 million, and $19 million to $21 million, respectively

•

GAAP Net Loss between $24 million and $26 million, and Adjusted EBITDA loss of $9 million to $11 million, which reflects adjustments for stock-based compensation, 3rd party fees associated with M&A activity, depreciation and amortization, FX gains and losses, interest expense, taxes and other recurring and non-recurring items

•

All of the above exclude any warrant expense impacts from the public and private warrants assumed from the Vector Acquisition Corporation merger that closed on August 25, 2021, and also excludes any impacts from the Advance Solutions Inc. acquisition and related purchase price accounting, and excludes any financial contributions and accounting impacts from the pending Planetary Systems Corporation acquisition announced today

Long Beach, California. November 15, 2021 – Rocket Lab USA, Inc. (Nasdaq: RKLB) (“Rocket Lab” or “the Company”), a global leader in launch services and space systems, today announced financial results for its fiscal third quarter ended September 30, 2021.

“In the third quarter of 2021, Rocket Lab continued to deliver reliable end-to-end space services, including completing another successful Electron launch delivering a satellite to orbit for the United States Space Force, progressing development of the Lunar Photon spacecraft for the upcoming CAPSTONE mission to the Moon for NASA, and delivering the highest volume of star trackers and reaction wheels to customers in a single quarter from our satellite components business,” said Rocket Lab Founder and CEO, Peter Beck. “At the same time, we continue to see strong growth from constellation customers selecting Electron as their preferred launch vehicle to deploy spacecraft across multiple missions. In the third quarter, this growth in constellation customers included entering into a contract with global Internet-of-Things (IoT) connectivity provider Kinéis to deploy 25 satellites across five dedicated Electron launches. This multi-launch constellation contract follows on from the five-launch contract with geospatial intelligence constellation operator BlackSky signed earlier this year.”

Third Quarter 2021 Business Highlights:

•

Successfully launched a dedicated mission for the United States Space Force in July. The mission was Rocket Lab’s second for the Space Test Program and the company’s 21st Electron launch overall. It brought the number of satellites deployed to orbit by Rocket Lab to 105.

•

Awarded a $24.35 million contract by the U.S. Space Force’s Space Systems Command for development of the Neutron launch vehicle’s upper stage. The agreement signifies Rocket Lab’s commitment to becoming a launch provider for the National Security Space Launch (NSSL) program, which launches the United States’ most critical missions.

•	Entered into a contract with Astroscale Japan Inc to launch an orbital debris removal demonstration satellite.

•	Expanded the company’s space systems footprint with the commencement of construction on a new high volume reaction wheel production facility.

•	Entered into a contract with global Internet-of-Things (IoT) connectivity provider Kinéis to deploy 25 satellites across five dedicated Electron launches.

•	Signed launch services agreements to deploy satellites for Alba Orbital and Aurora Propulsion Technologies.

•	Passed a key design review and received NASA approval to move toward launch for ESCAPADE, a twin Photon mission to Mars led by the University of California Berkeley Space Sciences Laboratory.

•	Selected to launch NASA’s Advanced Composite Solar Sail System designed to test new deployable structures and materials technologies for solar sail propulsion systems.

Since September 30, 2021 Rocket Lab also:

•

Acquired Colorado-based space software company Advanced Solutions, Inc. which delivers mission proven space software, mission simulation and test systems, and Guidance, Navigation, and Control (GNC) solutions.

•

Entered into an agreement to acquire Planetary Systems Corporation, a Maryland-based provider of mechanical separation systems and satellite dispensers with 100% mission success heritage to date across more than 100 missions.

•

Achieved program kick-off for orbital fuel depot demonstration on Photon Platform. The LOXSAT-1 mission in partnership with Eta Space will demonstrate a cryogenic oxygen fluid management system on orbit sponsored by NASA’s Tipping Point Program.

Conference Call Information

Rocket Lab will host a conference call for investors at 1:30 p.m. PT (4:30 p.m. ET) today to discuss these business highlights and financial results, and to provide our outlook for the fourth quarter ending December 31, 2021 and other updates. The Company has also posted an investor presentation dated November 15, 2021 containing more detailed financial results as of and for the three and nine months ended September 30, 2021 to the investor section of the Company’s website at: https://investors.rocketlabusa.com/events-and-presentations/presentations The live webcast and a replay of the webcast will be available on Rocket Lab’s Investor Relations website: https://investors.rocketlabusa.com/events-and-presentations/events

About Rocket Lab

Founded in 2006, Rocket Lab is an end-to-end space company with an established track record of mission success. We deliver reliable launch services, spacecraft components, satellites and other spacecraft and on-orbit management solutions that make it faster, easier and more affordable to access space. Headquartered in Long Beach, California, Rocket Lab designs and manufactures the Electron small orbital launch vehicle and the Photon satellite platform and is developing the Neutron 8-ton payload class launch vehicle. Since its first orbital launch in January 2018, Rocket Lab’s Electron launch vehicle has become the second most frequently launched U.S. rocket annually and has delivered 105 satellites to orbit for private and public sector organizations, enabling operations in national security, scientific research, space debris mitigation, Earth observation, climate monitoring, and communications. Rocket Lab’s Photon spacecraft platform has been selected to support NASA missions to the Moon and Mars, as well as the first private commercial mission to Venus. Rocket Lab has three launch pads at two launch sites, including two launch pads at a private orbital launch site located in New Zealand, one of which is currently operational, and a second launch site in Virginia, USA which is expected to become operational by the end of 2021. To learn more, visit www.rocketlabusa.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, future financial position, projected costs, prospects, plans and objectives of management, including without limitation Q4 2021 preliminary guidance, are forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “suggest,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond Rocket Lab’s control), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements contained in this press release, including risks related to the global COVID-19 pandemic, including risks related to government restrictions and lock-downs in New Zealand and other countries in which we operate that could delay or suspend our operations; delays and disruptions in expansion efforts; our dependence on a limited number of customers; the harsh and unpredictable environment of space in which our products operate which could adversely affect our launch vehicle and spacecraft; increased congestion from the proliferation of low Earth orbit constellations which could materially increase the risk of potential collision with space debris or another spacecraft and limit or impair our launch flexibility and/or access to our own orbital slots; increased competition in our industry due to rapid technological development and decreasing costs; technological change in our industry which we may not be able to keep up with or which may render our services uncompetitive; average selling price trends; failure of our satellites to operate as intended either due to our error in design in production or through no fault of our own; launch schedule disruptions; supply chain disruptions, product delays or failures, design and engineering flaws; launch failures; natural disasters and epidemics or pandemics; changes in governmental regulations including with respect to trade and export restrictions, or in the status of our regulatory approvals or applications; or other events that force us to cancel or reschedule launches, including customer contractual rescheduling and termination rights, and the other risks detailed from time to time in Rocket Lab’s filings with the Securities and Exchange Commission (the “SEC”), including under the heading “Risk Factors” in the prospectus dated October 7, 2021 related to our Registration Statement on Form S-1 (File No. 333-259757), which was filed with the Securities and Exchange Commission pursuant to Rule 424(b) on October 7, 2021 and elsewhere (including that the impact of the COVID-19 pandemic may also exacerbate the risks discussed therein).

These forward-looking statements are based on Rocket Lab’s current plans, expectations and beliefs concerning future developments and their potential effects. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, there can be no assurance that the future developments affecting Rocket Lab will be those that we have anticipated and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. You should read this press release with the understanding that our actual results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. All forward-looking statements are qualified in their entirety by this cautionary statement. The forward-looking statements contained in this press release are made as of the date of this press release, and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Use of Non-GAAP Financial Measures

To supplement our unaudited consolidated financial statements presented on a basis consistent with GAAP, we disclose certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP gross margin, non-GAAP operating expenses and non-GAAP income (loss) from operations. These supplemental measures exclude the effects of (i) stock-based compensation expense; (ii) amortization of purchased intangible assets; (iii) other recurring and non-recurring interest and other income (expenses), net attributable to acquisitions and (iv) non-cash income tax benefits and expenses. We also supplement our unaudited historical statements and forward-looking guidance with the measure of Adjusted EBITDA, where adjustments to net loss before interest, taxes, depreciation and amortization (EBITDA) include share-based compensation, warrant expense, foreign exchange gains or losses, and other recurring and non-recurring gains or losses. These non-GAAP measures are not in accordance with and do not serve as an alternative for GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. These non-GAAP measures should only be viewed in conjunction with corresponding GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance. Non-GAAP financial measures are not in accordance with and do not serve as an alternative for the presentation of our GAAP financial results. We are providing this information to enable investors to perform more meaningful comparisons of our operating results in a manner similar to management’s analysis of our business. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. These non-GAAP measures should only be viewed in conjunction with corresponding GAAP measures. We have not provided a reconciliation of forward-looking non-GAAP measures because, without unreasonable efforts, we are unable to predict with reasonable certainty the amount and timing of adjustments that are used to calculate these non-GAAP measures, particularly related to stock-based compensation and its related tax effects.

+ Rocket Lab Investor Relations Contact

Adam Spice

investors@rocketlabusa.com

+ Rocket Lab Media Contact

Morgan Bailey

media@rocketlabusa.com

+64 27 538 9039

Exhibit 99.2 Rocket Lab USA, Inc Q3 2021 INVESTOR UPDATE November 15, 2021 rocketlabusa.com

DISCLAIMER AND FORWARD LOOKING STATEMENTS Forward Looking Statements This presentation may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. All statements, other than statements of historical facts, contained in this presentation, including statements regarding our expectations of financial results for the third and fourth quarter of 2021, strategy, future operations, future financial position, projected costs, prospects, plans and objectives of management, are forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “suggest,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond Rocket Lab’s control), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements contained in this presentation, including risks related to the global COVID-19 pandemic, including risks related to government restrictions and lock-downs in New Zealand and other countries in which we operate that could delay or suspend our operations; delays and disruptions in expansion efforts; our dependence on a limited number of customers; the harsh and unpredictable environment of space in which our products operate which could adversely affect our launch vehicle and spacecraft; increased congestion from the proliferation of low Earth orbit constellations which could materially increase the risk of potential collision with space debris or another spacecraft and limit or impair our launch flexibility and/or access to our own orbital slots; increased competition in our industry due in part to rapid technological development and decreasing costs, technological change in our industry which we may not be able to keep up with or which may render our services uncompetitive; average selling price trends; failure of our satellites to operate as intended either due to our error in design in production or through no fault of our own; launch schedule disruptions; supply chain disruptions; product delays or failures; design and engineering flaws; launch failures; natural disasters and epidemics or pandemics; changes in governmental regulations, including with respect to trade and export restrictions, or in the status of our regulatory approvals or applications, or other events that force us to cancel or reschedule launches, including customer contractual rescheduling and termination rights; and the other risks detailed under the heading “Risk Factors” contained in our prospectus dated October 7, 2021 related to our Registration Statement on Form S-1 (File No. 333-259757), which was filed with the Securities and Exchange Commission (the SEC ) pursuant to Rule 424(b) on October 7, 2021, as well as other reports and information we file with the SEC from time to time. These forward-looking statements are based on Rocket Lab’s current plans, expectations and beliefs concerning future developments and their potential effects. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, there can be no assurance that the future developments affecting Rocket Lab will be those that we have anticipated and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. You should read this presentation with the understanding that our actual results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. All forward-looking statements are qualified in their entirety by this cautionary statement. The forward-looking statements contained in this presentation are made as of the date of this presentation, and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law. Use of Non-GAAP Financial Measures To supplement our unaudited consolidated financial statements presented on a basis consistent with GAAP, we disclose certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP research and development expenses, non-GAAP selling, general and administrative expense, non-GAAP interest and other income, and non-GAAP income (loss) from operations. These supplemental measures exclude the effects of (i) stock-based compensation expense; (ii) amortization of purchased intangible assets; (iii) other non-recurring interest and other income (expenses), net attributable to acquisitions and (iv) non-cash income tax benefits and expenses. We also supplement our unaudited historical statements and forward-looking guidance with the measure of adjusted EBITDA, where adjustments to EBITDA include sharebased compensation, warrant expense related to customers and partners, foreign exchange gains or losses, and other non-recurring gains or losses. These non-GAAP measures are not in accordance with and do not serve as an alternative for GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. These non-GAAP measures should only be viewed in conjunction with corresponding GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance. Non-GAAP financial measures are not in accordance with and do not serve as an alternative for the presentation of our GAAP financial results. We are providing this information to enable investors to perform more meaningful comparisons of our operating results in a manner similar to management's analysis of our business. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. These non-GAAP measures should only be viewed in conjunction with corresponding GAAP measures. Reconciliations of non-GAAP measures for the historical periods disclosed are included in this presentation. We have not provided a reconciliation for forward-looking non-GAAP financial measures because, without unreasonable efforts, we are unable to predict with reasonable certainty the amount and timing of adjustments that are used to calculate these non-GAAP financial measures, particularly related to stock based compensation and its related tax effects.

TODAY'S PRESENTERS

Peter Beck
Founder, Chief Executive Officer, Chief Engineer

Adam Spice
Chief Financial Officer

TODAY’S PRESENTERS Peter Beck Adam Spice Founder, Chief Executive Officer, Chief Engineer Chief Financial Officer

Agenda 1 Introduction 2 Key Accomplishments 3 Financial Highlights and Outlook 4 Sell-Side Q&A 5 Upcoming Conferences and Events

Noteworthy Events

Includes contribution from ASI

Signed deal to supply components for commercial constellation

Selected to launch NASA ACS3 Solar Sail mission

Awarded multiple study and development contracts with U.S. government customers

Escapade Mars NASA Interplanetary Mission

Signed Orbital Debris Removal Demonstration Mission with Astroscale

Signed five launch deal with Kineis

Noteworthy Events Signed deal to supply Selected to launch components for commercial NASA ACS3 Solar constellation Sail mission Backlog increased from $141m to $183M in Awarded multiple study Escapade Mars and development contracts NASA quarter ending 9/30/21, and stands with U.S. government Interplanetary customers Mission at $237m as of 11/15/21 Signed Orbital Debris Signed five launch deal with Includes contribution from ASI Removal Demonstration Kineis Mission with Astroscale

Continued strong bookings from repeat customers

hemeria	UTIAS SFL	USG
MILLENNIUM SPACE SYSTEMS A Boeing Company	ASTRO DIGITAL	unseenlabs — THE BRIGHT SIGHT
albaorbital	LEO STELLA	TriSept Corporation

Continued strong bookings from repeat customers USG

Key Q3 2021 Accomplishments Awarded $24m space force contract to develop Neutron upper stage SIGNIFIES ROCKET LAB’S COMMITMENT TO BECOMING A LAUNCH PROVIDER FOR THE NATIONAL SECURITY SPACE LAUNCH (NSSL) PROGRAM, WHICH LAUNCHES THE US' MOST CRITICAL MISSIONS

Key Q3 2021 Accomplishments Passed key design review for twin photon mission to Mars RECEIVED NASA APPROVAL TO MOVE TOWARD LAUNCH FOR THE ESCAPADE MISSION. LED BY THE UNIVERSITY OF CALIFORNIA BERKELEY SPACE SCIENCES LABORATORY THE MISSION WILL STUDY MARS’ MAGNETOSPHERE WITH TWO ROCKET LAB PHOTON SPACECRAFT

Additional Accomplishments

AFTER SEPTEMBER 30, 2021

Additional Accomplishments AFTER SEPTEMBER 30, 2021

Additional Accomplishments AFTER 9/30/2021 Achieved program kick-off orbital fuel depot demonstration on Photon Platform L O X S AT -1 MISSION IN PARTNERSHIP WITH ETA SPACE WILL DEMONSTRATE A CRYOGENIC OXYGEN FLUID MANAGEMENT SYSTEM FOR NASA

Additional Accomplishments
AFTER 9/30/2021

ACQUIRED ADVANCED SOLUTIONS, INC.

LEADER IN FLIGHT SOFTWARE AND GNC

$45.5m
Purchase consideration

137 years
Cumulative flight software operations

57
Team members

Additional Accomplishments AFTER 9/30/2021 $45.5m Purchase consideration ACQUIRED ADVANCED SOLUTIONS, INC. 137 years LEADER IN FLIGHT S O F TW A RE Cumulative flight software operations AND GNC + 20 years' experience serving leading aerospace prime contractors, the U.S. Air Force, U.S. DOD organizations, NASA, and commercial spacecraft developers 57 Team members

Additional Accomplishments
AFTER 9/30/2021

Acquisition Rationale

+ Strategic GNC/FSW/AI&T /Ground Data Systems, including interplanetary capabilities for the Photon platform.

+ Consulting and licensing deals with large US & global prime contractors and US Defense and Civil agencies.

+ Colorado location, - nation's second-largest aerospace economy and home to cutting-edge space programs, military commands, research laboratories and universities.

+ Solid software team with industry leading products – extremely important to de-risk future missions and establishes a Space Systems software center of excellence in a scalable location in Colorado.

MATURE
137+
Cumulative years in space
VERSATILE
Designed with ALL spacecraft, operating systems and processors in mind
FLIGHT PROVEN
45+
Successful missions
SATELLITES
LANDERS+RPOD
OTV'S
LEO
MEO
GEO
INTERPLANETARY

Additional Accomplishments AFTER 9/30/2021 MATURE VERSATILE FLIGHT PROVEN Designed with ALL spacecraft, operating 137+ 45+ systems Cumulative Successful and processors years in space missions in mind Acquisition Rationale STRENGTHENS ROCKET LAB’S POSITION AS AN END - TO -END SPACE COMPANY DELIVERING A COMPLETE MISSION S O L UT IO N S SATELLITES LANDERS+RPOD OTV’S + Consulting and licensing deals with + Strategic GNC/FSW/AI&T large US & global prime contractors /Ground Data Systems, including and US Defense and Civil agencies. interplanetary capabilities for the Photon platform. + Colorado location, - nation’s + Solid software team with industry second-largest aerospace economy leading products – extremely and home to cutting-edge space important to de-risk future missions programs, military commands, and establishes a Space Systems research laboratories and software center of excellence in a universities. scalable location in Colorado.

Additional Accomplishments
AFTER 9/30/2021

AGREED TO ACQUIRE PLANETARY SYSTEM CORPORATION

INDUSTRY LEADER IN SPACECRAFT SEPARATION SYSTEMS, VIEWED AS THE STANDARD FOR US GOVERNMENT SMALLSAT MISSIONS, DELIVERING LIGHTBANDS, CANISTERIZED SATELLITE DISPENSERS, AND SUB-ASSEMBLIES.

Purchase consideration + performance based earn-out

100%

Mission success to date

24

Team members

*Expected to close in Q4

Additional Accomplishments AFTER 9/30/2021 $42.0M in Cash +1.72m shares AGREED TO ACQUIRE +Up to 956k shares Purchase consideration + performance based earn-out PLANETARY SYSTEM CORPORATION 100% Mission success to date INDUSTRY LEADER IN SPACECRAFT SEPARATION SYSTEMS, VIEWED AS THE 24 STANDARD FOR US GOVERNMENT SMALLSAT MISSIONS, DELIVERING Team members LIGHTBANDS, CANISTERIZED SATELLITE *Expected to close in Q4 DISPENSERS, AND SUB - A S S EMBL IE S .

Additional Accomplishments
AFTER 9/30/2021

Acquisition Rationale

+ Highly valued and strategic industry partner for global customer base and particularly US Government Customers
+ Provides meaningful cross selling opportunities across component portfolio and active and future launch service agreements
+ With strategic infrastructure investments enables post acquisition cost and lead time advancements that will benefit our growing customer base

Astro Live Experiences
REMOVE BEFORE FLIGHT

Additional Accomplishments AFTER 9/30/2021 Acquisition Rationale BOLSTERS ROCKET LAB’S END - TO -END SPACE SOLUTIONS ACROSS LAUNCH, SPACECRAFT, SPACE HARDWARE AND MANUFACTURING + Highly valued and strategic + With strategic infrastructure industry partner for global investments enables post customer base and particularly acquisition cost and lead time US Government Customers advancements that will benefit our growing customer base + Provides meaningful cross selling opportunities across component portfolio and active and future launch service agreements

Upcoming Business Activities

BLACKSKY
LOVE AT FIRST INSIGHT
SPACEFLIGHT • BLACKSKY

Upcoming Business Activities Two missions for blacksky global scheduled in Q4 2021 THE MISSIONS ARE PART OF A FIVE - L A UN CH AGREEMENT SIGNED EARLIER THIS YEAR BETWEEN ROCKET LAB AND SPACEFLIGHT INC TO DEPLOY GEN - 2 SATELLITES FOR BLACKSKY’S CONSTELLATION.

Upcoming Business Activities Introducing helicopter operations to electron recovery CONTROLLED OCEAN SPLASHDOWN AND RECOVERY OF ELECTRON'S FIRST STAGE SCHEDULED FOR FIRST Bl A CK S K Y GLOBAL MISSION. FIRST TIME HELICOPTER OPERATIONS ARE BEING INTEGRATED AHEAD OF FUTURE AERIAL CAPTURE ATTEMPTS FOR R EUS A BIL IT Y.

REVIEW OF REVENUE RESULTS

$34.8M Revenue YTD (9/30/21)

representing

79% Year-on-Year revenue Growth

Space Systems grew 14% Q-o-Q

and

Launch revenue declined 88% Q-o-Q Impacted by Covid Restrictions and Legacy Revenue Recognition Policy

Revenue
Year-on-Year
$35
$30
$25
$20
$15
$10
$5
$0
$1.2
$18.2
$9.6
$25.2
9 Mo YTD '20
9 Mo YTD '21
Launch ($M)
Space Systems ($M)

Revenue
Quarter-over-Quarter
$14
$12
$10
$8
$6
$4
$2
$0
$3.7
$7.6
$4.2
$1.1
Q2' 21
Q3' 21
Launch ($M)
Space Systems ($M)

- Space Systems contributed 79% of the total revenue for Q3 and grew by 698% Y-o-Y for the 9 month period ending 9/30/21
- Q3 revenue of $5.3M slightly above guidance of $4-$5M driven by strength in Space Systems
- Experienced strong revenue growth in Launch Services, 38% Y-o-Y for the 9 month period ending 9/30/21, on an equivalent number of launches

REVIEW OF REVENUE RESULTS Space Systems grew 14% Q-o-Q $34.8M Revenue Space Systems contributed 79% of YTD (9/30/21) and the total revenue for representing Launch revenue declined 88% Q-o-Q Impacted Q3 and grew by 698% Y-o-Y for the by Covid Restrictions and Legacy Revenue 79% Year-on-Year Recognition Policy 9 month period revenue Growth ending 9/30/21 Revenue Revenue Q3 revenue of $5.3M slightly Quarter-over-Quarter Year-on-Year above guidance of $4-$5M driven by strength in $35 $14 $30 $9.6 $12 Space Systems $25 $10 $3.7 $1.2 $20 $8 $15 $6 Experienced strong revenue $25.2 $10 $4 $18.2 $7.6 $4.2 growth in Launch Services, 38% Y- $5 $2 o-Y for the 9 month period ending $1.1 $0 $0 9 Mo YTD '20 9 Mo YTD '21 Q2' 21 Q3' 21 9/30/21, on an equivalent number of launches Launch ($M) Space Systems ($M) Launch ($M) Space Systems ($M)

REVIEW OF Financial RESULTS

R&D vs. SG&A
Trending Including SBC
$40
$35
$30
$25
$20
$15
$10
$5
$0
$6.1
$4.9
$7.1
$8.5
$25.7
$14.2
Q3' 20
Q2' 21
Q3' 21
R&D ($M)
SG&A ($M)

Stock Based Compensation
$24
$21
$18
$15
$12
$9
$6
$3
$0
$0.4
$0.4
$0.4
$0.6
$17.6
$6.0
Q3' 20
Q2' 21
Q3' 21
R&D ($M)
SG&A ($M)

- Q3 2021 OPEX impacted by non-recurring deSPAC related stock-based compensation charges
- Step-up in SG&A driven by deSPAC related deal expenses and public company costs
- Net of stock based compensation charges, growth rate in R&D investment has outpaced SG&A, by approximately 2x Y-o-Y demonstrating aggressive investments into TAM expanding capabilities

REVIEW OF Financial RESULTS R&D vs. SG&A Stock Based Compensation Q3 2021 OPEX impacted by non- Trending Including SBC recurring deSPAC related stock-based compensation charges $40 $24 $35 $21 Step-up in SG&A driven by deSPAC $30 $18 related deal expenses and public $25.7 $25 $15 $17.6 company costs Chart $20 $12 $15 $9 Net of stock based compensation $7.1 $10 $6 charges, growth rate in R&D investment $6.1 $14.2 $0.4 $0.4 $5 has outpaced SG&A, by approximately $3 $6.0 $8.5 $4.9 2x Y-o-Y demonstrating aggressive $0.4 $0 $0 $0.6 Q3' 20 Q2' 21 Q3' 21 Q3' 20 Q2' 21 Q3' 21 investments into TAM expanding capabilities R&D ($M) SG&A ($M) R&D ($M) SG&A ($M)

REVIEW OF Financial RESULTS

Adjusted EBITDA
Year-on-Year
$35
$15
-$5
-$25
-$45
-$65
-$85
-$105
-$125
-$145
-$36.1
-$28.4
-$120.5
-$35.6
-$12.6
-$9.4
-$88.0
-$17.5
9 Mo YTD '20
9 Mo YTD '21
Q3' 20
Q3' 21
Net Income (Loss) ($M)
Adj EBITDA ($M)

- Warrant expense on the mark to market valuation was $34.5M.
- Q3 2021 $31.5M from deSPAC related stock-based compensation charges + one-time management redemption
- Acquisition costs related to ASI and PSC were $0.7M in the quarter and $3.0M of interest expense from first full quarter impact of the term loan with Hercules

REVIEW OF Financial RESULTS Net Loss of $120.5M and $17.5M Adjusted EBITDA $35.6M Adjusted EBITDA Loss at low end of guidance Warrant expense on the Loss YTD (9/30/21) up 25% year- range of $17M to $20M mark to market valuation over-year driven by the effects of COVID restricting Launch Cadence was $34.5M. Q3 2021 $31.5M from deSPAC related stock-based compensation charges + Adjusted EBITDA one-time management redemption Year-on-Year $35 $15 -$5 -$9.4 -$25 -$17.5 -$12.6 -$28.4 Acquisition costs related to ASI and -$45 -$36.1 -$35.6 -$65 PSC were $0.7M in the quarter and -$85 -$88.0 $3.0M of interest expense from first -$105 -$125 full quarter impact of the term loan -$120.5 -$145 with Hercules 9 Mo YTD '20 9 Mo YTD '21 Q3' 20 Q3' 21 Net Income (Loss) ($M) Adj EBITDA ($M)

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS Three Months Ended Nine Months Ended September 30, 2021 September 30, 2020 September 30, 2021 September 30, 2020 REVENUES 5,286,797 10,670,136 34,759,108 19,423,148 Cost of goods sold 7,232,616 11,160,332 31,234,371 17,424,924 Production costs 22,330,913 14,456,714 7,811,607 30,509,522 Launch costs 7,882,964 5,587,123 3,053,688 12,237,662 Recoveries (20,452,603) (9,538,117) (9,471,067) (30,644,872) COST OF GOODS SOLD 17,738,336 12,554,560 43,336,682 27,186,198 GROSS PROFIT (12,451,540) (1,884,424) (8,577,574) (7,763,050) GROSS MARGIN -236% -18% -25% -40% OPERATING EXPENSES: Research and development 14,189,385 4,903,069 29,796,731 11,008,517 Selling, general and administrative 25,655,285 6,057,446 39,347,053 17,377,674 Total operating expenses 39,844,670 10,960,515 69,143,784 28,386,191 OPERATING LOSS (52,296,210) (12,844,939) (77,721,358) (36,149,240) OTHER INCOME (EXPENSE): - Interest income, net (2,975,639) (29,480) (3,377,381) 213,399 Gain (loss) on foreign exchange 15,645 (128,764) (389,275) (564,120) Other income (expense), net (34,396,497) (601,800) (40,007,842) 190,987 Total Other income (expense), net (37,356,491) (760,044) (43,774,498) (159,734) LOSS BEFORE INCOME TAXES (89,652,700) (13,604,983) (121,495,856) (36,308,975) PROVISION FOR INCOME TAXES 1,683,559 999,609 979,353 251,058 NET LOSS (87,969,141) (12,605,374) (120,516,503) (36,057,916) OTHER COMPREHENSIVE LOSS Foreign currency translation adjustments (1,008,098) (262,776) 65,907 (630,420) COMPREHENSIVE LOSS (88,977,239) (12,868,150) (120,450,596) (36,688,337)

ADJUSTED EBITDA Three Months Ended Nine Months Ended September 30, 2021 September 30, 2020 September 30, 2021 September 30, 2020 NET LOSS (87,969,141) (12,605,374) (120,516,503) (36,057,916) Depreciation 1,945,088 1,767,225 5,499,868 4,591,771 Amortization 617,607 969,097 1,909,997 1,634,387 Stock Based Compensation* 31,516,699 1,194,018 33,895,801 3,104,235 Acquisition costs 659,108 - 659,108 833,505 Loss on extinguishment of debt - - 794,992 - Interest income (expense) 2,976,628 29,480 3,378,370 (213,399) Other Income/Expense Warrants 34,460,445 712,939 39,344,869 454,552 Income tax provisions (benefit) (1,683,559) (968,471) (979,353) (219,870) Foreign currency exchange (15,645) (464,169) 389,275 (2,515,964) ADJUSTED EBITDA (17,492,771) (9,365,254) (35,623,576) (28,388,700) *This includes $9.6M of compensation expense associated with the redemption

GAAP to Non-GAAP Reconciliations Three Months Ended Nine Months Ended GAAP to Non-GAAP Reconciliations September 30, 2021 September 30, 2020 September 30, 2021 September 30, 2020 GAAP Gross Margin (12,451,540) (1,884,424) (8,577,574) (7,763,050) Stock-based compensation 7,937,018 359,890 8,540,567 1,075,030 Amortization of purchased intangible assets 55,721 75,535 168,185 88,198 Non-GAAP Gross Profit (4,458,800) (1,448,999) 131,178 (6,599,822) Non-GAAP Gross Margin -84% -14% 0% -34% GAAP R&D Expenses 14,189,385 4,903,069 29,796,731 11,008,517 Stock-based compensation (5,968,257) (353,679) (6,934,241) (774,762) Amortization of purchased intangible assets (366,169) (496,402) (1,105,217) (579,590) Non-GAAP R&D expenses 7,854,960 4,052,989 21,757,273 9,654,166 GAAP SG&A Expenses 25,655,285 6,057,446 39,347,053 17,377,674 Stock-based compensation (17,611,424) (477,449) (18,420,992) (1,264,444) Amortization of purchased intangible assets (24,249) (64,177) (72,103) (69,415) Acquisition costs (659,108) - (659,108) (833,505) Non-GAAP SG&A expenses 7,360,504 5,515,820 20,194,850 15,210,309 GAAP Operating Expenses 39,844,670 10,960,515 69,143,784 28,386,191 Stock-based compensation (23,579,681) (831,128) (25,355,233) (2,039,206) Amortization of purchased intangible assets (390,418) (560,579) (1,177,320) (649,005) Acquisition costs (659,108) - (659,108) (833,505) Non-GAAP Operating expenses 15,215,464 9,568,808 41,952,123 24,864,475 GAAP Income (Loss) From Operations (52,296,210) (12,844,939) (77,721,358) (36,149,240) Stock-based compensation 31,516,699 1,191,018 33,895,801 3,114,235 Amortizaton of purchased intangible assets 446,139 636,114 1,345,505 737,204 Acquisition costs 659,108 - 659,108 833,505 Total non-GAAP adjustments 32,621,945 1,827,132 35,900,413 4,684,944 Non-GAAP income (loss) from operations (19,674,264) (11,017,807) (41,820,945) (31,464,296) GAAP and non-GAAP interest and other income (expense), net (37,356,491) (760,044) (43,774,498) (159,734) Non-recurring interest and other income (expense), net 34,444,800 248,771 40,529,137 (2,061,413) Non-GAAP interest and other income (exepense), net (2,911,691) (511,273) (3,245,361) (2,221,147)

Statement of Cash Flows

CASH FLOWS FROM OPERATING ACTIVITIES:	Three Months Ended		Nine Months Ended	
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net loss	(87,969)	(12,606)	(120,516)	(36,058)
Adjustments to reconcile net loss to net cash used in operating activities:	-	-		
Depreciation and amortization	2,563	2,737	7,410	6,400
Stock compensation expense	21,794	1,191	24,173	3,114
Loss on disposal of assets	8	(2,877)	63	574
Loss on debt extinguishment	-	-	496	-
Amortization of debt issuance costs and discount	697	-	846	-
Noncash lease expense	482	(317)	1,479	1,215
Noncash expense associated with liability-classified warrants	33,947	562	39,424	425
Deferred taxes	(3,095)	(642)	(3,707)	(1,102)
Changes in operating assets and liabilities:		-		
Accounts receivable	8,979	3,135	(10,601)	(2,659)
Contract assets	769	(1,368)	1,969	3,339
Inventories	(6,878)	(3,300)	(12,226)	(14,380)
Prepaids and other current assets	(4,668)	231	(1,871)	(644)
Trade payables	(1,114)	2,211	(4,497)	2,809
Accrued expenses	(80)	(1,246)	2,769	(1,095)
Employee benefits payables	478	(189)	1,234	1,217
Contract liabilities	20,025	5,871	25,031	17,772
Other current liabilities	838	(2,761)	(92)	(1,058)
Non-current lease liabilities	(66)	(454)	(1,258)	(1,175)
Other non-current liabilities	(4)	466	(3)	(110)
Net cash used in operating activities	**(13,294)**	**(9,317)**	**(49,877)**	**(21,416)**
		-		
CASH FLOWS FROM INVESTING ACTIVITIES:		-		
Purchases of property, equipment and software	(5,748)	(2,162)	(11,447)	(17,780)
Cash paid for acquisition, net of acquired cash	-	-	-	(12,208)
Net cash used in investing activities	**(5,748)**	**(2,158)**	**(11,447)**	**(29,985)**

CASH FLOWS FROM FINANCING ACTIVITIES:	Three Months Ended		Nine Months Ended	
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Payment of deferred transaction costs associated with planned reverse recapitalization transaction	2,298	-	-	-
Proceeds from the exercise of stock options	2,018	346	2,790	369
Proceeds from long-term revolving line of credit	-	-	15,000	
Proceeds from long-term secured term loan	-	-	98,895	-
Repayments on long-term revolving line of credit	-	-	(15,000)	-
Net Proceeds from issuance of Series E-1 Preferred Stock	-	-	-	20,500
Proceeds from Business Combination and PIPE Investment, net of transaction costs	730,452	-	730,452	-
Repurchase of shares and options from management, net of amount recognized as compensation cost	(30,358)	-	(30,358)	-
Net cash provided by financing activities	**704,410**	**346**	**801,779**	**20,869**
Effect of exchange rate changes on cash and cash equivalents	(619)	(570)	(599)	(683)
Net increase (decrease) in cash and cash equivalents and restricted cash	684,749	(11,699)	739,856	(31,215)
Cash and cash equivalents, and restricted cash, beginning of period	109,041	78,179	53,933	97,694
Cash and cash equivalents, and restricted cash, end of period	793,790	66,481	793,789	66,479

Statement of Cash Flows Three Months Ended Nine Months Ended Three Months Ended Nine Months Ended September September 30, September September CASH FLOWS FROM OPERATING ACTIVITIES: September September September September 30, 2021 2020 30, 2021 30, 2020 CASH FLOWS FROM FINANCING ACTIVITIES: 30, 2020 30, 2021 30, 2020 30, 2021 Net loss (12,606) (87,969) (120,516) (36,058) Payment of deferred transaction costs associated Adjustments to reconcile net loss to net cash used in 2,298 - - with planned - - operating activities: reverse recapitalization transaction - Depreciation and amortization 2,737 2,563 7,410 6,400 Proceeds from the exercise of stock options 2,018 Stock compensation expense 1,191 2,790 369 21,794 24,173 3,114 346 Loss on disposal of assets (2,877) Proceeds from long-term revolving 8 63 574 - line of credit 15,000 - Loss on debt extinguishment - - - 496 Proceeds from long-term secured term loan - - Amortization of debt issuance costs and discount - - 98,895 697 846 - Noncash lease expense (317) 482 1,479 1,215 Repayments on long-term revolving - - Noncash expense associated with liability- line of credit (15,000) 562 classified warrants 33,947 39,424 425 - Deferred taxes (642) Net Proceeds from issuance of Series (3,095) (3,707) (1,102) - - 20,500 E-1 Preferred Stock - Changes in operating assets and liabilities: - Accounts receivable 3,135 Proceeds from Business Combination and PIPE 8,979 (10,601) (2,659) 730,452 - 730,452 Investment, net of transaction costs Contract assets (1,368) - 769 1,969 3,339 Inventories (3,300) Repurchase of shares and options from management, (6,878) (12,226) (14,380) (30,358) - net of amount recognized (30,358) as compensation cost Prepaids and other current assets 231 (4,668) (1,871) (644) - Trade payables 2,211 (1,114) (4,497) 2,809 704,410 Net cash provided by financing activities 346 801,779 20,869 Accrued expenses (1,246) (80) 2,769 (1,095) Effect of exchange rate changes on cash and cash (619) (570) (599) (683) Employee benefits payables (189) equivalents 478 1,234 1,217 Contract liabilities 5,871 20,025 25,031 17,772 Net increase (decrease) in cash and cash equivalents (2,761) Other current liabilities 838 (92) (1,058) and 684,749 (11,699) 739,856 (31,215) (454) Non-current lease liabilities (66) (1,258) (1,175) restricted cash 466 Other non-current liabilities (4) (3) (110) Net cash used in operating activities (13,294) (9,317) (49,877) (21,416) Cash and cash equivalents, and restricted cash, 109,041 78,179 53,933 97,694 beginning of period - CASH FLOWS FROM INVESTING ACTIVITIES: - Cash and cash equivalents, and restricted cash, end Purchases of property, equipment and software 793,790 66,481 793,789 66,479 (5,748) (2,162) (11,447) (17,780) of period - Cash paid for acquisition, net of acquired cash - (12,208) - Net cash used in investing activities (5,748) (11,447) (29,985) (2,158)

FINANCIAL OUTLOOK Q4 2021 Revenue Outlook Q4 GAAP and Non-GAAP Q4 Operating Expense both GAAP Gross Margins and Non-GAAP, Interest Expense and Adjusted EBITDA • Expect GAAP operating expenses* to range • Expect GAAP gross margins of 13%* • Expect Q4 revenue to range between $23 between $24 million and $26 million million and $25 million. This does not include any contribution from Planetary Space • GAAP gross margins are expected to increase by • Expect Non-GAAP operating expenses to range 249% over Q3, positively impacted by favorable Corporation as the deal has not closed. We between $19 million and $21 million expect the transaction to close during Q4 mix of higher margin space system revenues, increased absorption of manufacturing • Expect interest expense: $2.8 million overhead and step-down in stock based • Despite strong demand on our manifest, we are currently only planning for two launches in Q4 compensation after the Q3 catch up related to • Q4 Adjusted EBITDA** loss to range between the deSPAC transaction and related expense for and anticipate Launch Service revenue of $9 million and $11 million, which reflects approximately $14 million restricted stock units rd adjustments for stock-based compensation, 3 party fees associated with M&A activity, • Expect Non-GAAP gross margins of 27% • With the addition of ASI and anticipated strong depreciation and amortization, FX gains and growth across Rocket Labs core Space Systems losses, interest expense, taxes and other products and services, we anticipate Space recurring and non-recurring items Systems revenue to range between $9 million and $11 million * Excludes impacts from the purchase price accounting of Advanced Solutions Inc (ASI) and the employee stock purchase plan that will be rolled out later this month. **Excludes impacts of warrant expense

UPCOMING CONFERENCES

UBS Aerospace / Space Investor Conference in Miami, Florida

November, 19, 2021

Truist Securities Industrials Virtual Conference & Morgan Stanley Space Summit in New York City

December, 7, 2021

Cannacord New Space Investor Conference

December, 9, 2021

UPCOMING CONFERENCES UBS Aerospace / Space Investor Truist Securities Industrials Cannacord New Space Investor Conference in Miami, Florida Virtual Conference & Morgan Conference Stanley Space Summit in New November, 19, 2021 York City December, 9, 2021 December, 7, 2021

Exhibit 99.3

Rocket Lab to Acquire Space Hardware Company Planetary Systems Corporation

The Acquisition Bolsters Rocket Lab’s Space Systems Business and End-to-End Space Solutions Offering across Launch, Spacecraft, and Space Hardware and Manufacture

Long Beach, California. 15 November, 2021 – Rocket Lab USA, Inc. (Nasdaq: RKLB) (“Rocket Lab” or “the Company”), a global leader in launch services and space systems, today announced it has signed a definitive agreement to acquire Planetary Systems Corporation (PSC), a Maryland-based spacecraft separation systems company, for $42 million in cash and 1,720,841 shares of the Company’s common stock, plus the potential for an additional 956,023 shares of common stock for a performance earnout based on PSC’s CY 2022 and 2023 financial results. The acquisition is expected to close in the fourth quarter of 2021.

PSC is a leading provider of mechanical separation systems and satellite dispensers with 100% mission success heritage to date across more than 100 missions. The acquisition will enable Rocket Lab to leverage PSC’s strong brand and quality product offering of lightweight, cost-effective, and flight proven hardware across its vertically integrated Space Systems division of Photon satellite buses and spacecraft components solutions. The deal also enables PSC to make use of Rocket Lab’s resources and manufacturing capability to grow their already-strong commercial hardware trade. PSC is the latest addition to the Space Systems portfolio after recent acquisitions of Advanced Solutions, Inc (ASI) in October 2021 and Sinclair Interplanetary in April 2020, and further strengthens Rocket Lab’s end-to-end space offering across the full launch and satellite spectrum.

For more than 20 years, PSC’s separation systems used to separate satellites from rockets have enabled customers to lower their mission costs and streamline payload integration time from days to just minutes. Its Canisterized Satellite Dispenser (CSD) is a reliable and cost-effective housing for small satellites that protects a spacecraft during launch before deploying them in space. Fully encapsulated, the CSD minimizes damage risk and eliminates the necessity for heavy or complicated interface structures between satellites and the launch vehicle. Together, PSC’s products have been integrated across the gamut of today’s operational launch vehicles from American launch providers including Rocket Lab, SpaceX, United Launch Alliance, Northrop Grumman, and more; NASA Space Shuttle and International Space Station missions; and international launch vehicles operated by Arianespace, the Indian Space Research Organisation (ISRO), the Japan Aerospace Exploration Agency (JAXA), and others.

PSC’s Lightbands and CSDs expands Rocket Lab’s space hardware offering that includes its Maxwell satellite dispenser, the in-house developed carbon-fibre dispenser that is the industry’s lightest CubeSat dispenser in its class. By combining Rocket Lab and PSC’s expertise, Rocket Lab will continue to offer Maxwells as part of its end-to-end mission package across ground, satellite design and build, flight software and GNC, and launch, as well as expand the company’s in-house merchant space hardware repertoire. PSC will also continue to serve their existing customers and engage their local and national vendors while utilizing Rocket Lab’s expertise, resources, and technology to grow and develop their products and services.

PSC’s team of 25 people will continue to be led by the company’s President and CEO Mike Whalen in Maryland, with founder Walter Holemans also remaining in his role of Chief Engineer.

“Having integrated several of PSC’s industry-leading products across our own Electron launches, we’ve seen up close the incredible attention to detail and impeccable craftsmanship that sets them apart as industry leaders in launch vehicle and spacecraft separation systems,” said Peter Beck, Rocket Lab Founder and Chief Executive Officer. “Like Rocket Lab, PSC has a dedication to producing the best products and services that lower costs without compromising on quality and reliability. By combining our engineering expertise and capabilities, Rocket Lab and PSC will continue to pioneer the industry with trusted, mission-critical hardware and services that are cost-effective and streamline access to space.”

“PSC started 23 years ago as a one-person company in the living room of a row house in Washington, DC,” said Walter Holemans, PSC founder and Chief Engineer. “Thanks to a super talented team and a lot of hard work, we accomplished our mission of delivering high value technologies to our customers. Now, we are delighted to be joining the team at Rocket Lab to deliver the next evolution in space systems.”

ENDS

+ Rocket Lab Media Contact

Murielle Baker

media@rocketlabusa.com

About Rocket Lab

Founded in 2006, Rocket Lab is an end-to-end space company with an established track record of mission success. We deliver reliable launch services, spacecraft components, satellites and other spacecraft and on-orbit management solutions that make it faster, easier and more affordable to access space. Headquartered in Long Beach, California, Rocket Lab designs and manufactures the Electron small orbital launch vehicle and the Photon satellite platform and is developing the Neutron 8-ton payload class launch vehicle. Since its first orbital launch in January 2018, Rocket Lab’s Electron launch vehicle has become the second most frequently launched U.S. rocket annually and has delivered 105 satellites to orbit for private and public sector organizations, enabling operations in national security, scientific research, space debris mitigation, Earth observation, climate monitoring, and communications. Rocket Lab’s Photon spacecraft platform has been selected to support NASA missions to the Moon and Mars, as well as the first private commercial mission to Venus. Rocket Lab has three launch pads at two launch sites, including two launch pads at a private orbital launch site located in New Zealand, one of which is currently operational, and a second launch site in Virginia, USA which is expected to become operational by the end of 2021. To learn more, visit www.rocketlabusa.com.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These forward-looking statements, including without limitation expectations regarding the timing, completion, and benefit of the PSC acquisition, are based on Rocket Lab’s current expectations and beliefs concerning future developments and their potential effects. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond Rocket Lab’s control), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including risks related to the global COVID-19 pandemic, including risks related to government restrictions and lock-downs in New Zealand and other countries in which we operate that could delay or suspend our operations; delays and disruptions in expansion efforts; our dependence on a limited number of customers; the harsh and unpredictable environment of space in which our products operate which could adversely affect our launch vehicle and spacecraft; increased congestion from the proliferation of low Earth orbit constellations which could materially increase the risk of potential collision with space debris or another spacecraft and limit or impair our launch flexibility and/or access to our own orbital slots; increased competition in our industry due in part to rapid technological development and decreasing costs; technological change in our industry which we may not be able to keep up with or which may render our services uncompetitive; average selling price trends; failure of our satellites to operate as intended either due to our error in design in production or through no fault of our own; launch schedule disruptions; supply chain disruptions, product delays or failures; design and engineering flaws; launch failures; natural disasters and epidemics or pandemics; changes in governmental regulations including with respect to trade and export restrictions, or in the status of our regulatory approvals or applications; or other events that force us to cancel or reschedule launches, including customer contractual rescheduling and termination rights; risks that acquisitions may not be completed on the anticipated timeframe or at all or do not achieve the anticipated benefits and results; and the other risks detailed from time to time in Rocket Lab’s filings with the Securities and Exchange Commission under the heading “Risk Factors” and elsewhere (including that the impact of the COVID-19 pandemic may also exacerbate the risks discussed therein). There can be no assurance that the future developments affecting Rocket Lab will be those that we have anticipated. Except as required by law, Rocket Lab is not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.